Exhibit 10.1

CREDIT AGREEMENT

Dated as of June 30, 2021

among

Tivity Health, Inc.,
as Borrower,

The Guarantors Party Hereto,

The Lenders Party Hereto,

Morgan Stanley Senior Funding, Inc.,
as General Administrative Agent, Term Loan Facility Administrative Agent and Collateral Agent

and

Truist Bank,
as Revolving Facility Administrative Agent and Swingline lender

_____________________

Morgan Stanley Senior Funding, Inc.
Credit Suisse Loan Funding LLC, and
Truist Securities Inc.,
as Joint Lead Arrangers

Morgan Stanley Senior Funding, Inc.
Credit Suisse Loan Funding LLC, and
Truist Securities Inc.,
as Joint Bookrunners for the Term Loan Facility

Truist Securities Inc.,

Fifth Third Bank, National Association and
Citizens Bank, N.A.,
as Joint Bookrunners for the Revolving Facility

Fifth Third Bank, National Association and
Citizens Bank, N.A.,
as Co-Syndication Agents

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		Page
11.20	Acknowledgment and Consent to Bail-In of Affected Financial Institutions	130
11.21	Acknowledgment Regarding Any Supported QFCs	131
11.22	No Advisory or Fiduciary Responsibility	132

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SCHEDULES:

I	Commitments
II	Specified LC Sublimits
III	Guarantors
IV	Unrestricted Subsidiaries
1.1(a)	Existing Letters of Credit
1.1(b)	Existing Swap Agreements
4.2	Subsidiaries
4.4	Consents, Authorizations, Filings and Notices
6.16	Post-Closing Actions
7.1(c)	Existing Liens
7.2(b)	Existing Debt
7.6	Investments

EXHIBITS:

A	[Reserved]
B	Form of Compliance Certificate
C	Form of Solvency Certificate
D	[Reserved]
E	Form of Assignment and Assumption
F	[Reserved]
G	[Reserved]
H	Form of Borrowing Request
I	[Reserved]
J	Form of Exemption Certificate
K	[Reserved]
L	Form of Joinder Agreement
M	Form of Intercompany Note
N-1	Form of Revolving Loan Note
N-2	Form of Term Loan Note
N-3	Form of Swingline Note
O	Form of LC Request
P	Form of Interest Election Request
Q	Form of First Lien Intercreditor Agreement

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This CREDIT AGREEMENT, dated as of June 30, 2021 (as may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), among Tivity Health, Inc., a Delaware corporation (the “Borrower”), the Guarantors (as defined in Section 1.1) party hereto, the several banks and other financial institutions or entities from time to time lenders under this Agreement (the “Lenders”), the Issuing Lenders from time to time party hereto, Morgan Stanley Senior Funding, Inc., as General Administrative Agent, Term Loan Facility Administrative Agent and Collateral Agent, and Truist Bank, as Revolving Facility Administrative Agent and as the Swingline Lender.

WITNESSETH:

WHEREAS, the Borrower, the guarantors party thereto, the lenders party thereto from time to time, Credit Suisse AG, Cayman Islands Branch, as general administrative agent, term facility agent and collateral agent, and Truist Bank (f/k/a SunTrust Bank), as revolving facility agent and swing line lender, are party to that certain credit and guaranty agreement, dated as of March 8, 2019 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”);

WHEREAS, the Borrower intends to repay in full and terminate all commitments to make extensions of credit under the Existing Credit Agreement;

WHEREAS, in connection with the consummation of the Transactions (as defined below), the Borrower has requested the Lenders to extend credit in the form of Term Loans in an aggregate principal amount of $400,000,000 and Revolving Commitments in an aggregate principal amount of $100,000,000;

WHEREAS, in connection with the consummation of the Transactions, the Borrower has requested the Issuing Lenders to extend credit in the form of letters of credit for the account of Borrower on the terms and subject to the conditions set forth herein; and

WHEREAS, the proceeds of the Loans and the Letters of Credit are to be used in accordance with Section 4.19;

NOW, THEREFORE, the Lenders are willing to extend such credit to Borrower and the Issuing Lenders are willing to issue letters of credit for the account of Borrower on the terms and subject to the conditions set forth herein.  Accordingly, the parties hereto agree as follows:

SECTION 1

DEFINITIONS

1.1Defined Terms

.  As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR” shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Eurodollar Rate applicable on such day (or, if such date is not a Business Day, the immediately preceding Business Day) if a Eurodollar Loan with an Interest Period of one month were being made on such day plus 1%.  For purposes hereof:  “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Person serving as Administrative Agent as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Person serving as Administrative Agent in connection with extensions of credit to debtors).  Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively; provided that, if the ABR would be less than 1.00% per annum, such rate shall be deemed to be 1.00% per annum for the purposes of this Agreement.

“ABR Loans” shall mean Loans the rate of interest applicable to which is based upon the ABR.  ABR Loans shall be denominated in Dollars.

“Adjustment Date” shall have the meaning given to such term in the definition of “Pricing Grid.”

“Administrative Agents” shall mean the Term Loan Facility Administrative Agent, the General Administrative Agent and the Revolving Facility Administrative Agent.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the General Administrative Agent, the Term Loan Facility Administrative Agent or the Revolving Facility Administrative Agent, as applicable.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents” shall mean, collectively, the Arrangers, the Co-Syndication Agents, the Collateral Agent, the General Administrative Agent, the Term Loan Facility Administrative Agent and the Revolving Facility Administrative Agent.

“Aggregate Exposure” shall mean, with respect to any Lender at any time, an amount equal to the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans and (ii) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage” shall mean, with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement” shall have the meaning given to such term in the preamble hereto.

“Anti-Terrorism Laws” shall have the meaning given to such term in Section 7.14(a).

“Applicable Facility Agent” means (a) with respect to the Term B Loan Facility or the Term B Loan Lenders, the Term Loan Facility Administrative Agent and (b) with respect to the Revolving Facility or the Revolving Lenders, the Revolving Facility Administrative Agent. If appropriate in the context, “Applicable Facility Agent” shall mean both the Term Loan Facility Administrative Agent and the Revolving Facility Administrative Agent as their respective interests appear.

“Applicable Margin” shall mean, for each Type of Loan, the rate per annum set forth under the relevant column heading below:

	ABR Loans	Eurodollar Loans
Revolving Loans and Swingline Loans	3.25%	4.25%
Term B Loans	3.25%	4.25%

; provided that on and after the first Adjustment Date occurring after the completion of the Fiscal Quarter of the Borrower ending September 30, 2021, the Applicable Margin in respect of Revolving Loans and Swingline Loans will be determined pursuant to the Pricing Grid.

“Application” shall mean an application, in such form as the relevant Issuing Lender may specify from time to time, requesting such Issuing Lender to open a Letter of Credit.

“Approved Fund” shall have the meaning given to such term in Section 11.6(b).

“Arrangers” means the Joint Lead Arrangers and the Joint Bookrunners.

“Asset Sale” shall mean any Disposition of property (including sales and issuances of Capital Stock of any Restricted Subsidiary (other than sales and issuances that do not decrease the percentage ownership of the Borrower and its Restricted Subsidiaries in each class of Capital Stock of such Restricted Subsidiary)) or series of related Dispositions of property (excluding any such Disposition permitted by clauses (a) – (e), (g) – (j) and (l) – (y) of Section 7.5) that yields Net Cash Proceeds to any Restricted Company (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $200,000 (provided that (i) the issuance and sale of the Borrower’s stock by the Borrower and (ii) any Disposition of Sharecare Stock shall not be deemed an “Asset Sale”).

“Asset Sale Percentage” shall mean, at any date of determination, (a) if the First Lien Net Leverage Ratio is greater than 3.25:1.00, 50%, (b) if the First Lien Net Leverage Ratio is less than or equal to 3.25:1.00 and greater than 2.75:1.00, 25% and (c) if the First Lien Net Leverage Ratio is less than or equal to 2.75:1.00, 0%. For purposes of this definition, the First Lien Net Leverage Ratio shall be calculated on a Pro Forma Basis after giving effect to the applicable Asset Sale and the use of proceeds thereof (including any repayment of Debt).

“Assignee” shall have the meaning given to such term in Section 11.6(b)(i).

“Assignment and Assumption” shall mean an Assignment and Assumption, substantially in the form of Exhibit E.

“Attributable Indebtedness” shall mean, on any date, in respect of any Financing Lease of any Person, the capitalized amount thereof that would appear as debt on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Available Amount” shall mean, at any date of determination (the “Available Amount Reference Date”), an amount equal to (a) the greater of $83,750,000 and 50% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the most recently completed Measurement Period plus (b) Cumulative Consolidated Net Income minus (c) the aggregate sum of (i) Investments made pursuant to Section 7.6(k)(ii), (ii) Restricted Payments made pursuant to Section 7.7(d)(ii) and (iii) payments, prepayments, redemptions or acquisitions of Debt pursuant to Section 7.9(a)(ii)(y), in each case during the period from and including the Business Day immediately following the Closing Date through and including the Available Amount Reference Date (without taking into account the intended usage of the Available Amount on such Available Amount Reference Date).  For the avoidance of doubt, if the Available Amount is a negative amount, it shall not reduce availability hereunder under any other exception or provision not based on the Available Amount or affect any transaction previously undertaken in reliance on the Available Amount as in effect at the time of such transaction.

“Available Revolving Commitment” shall mean, as to any Revolving Lender at any time, an amount equal to (a) such Lender’s Revolving Commitment then in effect minus (b) such Lender’s Revolving Extensions of Credit then outstanding.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Event” shall mean, with respect to any Person, that such Person has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof if such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark” means, initially, the LIBOR Screen Rate; provided that, if a replacement of the Benchmark has occurred pursuant to Section 2.16, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, for any Available Tenor;

(1)	For purposes of clause (b) of Section 2.16, the first alternative set forth below that can be determined by the Applicable Facility Agent:
(a)

the sum of: (i) Term SOFR and (ii) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration, and 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration, or

(b)

the sum of: (i) Daily Simple SOFR and (ii) the spread adjustment selected or recommended by the Relevant Governmental Body for the replacement of the tenor of the LIBOR Screen Rate with a SOFR-based rate having approximately the same length as the interest payment period specified in clause (b) of Section 2.16; and

(2)

For purposes of clause (c) of Section 2.16, the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Applicable Facility Agent and the Borrower as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations  made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time;

provided that, if the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of  “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments  of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Applicable Facility Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Applicable Facility

Agent in a manner substantially consistent with market practice (or, if the Applicable Facility Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Applicable Facility Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Applicable Facility Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Transition Event” means, with respect to any then-current Benchmark other than the LIBOR Screen Rate, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark, permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark, or (b) all Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Benefitted Lender” shall have the meaning given to such term in Section 11.7(a).

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors” shall mean, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing.

“Borrower” shall have the meaning given to such term in the preamble hereto.

“Borrowing Date” shall mean any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Borrowing Request” shall mean a Borrowing Request substantially in the form of Exhibit H.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close and, if such day relates to any interest rate settings as to a Eurodollar Loan, any fundings, disbursements, settlements and payments in respect of any such Eurodollar Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurodollar Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“Capital Assets” shall mean, with respect to any Person, all equipment, fixed assets and Real Property or improvements of such Person, or replacements or substitutions therefor or additions thereto that, in accordance with GAAP, have been or should be reflected as additions to property, plant or equipment on the balance sheet of such Person.

“Capital Expenditures” shall mean, with respect to any Person for any period, all expenditures made directly or indirectly by such Person during such period for Capital Assets related to acquiring, maintaining, replacing or repairing existing property or assets of such Person (whether paid in cash or other consideration or accrued as a liability), but, for the avoidance of doubt, excluding any Investments permitted by Section 7.6(e), (f), (i), (m) and (n).  For purposes of this definition, the purchase price of equipment or other fixed assets that are purchased simultaneously with the trade-in of existing assets or with insurance proceeds shall be included in Capital Expenditures only to the extent of the amount by which such purchase price exceeds the credit granted by the seller of such assets for the assets being traded in at such time or the amount of such insurance proceeds, as the case may be.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Captive Insurance Subsidiary” shall mean, any Subsidiary that is regulated as an insurance company by a state health, financing, insurance or human services agency in the United States.

“Cash Equivalents” shall mean (a) securities with maturities of one year or less from the date of acquisition, or floating rate securities with longer maturities but rate resets within a year, issued, fully guaranteed or insured by the United States of America (or any agency or instrumentality thereof), or any foreign government or supranational organization, rated AAA by S&P and Aaa by Moody’s, (b) securities with maturities of one year or less from the date of acquisition issued, fully guaranteed by any State of the United States of America or any political subdivision thereof either (i) rated at least AA- or SP1 by S&P or Aa3 or MIG1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments or (ii) fully collateralized by securities described in clause (a) or cash, (c) certificates of deposit, time deposits, overnight bank deposits, bankers’ acceptances and repurchase agreements issued by a Qualified Issuer or fully insured or guaranteed by the United States of America (or any agency or instrumentality thereof) to the extent the same are backed by the full faith and credit of the United States of America having maturities of one year or less from the date of acquisition, (d) commercial paper or corporate bonds of an issuer rated at least A-2 by S&P or P-2 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments, and having maturities of 270 days or less from the date of acquisition, (e) money market accounts or funds, mutual funds, or funds exempt from SEC registration, a substantial portion of the assets of which constitute Cash Equivalents described in clauses (a) through (d) above, with, issued by or managed by Qualified Issuers, (f) money market accounts or funds, mutual funds, or funds exempt from SEC registration, a substantial portion of the assets of which constitute Cash Equivalents described in clauses (a) through (d) above, which money market accounts or funds have net assets of not less than $500,000,000 and have the highest rating available by either S&P or Moody’s, or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments and (g) money market accounts or funds rated at least AA by S&P and at least Aa by Moody’s.

“Cash Management Agreement” shall mean any agreement to provide cash management services, including treasury, depository, overdraft, purchasing card, travel and entertainment card, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” shall mean any Person that, at the time it enters into a Cash Management Agreement (or with respect to Cash Management Agreements existing on the Closing Date, on the Closing Date), is an Administrative Agent, a Lender or an Affiliate of an Administrative Agent or a Lender, in its capacity as a party to such Cash Management Agreement.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq., and all implementing regulations.

“Change in Law” shall have the meaning given to such term in Section 2.18(b).

“Change of Control” shall mean at any time:

(a)any “person” or “group” (each as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) (i) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of Voting Interests in the Borrower (including through securities convertible into or exchangeable for such Voting Interests) representing 35% or more of the combined voting power of all of the Voting Interests in the Borrower (on a fully diluted basis) or (ii) otherwise has the ability, directly or indirectly, to elect a majority of the Board of Directors of the Borrower; or

(b)a “change of control” (or similar event) shall occur in any document pertaining to any Material Debt;

provided that notwithstanding the foregoing, the occurrence of a reorganization that results in all the Capital Stock of the Borrower being held by a Parent Entity shall not result in a Change of Control, so long as the shareholders of the Parent Entity immediately after such reorganization are substantially the same as the shareholders of the Borrower (with substantially equivalent ownership percentages) immediately preceding such reorganization.

“Charges” shall have the meaning given to such term in Section 11.18.

“Class,” when used in reference to any Loan or borrowing, refers to whether such Loan, or the Loans comprising such borrowing, are Revolving Loans, Term B Loans, Incremental Term Loans, Extended Term Loans, Other Revolving Loans or Other Term Loans; when used in reference to any Commitment, refers to whether such Commitment is a Term B Loan Commitment, Revolving Commitment, Incremental Term Loan Commitment, Increased Revolving Commitment, Extended Revolving Commitment, Other Term Loan Commitment or Other Revolving Commitment; and, when used in reference to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class.

“Closing Date” shall mean the date on which the conditions precedent set forth in Sections 5.1 and 5.2 shall have been satisfied or waived.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean the “Pledged Collateral” as defined in the Security Agreement and all other property of the Loan Parties, now owned or hereafter acquired, or in which a Loan Party otherwise has rights, title or interest, upon which a Lien is purported to be created by any Security Document.

“Collateral Agent” shall mean Morgan Stanley Senior Funding, Inc., in its capacity as collateral agent for the Secured Parties, and its successors.

“Commitment” shall mean, as to any Lender, the sum of the Term Loan Commitment and the Revolving Commitment of such Lender and any Commitment extended by such Lender as provided in Section 2.24.

“Commitment Fee Rate” shall mean 0.375% per annum; provided that on and after the first Adjustment Date occurring after the completion of the Fiscal Quarter of the Borrower ending September 30, 2021, the Commitment Fee Rate will be determined pursuant to the Pricing Grid.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” shall have the meaning given to such term in Section 11.2(d).

“Compliance Certificate” shall mean a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Confidential Healthcare Information” shall have the meaning provided in Section 6.7.

“Confidential Information Memorandum” shall mean the Lender Presentation dated June 9, 2021, and furnished to certain Lenders.

“Consolidated” or “consolidated” shall mean the consolidation of accounts in accordance with GAAP.

“Consolidated Current Assets” means the total assets of the Borrower and its Restricted Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding (a) cash and Cash Equivalents, (b) assets relating to current or deferred Taxes based on income or profits and (c) assets held for sale.

“Consolidated Current Liabilities” means the total liabilities of the Borrower and its Restricted Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding (a) the current portion of Debt that, in conformity with GAAP, constitutes (or, when incurred, constituted) a long-term liability, (b) accruals for current or deferred Taxes based on income or profits, (c) accruals of interest expense not overdue, (d) accruals of expense for restructuring reserves, (e) the current portion of liabilities under leases and Swap Agreements and (f) revolving credit Debt, including the Revolving Loans.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income (or, in the case of amounts referred to in clauses (x) and (xiii) below, not already included in Consolidated Net Income), the sum for the Borrower and the Restricted Subsidiaries of:

(i)Consolidated Interest Expense (including imputed interest expense in respect of Financing Lease Obligations), and amortization and write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Debt, for such period,

(ii)provisions for federal, foreign, state and local income taxes for such period,
(iii)total depreciation expense for such period,
(iv)total amortization expense, including amortization in respect of intangible assets (including goodwill, capitalized consulting fees and organization costs), for such period,
(v)any extraordinary, unusual or nonrecurring charges, expenses or losses for such period,

(vi)any noncash charges, expenses or losses for such period (including (A) impairment charges and any other write-down or write-off of assets (including write-offs of goodwill), (B) noncash fair value adjustments of Investments and (C) noncash compensation and related expenses, but excluding (1) any such noncash charge or loss to the extent that it represents an amortization of a prepaid cash expense that was paid and not expensed in a prior period or write-down or write-off with respect to accounts receivable (including any addition to bad debt reserves or bad debt expense) or inventory and (2) any noncash charge, expense or loss to the extent it represents an accrual of or a reserve for cash expenditures in any future period),

(vii)any charges, expenses or losses for such period attributable to disposed, abandoned or discontinued operations,
(viii)any after-tax losses for such period attributable to any Disposition of assets by the Borrower or any Restricted Subsidiary, other than Dispositions in the ordinary course of business,

(ix)restructuring charges, accruals and reserves, severance costs (including severance or stay bonuses paid to employees, including related employee benefits attributable to such payments), relocation costs, retention and completion bonuses, integration costs and business optimization expenses (including any restructuring costs, business optimization expenses and integration costs related to acquisitions), project start-up costs, new product development costs, transition costs, information technology and business transformation costs, costs related to the opening, closure or consolidation of offices and facilities (including the termination or discontinuance of activities constituting a business), contract termination costs, recruiting, signing and completion bonuses and expenses, future lease commitments, systems establishment costs, conversion costs, excess pension charges and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities) and consulting fees, for such period,

(x)the amount of net cost savings, operating expense reductions, other operating improvements and cost synergies projected by the Borrower in good faith to be realized (calculated (on a Pro Forma Basis, as applicable) as though such items had been realized on the first day of the applicable Measurement Period) as a result of any Specified Transaction or any other cost savings initiative, business optimization initiative or other initiative adopted by the Borrower or any Restricted Subsidiary, net of the amount of actual benefits realized during such period that are otherwise included in the calculation of Consolidated EBITDA from such Specified Transaction or initiative, provided that (A) (1) such cost savings, operating expense reductions, other operating improvements and cost synergies are reasonably identifiable, factually supportable and reasonably anticipated to be realized within 24 months after the consummation of such Specified Transaction or the adoption of such initiative, as determined in good faith by the Borrower, and (2) in the case of any such initiative (other than any Specified Transaction), substantial steps in respect of such initiative have been taken that are expected to result in such cost savings, operating expense reductions, operating improvements or cost synergies and (3) if the Borrower is otherwise required under this Agreement to deliver to the Administrative Agents a certificate of a Responsible Officer in connection with such Specified Transaction or other initiative, then such certificate (and, in any event, the Compliance Certificate for any Measurement Period with respect to which any amount shall have been added pursuant to this clause (x) with respect to such Specified Transaction or other initiative) shall include a certification by a Responsible Officer of the Borrower that the requirements of clauses (1) and (2) above with respect to such Specified Transaction or other initiative have been satisfied, (B) no cost savings, operating expense reductions, operating improvements or cost synergies shall be added pursuant to this clause (x) to the extent duplicative of any items otherwise added in calculating Consolidated EBITDA for such period, (C) projected (and not yet realized) amounts may no longer be added in calculating Consolidated EBITDA pursuant to this clause (x) after 24 months after the consummation of such Specified Transaction or the adoption of such initiative and (D) the aggregate amount of such cost savings, operating expense reductions, other operating improvements and synergies added in reliance on this clause (x) for any period of four consecutive Fiscal Quarters shall not exceed 25% of Consolidated EBITDA for such period calculated before giving effect to any such addbacks and adjustments,

(xi)transaction fees and expenses incurred, or amortization thereof, in connection with the Transactions for such period,

(xii)transaction-related fees, charges and expenses incurred, or amortization thereof, in connection with, to the extent permitted under the Loan Documents, any acquisition, other Investment or Disposition (other than Dispositions in the ordinary course of business) (including, in each case, transaction-related bonuses paid to employees and due diligence expenses (regardless of whether the transaction is consummated)), any incurrence of Debt not in the ordinary course of business, or any amendments or waivers of the Loan Documents or any agreements or instruments relating to any other Debt permitted hereunder, in each case, whether or not consummated, for such period,

(xiii)charges, expenses, losses and lost profits for such period to the extent indemnified or insured by a third party, including expenses covered by indemnification provisions in connection with any acquisition or Disposition permitted by this Agreement and lost profits covered by business interruption insurance, in each case, to extent that coverage has not been denied and only so long as such amounts are either actually reimbursed to the Borrower or any Restricted Subsidiary during such period or the Borrower has made a good faith determination that there exists reasonable evidence that such amounts will be reimbursed to the Borrower or any Restricted Subsidiary within 12 months after the related amount is first added to Consolidated EBITDA pursuant to this clause (xiii),

(xiv)any contingent or deferred payments (including earnout payments, noncompete payments, consulting payments and other payments made under a contractual arrangement entered into with a seller in connection with an acquisition as part of the consideration for such acquisition) made to sellers or Affiliates thereof during such period in connection with any acquisition, and any losses for such period arising from the remeasurement of the fair value of any liability recorded with respect to any earnout or other contingent or deferred consideration arising from any acquisition,

(xv)any expenses, charges or losses consisting of income attributable to non-controlling interests of third parties in non-wholly owned Restricted Subsidiaries, excluding cash distributions in respect thereof,

(xvi) any expenses, charges or losses relating to any Person (other than a Restricted Subsidiary) in which the Borrower or any Restricted Subsidiary has an ownership interest accounted for using the equity method,

(xvii)any charges, fees, expenses and losses for such period attributable to the early extinguishment of Debt or obligations under any Swap Agreement, including premiums paid to extinguish such Debt and the write-off of deferred financing charges,

(xviii)any charges, fees, expenses and losses for such period attributable to the early termination of leases of real property,
(xix)any losses (realized or unrealized) for such period attributable to the application of “mark to market” accounting in respect of Swap Agreements, and
(xx)the cumulative effect of a change in accounting principles; minus
(b)	without duplication and to the extent included as an item of income or gain in determining such Consolidated Net Income, the sum for the Borrower and the Restricted Subsidiaries of:
(i)any extraordinary, unusual or nonrecurring gains and items of income for such period,

(ii)any noncash gains or items of income (other than the accrual of revenue in the ordinary course) for such period (excluding any noncash items of income in respect of which cash was received in a prior period or will be received in a future period),

(iii)any gains or income for such period attributable to disposed, abandoned or discontinued operations,
(iv)any after-tax gains for such period attributable to any Disposition of assets by the Borrower or any Restricted Subsidiary, other than Dispositions in the ordinary course of business,
(v)any gains for such period arising from the remeasurement of the fair value of any liability recorded with respect to any earnout or other contingent consideration arising from any acquisition,
(vi)any gains for such period attributable to the early extinguishment of Debt or obligations under any Swap Agreement,
(vii)any gains (realized or unrealized) for such period attributable to the application of “mark to market” accounting in respect of Swap Agreements,
(viii)any gains or income attributable to non-controlling interests of third parties in non-wholly owned Restricted Subsidiaries,

(ix)any gains or income relating to any Person (other than a Restricted Subsidiary) in which the Borrower or any Restricted Subsidiary has an ownership interest accounted for using the equity method, excluding any cash distributions actually paid in respect thereof, and

(x)the cumulative effect of a change in accounting principles.

Unless the context otherwise requires, each reference to “Consolidated EBITDA” in this Agreement shall be deemed to refer to the Consolidated EBITDA of the Borrower and the Restricted Subsidiaries.

Consolidated EBITDA shall be calculated on a Pro Forma Basis to give effect to Specified Transactions that have been made at any time on or after the first day of the Measurement Period thereof but prior to or contemporaneously with the event for which the calculation is made as if each such Specified Transaction had been consummated on the first day of such period.  For the avoidance of doubt, when calculating the First Lien Net Leverage Ratio or the Total Net Leverage Ratio, as applicable, for purposes of (i) the Pricing Grid, (ii) the ECF Percentages, (iii) the Asset Sale Percentage (other than as provided in the definition of Asset Sale Percentage) and (iv) determining actual compliance (and not compliance on a Pro Forma Basis) with the Financial Covenant, (A) any Specified Transactions that occurred subsequent to the end of the applicable Measurement Period shall not be given pro forma effect and (B) such calculations shall be based on the financial statements delivered pursuant to Section 6.1(b) or (c), as applicable, for the relevant Measurement Period.

Notwithstanding the foregoing, Consolidated EBITDA (i) for the Fiscal Quarter ended June 30, 2020 shall be deemed to be $44.4 million, (ii) for the Fiscal Quarter ended September 30, 2020 shall be deemed to be $42.8 million, (iii) for the Fiscal Quarter ended December 31, 2020 shall be deemed to be $37.1 million and (iv) for the Fiscal Quarter ended March 31, 2021 shall be deemed to be $43.2 million.

“Consolidated First Lien Net Debt” means, as of any date, the sum, without duplication, of:

(a)the aggregate principal amount of Debt of the Borrower and the Restricted Subsidiaries outstanding as of such date that is secured by any Lien on any asset of the Borrower or any Restricted Subsidiary (other than Liens that are contractually subordinated to the Liens of the Collateral Agent created pursuant to the Loan Documents), in the amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in conformity with GAAP that, subject to Section 1.4, consists solely of Debt for borrowed money, obligations evidenced by bonds, debentures, notes or similar instruments and purchase money indebtedness, plus

(b)the aggregate amount of Financing Lease Obligations of the Borrower and the Restricted Subsidiaries outstanding as of such date, plus

(c)the aggregate amount outstanding as of such date of unreimbursed drawings or other disbursements under all letters of credit and letters of guaranty in respect of which the Borrower or any Restricted Subsidiary is an account party, in each case that are secured by any Lien on any asset of the Borrower or any Restricted Subsidiary (other than Liens that are contractually subordinated to the Liens of the Collateral Agent created pursuant to the Loan Documents), plus

(d)all obligations, contingent or otherwise, of the Borrower or any Restricted Subsidiary in respect of bankers’ acceptances outstanding as of such date that are secured by any Lien on any asset of the Borrower or any Restricted Subsidiary (other than Liens that are contractually subordinated to the Liens of the Collateral Agent created pursuant to the Loan Documents), plus

(e)Guarantees outstanding as of such date by the Borrower or any Restricted Subsidiary of Debt of the type described in any of clauses (a) through (d) above of any Person other than the Borrower or any Restricted Subsidiary (whether or not such Debt is secured) if such Guarantees (including letters of credit providing for such Guarantees) are secured by any Lien on any asset of the Borrower or any Restricted Subsidiary (other than Liens that are contractually subordinated to the Liens of the Collateral Agent created pursuant to the Loan Documents), minus

(f)the aggregate amount of all unrestricted cash and Cash Equivalents (excluding, for the avoidance of doubt, cash and Cash Equivalents representing “Funds held for merchants” and “Expected merchant funds” as would be reflected on a consolidated balance sheet of the Borrower prepared as of such date in conformity with GAAP) of the Borrower and its Restricted Subsidiaries on a Consolidated basis as of such date (but disregarding the proceeds of Debt that is incurred on such date).

“Consolidated Interest Expense” shall mean, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis for any period, gross interest expense accrued on all Debt thereof during such period, determined on a Consolidated basis and in accordance with GAAP for such period, including (a) all fees paid or payable pursuant to Section 2.8, (b) commissions, discounts and other fees and charges paid or payable in connection with letters of credit (including the Letters of Credit), (c) all amortization of original issue discount in respect of all Debt thereof, (d) all dividends on Redeemable Preferred Interests, to the extent paid or payable in cash, (e) commissions, discounts, yield and other fees and charges incurred in connection with any Permitted Receivables Financing that are payable to any Person other than the Borrower or a Guarantor, (f) imputed interest on Financing Lease Obligations of the Borrower and its Restricted Subsidiaries for such period (but excluding, for the avoidance of doubt, any lease, rental or other expense in connection with a Non-Financing Lease Obligation) and (g) cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Borrower and its Restricted Subsidiaries) in connection with Debt incurred by such plan or trust, minus interest income of the Borrower and its Restricted Subsidiaries received upon cash and Cash Equivalents during such period.

For purposes of this definition, interest on a Financing Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such Financing Lease Obligation in accordance with GAAP (or, if not implicit, as otherwise determined in accordance with GAAP).

“Consolidated Net Income” shall mean, for any period, the consolidated net income (or net loss) of the Restricted Companies, determined on a Consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Borrower or any of its Restricted Subsidiaries (provided that such income (or deficit) may be included in pro forma calculations as otherwise provided in this Agreement), (b) the income (or deficit) of any Person (other than a Restricted Subsidiary) in which the Borrower or any of its Restricted Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Restricted Subsidiary in the form of dividends or similar distributions, (c) solely for purposes of calculating the Cumulative Consolidated Net Income, the undistributed earnings of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Restricted Subsidiary and (d) any non-cash impairment charge pursuant to GAAP.

“Consolidated Secured Net Debt” means, as of any date:

(a)the sum of the aggregate principal amount of Debt of the Borrower and the Restricted Subsidiaries outstanding as of such date that is secured by any Lien on any asset of the Borrower or any Restricted Subsidiary, in the amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in conformity with GAAP (but subject to Section 1.4), consisting solely of Debt for borrowed money, obligations evidenced by bonds, debentures, notes or similar instruments and purchase money indebtedness, plus

(b)the aggregate amount of Financing Lease Obligations of the Borrower and the Restricted Subsidiaries outstanding as of such date, plus

(c)the aggregate amount outstanding as of such date of unreimbursed drawings or other disbursements under all letters of credit and letters of guaranty in respect of which the Borrower or any Restricted Subsidiary is an account party, in each case that are secured by any Lien on any asset of the Borrower or any Restricted Subsidiary, plus

(d)all obligations, contingent or otherwise, of the Borrower or any Restricted Subsidiary in respect of bankers’ acceptances outstanding as of such date that are secured by any Lien on any asset of the Borrower or any Restricted Subsidiary, plus

(e)Guarantees outstanding as of such date by the Borrower or any Restricted Subsidiary of Debt of the type described in any of clauses (a) through (d) above of any Person other than the Borrower or any Restricted Subsidiary (whether or not such Debt is secured) if such Guarantees (including letters of credit providing for such Guarantees) are secured by any Lien on any asset of the Borrower or any Restricted Subsidiary, minus

(f)the aggregate amount of all unrestricted cash and Cash Equivalents (excluding, for the avoidance of doubt, cash and Cash Equivalents representing “Funds held for merchants” and “Expected merchant funds” as would be reflected on a consolidated balance sheet of the Borrower prepared as of such date in conformity with GAAP) of the Borrower and its Restricted Subsidiaries on a Consolidated basis as of such date (but disregarding the proceeds of Debt that is incurred on such date).

“Consolidated Total Assets” means, as of any date, the consolidated total assets of the Borrower and the Restricted Subsidiaries as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 6.1(b) or 6.1(c), determined on a consolidated basis in conformity with GAAP.

“Consolidated Total Net Debt” means, as of any date:

(a)the sum of the aggregate principal amount of Debt of the Borrower and the Restricted Subsidiaries outstanding as of such date, in the amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in conformity with GAAP (but subject to Section 1.4), consisting solely of Debt for borrowed money, obligations evidenced by bonds, debentures, notes or similar instruments and purchase money indebtedness, plus

(b)the aggregate amount of Financing Lease Obligations of the Borrower and the Restricted Subsidiaries outstanding as of such date, plus

(c)the aggregate amount outstanding as of such date of unreimbursed drawings or other disbursements under all letters of credit and letters of guaranty in respect of which the Borrower or any Restricted Subsidiary is an account party, plus

(d)all obligations, contingent or otherwise, of the Borrower or any Restricted Subsidiary in respect of bankers’ acceptances outstanding as of such date, plus

(e)Guarantees outstanding as of such date by the Borrower or any Restricted Subsidiary of Debt of the type described in any of clauses (a) through (d) above of any Person other than the Borrower or any Restricted Subsidiary, minus

(f)the aggregate amount of all unrestricted cash and Cash Equivalents (excluding, for the avoidance of doubt, cash and Cash Equivalents representing “Funds held for merchants” and “Expected merchant funds” as would be reflected on a consolidated balance sheet of the Borrower prepared as of such date in conformity with GAAP) of the Borrower and its Restricted Subsidiaries on a Consolidated basis as of such date (but disregarding the proceeds of Debt that is incurred on such date).

“Consolidated Working Capital” means, as of any date, the excess of (a) Consolidated Current Assets as of such date over (b) Consolidated Current Liabilities as of such date.

“Consolidated Working Capital Adjustment” means, for any period, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.  In calculating the Consolidated Working Capital

Adjustment for any period, there shall be excluded the effect of reclassification during such period of current assets to long term assets and current liabilities to long term liabilities and the effect of any Acquisition consummated during such period; provided that there shall be included with respect to any Acquisition consummated during such period an amount (which may be a negative number) by which the Consolidated Working Capital attributable to the Persons or assets acquired in such Acquisition as of the date of the consummation thereof exceeds (or is less than) the Consolidated Working Capital attributable to such Persons or assets as of the end of such period.

“Constitutive Documents” shall mean, with respect to any Person, the certificate of incorporation or registration (including, if applicable, certificate of change of name), articles of incorporation or association, memorandum of association, charter, bylaws, certificate of limited partnership, partnership agreement, trust agreement, joint venture agreement, certificate of formation, articles of organization, limited liability company operating or members agreement, joint venture agreement or one or more similar agreements, instruments or documents constituting the organizational or governing documents of such Person.

“Contingent Obligation” shall mean, with respect to any Person, any obligation or arrangement of such Person to guarantee or intended to guarantee any Debt (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the primary obligations of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of non-performance by any other party or parties to an agreement or (c) any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital, equity capital, net worth or other balance sheet condition or any income statement condition of the primary obligor or otherwise to maintain the solvency of the primary obligor, (iii) to purchase, lease or otherwise acquire property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the agreement, instrument or other document evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Controlling” shall meant possessing, directly or indirectly, the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Controlled Foreign Subsidiary” means any Subsidiary of the Borrower that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Co-Syndication Agents” shall mean Fifth Third Bank, National Association and Citizens Bank, N.A., each in its capacity as co-syndication agent hereunder and under the other Loan Documents.

“Credit Agreement Refinancing Debt” shall mean (a) Permitted First Priority Refinancing Debt, (b) Permitted Second Priority Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) other Debt incurred pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Debt) in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or part, existing Term Loans or existing Revolving Loans (or unused Revolving Commitments to the extent such Revolving Commitments were permitted to be drawn at such time), or any then-existing Credit Agreement Refinancing Debt (“Refinanced Debt”); provided that (i) such Debt has a maturity no earlier than, and a Weighted Average Life to Maturity equal to or greater than, the Refinanced Debt, (ii) such Debt shall not have a greater principal amount than the principal amount of the Refinanced Debt plus accrued interest, fees, premiums (if any) and penalties thereon and reasonable fees and expenses associated with the refinancing, (iii) the terms and conditions of such Debt (except as otherwise provided in clause (ii) above and with respect to pricing, premiums and optional prepayment or redemption terms) are substantially identical to, or (taken as a whole) are no more materially favorable, taken as a whole, to the lenders or holders providing such Debt in the good faith determination of the Borrower than, those applicable to the Refinanced Debt being refinanced (except for covenants or other provisions applicable only to periods after the Latest Maturity Date at the time of incurrence of such Debt), (iv) such Debt is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors, (v) such Debt does not have scheduled amortization payments of principal or payments of principal and is not subject to mandatory redemption, repurchase, prepayment, sinking fund obligations or prepayments at the option of the holders thereof (except customary asset sale or change of control provisions that provide for the prior repayment in full of the Loans and all other Obligations), in each case prior to the Latest Maturity Date at the time such Debt is incurred, (vi) to the extent secured, the security agreements relating to such Debt are substantially the same as or more favorable to the Loan Parties than the Security Documents (with such differences as are reasonably satisfactory to the General Administrative Agent and the Collateral Agent) and (vii) such Refinanced Debt shall be repaid, repurchased, retired, defeased or satisfied and discharged, and all accrued interest, fees, premiums (if any) and penalties in connection therewith shall be paid, on the date such Credit Agreement Refinancing Debt is issued, incurred or obtained.

“Credit Extension” shall mean, as the context may require, (i) the making of a Loan by a Lender or (ii) the issuance of any Letter of Credit, or the amendment, extension or renewal of any existing Letter of Credit, by an Issuing Lender.

“Cumulative Consolidated Net Income” shall mean, as of any date, 50% of the cumulative Consolidated Net Income (or, if such Cumulative Consolidated Net Income shall be a loss, 100% of such loss) of the Restricted Companies since the fiscal quarter ending September 30, 2021 to the end of the last fiscal period (taken as one accounting period) for which financial statements have been provided to the Lenders pursuant to Section 6.1(b) or (c) prior to such date.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which may include a lookback) being established by the Applicable Facility Agent in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that, if the Applicable Facility Agent decides that any such convention is not administratively feasible for such Applicable Facility Agent, then such Applicable Facility Agent may establish another convention in its reasonable discretion.

“Debt” shall mean, with respect to any Person (without duplication), (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than (i) current trade payables or other accrued liabilities incurred in the ordinary course of such Person’s business, (ii) deferred compensation payable to directors, officers, employees or consultants of such Person or any of its Subsidiaries and (iii) purchase price adjustments, earnouts, deferred compensation or other similar arrangements incurred in connection with any acquisition, except to the extent that the amount payable pursuant to such purchase price adjustment, earnout, deferred compensation or similar arrangement is, or has become, reasonably determinable), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, or upon which interest payments are customarily made in the absence of default, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (provided that, if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property, the amount of such Debt shall not exceed the fair market value of such property), (e) all Attributable Indebtedness of such Person, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities (excluding reimbursement obligations thereunder to the extent issued in relation to trade payables and that are discharged prior to delinquency), (g) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Redeemable Preferred Interest, valued at the greater of its involuntary liquidation preference plus accrued and unpaid dividends, (h) for purposes of Section 7.2 and 8.1(f) only, all net obligations of such Person in respect of Swap Agreements, take-or-pay agreements or other similar arrangements, (i) all obligations of such Person under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing if such obligation is considered indebtedness for borrowed money for tax purposes even though the transaction giving rise thereto is classified as an operating lease in accordance with GAAP, (j) all Contingent Obligations of such

Person, and (k) all indebtedness and other payment obligations referred to in clauses (a) through (i) above of another Person secured by (or for which the holder of such indebtedness or other payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment obligations; provided that for the purposes of this subclause (k) the amount thereof shall be equal to the lesser of (i) the amount of such indebtedness or other payment obligations and (ii) the fair market value of the property subject to such Lien; and provided further that, for the avoidance of doubt and without any implication to the contrary, Non-Financing Lease Obligations shall not constitute Debt for purposes of this Agreement.  The Debt of any Person shall include the Debt of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Debt expressly provide that such Person is not liable therefor.  To the extent not otherwise included, Debt shall include the amount of any Permitted Receivables Financing.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any Event of Default, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender” shall mean any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Loan Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, or, in the case of clause (iii) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith dispute concerning the amount of costs and expenses claimed by the Administrative Agent to be reimbursed pursuant to Section 11.5(d), (b) has notified the Borrower or any other Loan Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Loan Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Loan Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent; or (d) has, or has a direct or indirect parent company that has, in any such case (i) become the subject of a Bankruptcy Event, or (ii) become the subject of a Bail-In Action.

“Designated Non-Cash Consideration” shall mean any non-cash consideration received by the Borrower or any of its Restricted Subsidiaries in connection with a lease, sale, transfer or other disposition of any assets pursuant to Section 7.5(f) that is designated as Designated Non-Cash Consideration, the fair market value of which shall be determined by the Borrower in good faith.

“Disposition” shall mean, with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof.  The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Lenders” shall mean those Persons who are identified in writing to the Administrative Agents for further distribution to the Lenders; provided that, with respect to any such Person so identified to the Administrative Agents after the Closing Date, if the Required Lenders instruct the General Administrative Agent to object to such Person within 60 days after receipt of such identification by the Borrower, such Person shall not be a “Disqualified Lender” hereunder.

“Division” shall have the meaning given to such term in Section 1.10.

“Dollars” and “$” shall mean lawful currency of the United States.

“Domestic Person” shall mean a Person that is organized under the laws of the United States, any state thereof or the District of Columbia.

“Domestic Subsidiary” shall mean any Subsidiary of the Borrower organized under the laws of United States, any state thereof or the District of Columbia.

“Domestic Wholly Owned Subsidiary” shall mean any Domestic Subsidiary of the Borrower all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by Borrower directly or through other Domestic Wholly Owned Subsidiaries.

“Early Opt-in Effective Date” shall mean, with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Applicable Facility Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

“Early Opt-in Election” means, the occurrence of:

(1)a notification by the Applicable Facility Agent to (or the request by the Borrower to such Applicable Facility Agent to notify) each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2)the joint election by the Applicable Facility Agent and the Borrower to trigger a fallback from the LIBOR Screen Rate and the provision by such Applicable Facility Agent of written notice of such election to the Lenders.

“ECF Percentage” shall mean (i)  with respect to any Fiscal Year at the end of which the First Lien Net Leverage Ratio is greater than 3.25 to 1.00, 50%, (ii) with respect to any Fiscal Year at the end of which the First Lien Net Leverage Ratio is less than or equal to 3.25 to 1.00 but greater than 2.75 to 1.00, 25%; and (ii) with respect to any Fiscal Year at the end of which the First Lien Net Leverage Ratio is less than or equal to 2.75 to 1.00, 0%.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Embargoed Person” shall have the meaning assigned to such term in Section 7.15.

“EMU Legislation” shall mean the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Enterprise Transformative Event” shall mean any merger, acquisition, Investment, dissolution, liquidation, consolidation or disposition, in any such case by the Borrower or any Restricted Subsidiary, that is either (a) not permitted by the terms of any Loan Document immediately prior to the consummation of such transaction or (b) if permitted by the terms of the Loan Documents immediately prior to the consummation of such transaction, would not provide the Borrower and the Restricted Subsidiaries with adequate flexibility under the Loan Documents for the continuation or expansion of their combined operations following such consummation, as reasonably determined by the Borrower acting in good faith.

“Environment” shall mean ambient air, indoor air, surface water, groundwater, drinking water, soil, land surface and subsurface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Action” shall mean any outstanding action, suit, demand, demand letter, claim, notice of noncompliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement, abatement order or other order or directive (conditional or otherwise) relating in any way to any Environmental Law, any Environmental Permit or any Hazardous Materials or arising from alleged injury or threat to natural resources or the environment.

“Environmental Law” shall mean any applicable Requirement of Law relating to (a) the generation, use, handling, transportation, treatment, storage, disposal or Release of Hazardous Materials, or (b) pollution or the protection of the Environment, or (c) exposure to Hazardous Materials.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Restricted Company directly or indirectly resulting from or based upon (a) violation of any Environmental Law, including with respect to the generation, use, handling, transportation, storage or treatment of any Hazardous Materials, (b) exposure to any Hazardous Materials, (c) the Release or threatened Release of any Hazardous Materials or (d) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” shall mean any permit, approval, identification number, license or other authorization required under any Environmental Law.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” shall mean any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414 of the Code.

“ERISA Event” shall mean (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA or the regulations issued thereunder, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived under such regulations or (ii) Section 4043(b) of ERISA applies to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA could reasonably be expected to occur with respect to such Plan within the following 30 days; (b) with respect to any Plan, the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived, or the failure to make any required contribution to a Multiemployer Plan; (c) the application for a minimum funding waiver with respect to a Plan; (d) the provision by the administrator of any Plan of a notice of intent to terminate under a distress termination under Section 4041(c) of ERISA; (e) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (f) the partial or complete withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan; (g) a failure by any Loan Party or any ERISA Affiliate to pay when due (after expiration of any applicable grace period) any installment payment with respect to Withdrawal

Liability; (h) the imposition of a lien under Section 303(k) of ERISA with respect to any Plan; (i) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA, that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan; or (j) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to a Plan.

“Erroneous Payment” has the meaning assigned to it in Section 9.12(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 9.12(d).

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 9.12(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 9.12(d).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 9.12(d).

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro” and “€” shall mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurodollar Loans” shall mean Loans the rate of interest applicable to which is based upon the Eurodollar Rate.  Eurodollar Loans shall be denominated in Dollars.

“Eurodollar Rate” shall mean, for any Interest Period with respect to a Eurodollar Loan, the LIBOR Screen Rate as of approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in Dollars for such Interest Period; provided that if a LIBOR Screen Rate shall not be available at the applicable time for the applicable Interest Period, then the Eurodollar Rate and corresponding Interest Period shall be the Interpolated Rate; provided, further, that if the Eurodollar Rate would be less than 0.00% per annum, such rate shall be deemed to be 0.00% per annum for the purposes of this Agreement.

“Eurodollar Tranche” shall mean, collectively, Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Events of Default” shall have the meaning given to such term in Section 8.1.

“Excess Cash Flow” shall mean, for any Fiscal Year of the Borrower, an amount, if not less than zero, equal to:

(a)

the sum, without duplication, of (i) Consolidated Net Income for such period, plus (ii) the amount of all noncash charges (including depreciation expense and amortization expense) deducted in arriving at Consolidated Net Income, plus (iii) the aggregate net amount of noncash loss on the Disposition of assets by the Borrower and the Restricted Subsidiaries (other than Dispositions in the ordinary course of business), to the extent deducted in arriving at Consolidated Net Income, plus (iv) the aggregate amount of any noncash loss for such period attributable to the early extinguishment of Debt or Swap Agreements, to the extent deducted in arriving at Consolidated Net Income, plus (v) any loss associated with the ownership or Disposition of Sharecare Stock to the extent such loss was deducted in arriving at Consolidated Net Income, plus (vi) the amount by which tax expense deducted in determining such Consolidated Net Income for such period exceeds taxes (including penalties and interest) paid in cash or tax reserves set aside or payable (without duplication) by the Borrower and its Restricted Subsidiaries in such period; minus

(b)	the sum, without duplication, of (i) the aggregate amount (A) actually paid by the Borrower and its Restricted Subsidiaries during such Fiscal Year or (B) expected as of the last day of such

Fiscal Year to be paid in the first Fiscal Quarter following such Fiscal Year, in each case, on account of Capital Expenditures or any other expenditures for Capital Assets (excluding the principal amount of Debt incurred in connection with such expenditures and any such expenditures financed with the proceeds of any Reinvestment Deferred Amount); provided that (I) any amount deducted on account of such committed expenditure pursuant to clause (B) shall not be deducted in the calculation of Excess Cash Flow for the following Fiscal Year to the extent such amount is actually paid in the first Fiscal Quarter of the following Fiscal Year, and (II) to the extent any such committed amount is not actually paid in the first Fiscal Quarter of the following Fiscal Year, such unspent amount shall not be deducted in the calculation of Excess Cash Flow for the preceding Fiscal Year, (ii) the aggregate amount of all prepayments of Term Loans (and Revolving Loans and Swingline Loans to the extent the applicable Revolving Commitments are permanently reduced by the amount of such payments) and any prepayments of Permitted Other Debt, Permitted Incremental Equivalent Debt, Permitted Refinancings or other Debt secured by Liens on the Collateral on a pari passu basis or senior basis to the Liens on the Collateral (provided that, in the case of loans under a revolving credit facility, the applicable commitments are permanently reduced by the amount of such payments), in each case made during such Fiscal Year, (iii) the aggregate amount of all regularly scheduled principal payments of funded Debt (including the Term Loans) of the Borrower and its Restricted Subsidiaries made during such Fiscal Year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (iv) the aggregate amount actually paid during such Fiscal Year, or expected to be paid in the first Fiscal Quarter of the following Fiscal Year pursuant to letters of intent or acquisition agreements, on Investments pursuant to Section 7.6(e), (f), (i), (k), (m) or (n) without giving effect to any part of an Investment that was permitted by utilizing the Available Amount; provided that (I) any amount deducted on account of such letter of intent or acquisition agreement shall not be deducted in the calculation of Excess Cash Flow for the following Fiscal Year to the extent such amount is actually paid in the first Fiscal Quarter of the following Fiscal Year, (II) to the extent any such committed amount is not actually paid in the first Fiscal Quarter of the following Fiscal Year, such unspent amount shall not be deducted in the calculation of Excess Cash Flow for the preceding Fiscal Year and (III) to the extent such Investments are financed, such Investments are not financed with the proceeds of long-term Debt, (v) the aggregate amount of distributions for such Fiscal Year on account of non-controlling interests in Restricted Subsidiaries, (vi) the aggregate net amount of noncash gain on the Disposition of assets by the Borrower and the Restricted Subsidiaries (other than Dispositions in the ordinary course of business), to the extent included in arriving at Consolidated Net Income; (vii) to the extent not deducted in arriving at Consolidated Net Income for such period or any prior period, the aggregate amount of all cash taxes paid or tax reserves set aside or payable, including penalties and interest, for such period by the Borrower and its Restricted Subsidiaries (without duplication): and (viii) any gain associated with the ownership or Disposition of Sharecare Stock to the extent such gain was included in arriving at Consolidated Net Income; plus

(c)	the Consolidated Working Capital Adjustment.

“Excess Cash Flow Application Date” shall have the meaning given to such term in Section 2.11(c).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“Excluded Subsidiary” means a Subsidiary that (i) is prohibited (A) by applicable law from guaranteeing the Guaranteed Obligations, or that would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee, unless such consent, approval, license or authorization has been received or (B) by any Contractual Obligation in existence on the Closing Date or the date of acquisition of such Subsidiary (but not entered into in contemplation thereof) and only for so long as any such Contractual Obligation exists (ii) is a Special Purpose Receivables Subsidiary, (iii) is an Immaterial Subsidiary, (iv) is not a Wholly Owned Subsidiary on the Closing Date or on the date such Subsidiary is formed or acquired, in each case under this clause (iv) for so long as such Subsidiary remains a non-Wholly Owned Subsidiary; provided, however, that no Subsidiary that becomes a non-Wholly Owned Subsidiary after the Closing Date shall be an Excluded Subsidiary pursuant to this clause (b) unless it also ceases to be a Subsidiary, (v) is a Captive Insurance Subsidiary, (vi) is an Unrestricted Subsidiary, (vii) is a Foreign Subsidiary or a Domestic Subsidiary of a Foreign Subsidiary that is a Controlled Foreign Subsidiary, (viii) any not-for-profit Subsidiary or (ix) any Subsidiary where the burden or cost of such Subsidiary guaranteeing the Guaranteed Obligations is excessive in relation to the benefit that would be afforded to the Lenders thereby, as determined by the General Administrative Agent in consultation with the Borrower; provided that the term “Excluded Subsidiary” shall not include any Subsidiary that is an issuer, borrower or guarantor in respect of any Permitted Incremental Equivalent Debt or Permitted Other Debt or any Credit Agreement Refinancing Debt.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 10.10 and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the guaranty of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” shall mean, with respect to any Administrative Agent or Lender, (i) Taxes imposed on (or measured by) such Administrative Agent’s or Lender’s net income and franchise Taxes by any jurisdiction as a result of such Administrative Agent or Lender being organized or having its principal office or, in the case of any Lender, having its applicable lending office in such jurisdiction or as a result of any other present or former connection between such Administrative Agent or Lender and the jurisdiction imposing such Taxes (other than a connection arising from such Administrative Agent or Lender having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document), (ii) branch profits Taxes imposed on such Administrative Agent or Lender by any jurisdiction described in clause (i), (iii) in the case of a Lender, any Taxes that are attributable to such Lender’s failure to comply with the requirements of Section 2.19(e), (iv) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 2.22), any U.S. federal withholding Taxes imposed on amounts payable to such Lender pursuant to a Requirement of Law in effect at the time such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender’s assignor (if any) was entitled, immediately before the designation of a new lending office (or assignment), to receive additional amounts from any Loan Party with respect to such Taxes pursuant to Section 2.19, (v) any Taxes imposed under FATCA, and (vi) any U.S. federal backup withholding Tax imposed pursuant to Section 3406 of the Code.

“Existing Credit Agreement” shall have the meaning given to such term in the recitals hereto.

“Existing Issuing Lender” shall mean each bank that issued one or more Existing Letters of Credit.

“Existing Letters of Credit” shall mean all letters of credit outstanding on the Closing Date, as more fully described on Schedule 1.1(a) hereto.

“Extended Revolving Commitment” shall have the meaning given to such term in Section 2.25(a).

“Extended Term Loans” shall have the meaning given to such term in Section 2.25(a).

“Extending Revolving Lender” shall have the meaning given to such term in Section 2.25(a).

“Extending Term Lender” shall have the meaning given to such term in Section 2.25(a).

“Extension” shall have the meaning given to such term in Section 2.25(a).

“Extension Offer” shall have the meaning given to such term in Section 2.25(a).

“Facility” shall mean each of (a) the Term B Loan Facility, (b) the Revolving Facility, (c) any Incremental Term Loan Commitments, as applicable, (d) the Extended Term Loans, if any, (e) the Other Term Loans, if any, (f) the Extended Revolving Commitments, if any, and (g) the Other Revolving Commitments, if any, as the case may be.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code as of the date of this Agreement (or any such amended or successor version described above), and any intergovernmental agreements between a non-U.S. jurisdiction and the United States (and any related Requirements of Law) implementing the foregoing.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Payment Date” shall mean (a) the last day of each March, June, September and December and (b) the last day of the Revolving Commitment Period.

“Financial Covenant” shall have the meaning given to such term in Section 7.16.

“Financing Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Financing Lease.

“Financing Leases” means all leases that have been or are required to be recorded as a financing or capital lease (and, for the avoidance of doubt, not an operating lease) for financial reporting purposes in accordance with GAAP.

“First Lien Intercreditor Agreement” shall mean an intercreditor agreement substantially in the form of Exhibit Q hereto (in such form or with immaterial changes thereto that the Collateral Agent is hereby authorized to enter into) together with any material changes thereto requested by Borrower in light of prevailing market conditions, which material changes shall be posted to the Lenders not less than five (5) Business Days before execution thereof and, if the Required Lenders shall not have objected to such changes within five (5) Business Days after posting, then the Required Lenders shall be deemed to have agreed that the Collateral Agent’s entry into such intercreditor agreement (with such changes) is reasonable and to have consented to such intercreditor agreement (with such changes) and to the Collateral Agent’s execution thereof.

“First Lien Net Leverage Ratio” shall mean the ratio, as of any date, of (a) Consolidated First Lien Net Debt as of such date to (b) Consolidated EBITDA for the Measurement Period most recently ended on or prior to such date.

“Fiscal Quarter” shall mean, with respect to the Borrower or any of its Restricted Subsidiaries, the period commencing January 1 in any Fiscal Year and ending on the next succeeding March 31, the period commencing April 1 in any Fiscal Year and ending on the next succeeding June 30, the period commencing July 1 in any Fiscal Year and ending on the next succeeding September 30 or the period commencing October 1 in any Fiscal Year and ending on the next succeeding December 31, as the context may require, or, if any such Restricted Subsidiary was not in existence on the first day of any such period, the period commencing on the date on which such Restricted Subsidiary is incorporated, organized, formed or otherwise created and ending on the last day of such period.

“Fiscal Year” shall mean, with respect to the Borrower or any of its Restricted Subsidiaries, the period commencing on January 1 in any calendar year and ending on the next succeeding December 31 or, if any such Restricted Subsidiary was not in existence on January 1 in any calendar year, the period commencing on the date on which such Restricted Subsidiary is incorporated, organized, formed or otherwise created and ending on the next succeeding December 31.

“Fixed Incremental Amount” shall mean the greater of (i) $167,500,000 and (ii) 100% of Consolidated EBITDA for the most recently completed Measurement Period.

“Flood Hazard Property” means any Real Property subject to a Mortgage in favor of the Collateral Agent, for the benefit of the Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Flood Certificate” means a life of loan “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency.

“Flood Program” means the National Flood Insurance Program created by the US Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994, the Flood Insurance Reform Act of 2004 and the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto and any and all official rulings and interpretation thereunder or thereof.

“Flood Zone” means areas having special flood hazards as described in the National Flood Insurance Act of 1968.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the LIBOR Screen Rate.

“Foreign Plan” means each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to US law and is maintained or contributed to by any Loan Party.

“Foreign Subsidiary” shall mean any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Funding Office” shall mean the office of the General Administrative Agent, the Term Loan Facility Administrative Agent or the Revolving Facility Administrative Agent, as applicable, specified in Section 11.2 or such other office as may be specified from time to time by the General Administrative Agent, the Term Loan Facility Administrative Agent or the Revolving Facility Administrative Agent, as applicable, as its funding office by written notice to the Borrower and the Lenders.

“GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time applied on a consistent basis, subject to Section 1.4.

“General Administrative Agent” shall mean Morgan Stanley Senior Funding, Inc., together with its affiliates, as the general administrative agent for the Lenders and Issuing Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government (including any supranational authority such as the European Union or the European Central Bank), any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Governmental Authorization” shall mean any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.

“Guaranteed Obligations” shall have the meaning given to such term in Section 10.1.

“Guarantor” shall mean each Subsidiary of the Borrower listed on Schedule III hereto (which Schedule III  lists all Subsidiaries of the Borrower as of the Closing Date, other than Excluded Subsidiaries) and each other Subsidiary of the Borrower that becomes a Guarantor pursuant to Section 6.12.

“Hazardous Materials” shall mean (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials, substances, wastes (including medical and human waste), constituents, pollutants or contaminants subject to regulation or that can give rise to liability under any Environmental Law.

“Health Care Laws” shall mean all requirements of law relating to (a) fraud and abuse (including the following statutes, as amended, modified or supplemented from time to time, and any successor statutes thereto and regulations promulgated from time to time thereunder:  the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), and 42 U.S.C. §§ 1320a-7 and 1320a-7a and 1320a-7b), (b) Medicare, Medicaid and Tricare, (c) licensure or regulation of healthcare providers, suppliers, professionals, facilities or payors, (d) benefit management or administration, quality assurance or utilization review, (e) health care quality, safety certification and accreditation standards and requirements, (f) HIPAA, (g) the practice of medicine and other health care professions or the organization of medical or professional entities, (h) fee-splitting, (i) certificates of operations and authority to provide health care services and (j) the provision of health care services, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto.

“Health Care Permits” shall mean any permit, approval, consent, authorization, license, provisional license, registration, accreditation, certificate, certification, certificate of need, qualification, operating authority, concession, grant, franchise, variance or permission from, and any other contractual obligation with, any Governmental Authority issued or required under applicable Health Care Laws, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“HIPAA” means the (a) Health Insurance Portability and Accountability Act of 1996, (b) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009) and (c) any state and local laws regulating the privacy or security of individually identifiable information, including state laws providing for notification of breach of privacy or security of individually identifiable information, in each case with respect to the laws described in clauses (a), (b) and (c) of this definition, as the same may be amended, modified or supplemented from time to time, any successor statutes thereto, any and all rules or regulations promulgated from time to time thereunder.

“Immaterial Subsidiary” shall mean any Subsidiary that is not a Material Subsidiary as of any date of determination.

“Impacted Interest Period” shall mean, with respect to a LIBOR Screen Rate, an Interest Period that is not available at the applicable time.

“Increase Effective Date” shall have the meaning given to such term in Section 2.24(a).

“Increase Joinder” shall mean a joinder or amendment agreement executed by Borrower, the Administrative Agent and each Lender making a new or increased Commitment pursuant to Section 2.24, in each case in form and substance satisfactory to each of them.

“Increased Revolving Commitment” shall have the meaning given to such term in Section 2.24(a).

“Incremental Amount” shall mean, at any time, the sum of (i) the Fixed Incremental Amount, (ii) the Prepayment-Based Incremental Amount and (iii) the Ratio-Based Incremental Amount.

“Incremental Term Loan Commitment” shall have the meaning given to such term in Section 2.24(a).

“Incremental Term Loans” shall mean, to the extent permitted by Section 2.24, (i) Term B Loans made by one or more Lenders to the Borrower consisting of additional Term B Loans and (ii) the Other Incremental Term Loans made by one or more Lenders to the Borrower.

“Indemnitee” shall have the meaning given to such term in Section 11.5(c).

“Information” shall have the meaning given to such term in Section 11.15.

“Intellectual Property” shall mean, collectively, all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, trade names, service marks, domain names, trade secrets, proprietary information, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercompany Note” shall mean a promissory note substantially in the form of Exhibit M.

“Intercreditor Agreements” shall mean the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement, collectively, in each case to the extent in effect.

“Interest Coverage Ratio” shall mean, at any date of determination, the ratio of (a) Consolidated EBITDA for the Measurement Period most recently completed on or prior to such date to (b) Consolidated Interest Expense for such period.

“Interest Election Request” shall mean an Interest Election Request, substantially in the form of Exhibit P.

“Interest Payment Date” shall mean (a) as to any ABR Loan (other than any Swingline Loan), the last day of each March, June, September and December to occur while such Loan is outstanding and the final Maturity Date of the Facility under which such Loan was made, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period and the Maturity Date of the Facility under which such Loan was made, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period, the last day of such Interest Period and the Maturity Date of the Facility under which such Loan was made, (d) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof and (e) as to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” shall mean, as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending (x) one week thereafter or (y) one, three or six or (if available to all Lenders under the relevant Facility) twelve months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, three or six or (if available to all Lenders under the relevant Facility) twelve months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City Time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(a)if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(b)the Borrower may not select an Interest Period under a particular Facility that would extend beyond the Maturity Date of such Facility; and

(c)any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Interpolated Rate” shall mean, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBOR Screen Rates) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between:  (a) the LIBOR Screen Rate for the longest period (for which the LIBOR Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBOR Screen Rate for the shortest period (for which the LIBOR Screen Rate is available) that exceeds the Impacted Interest Period, in each case, as of 11:00 a.m., London Time, two Business Days prior to the commencement of such Interest Period.  When determining the rate for a period that is less than the shortest period for which the LIBOR Screen Rate is available, the LIBOR Screen Rate for purposes of clause (a) above shall be deemed to be the overnight screen rate where “overnight screen rate” means the overnight rate determined by the Administrative Agent from such service as the Administrative Agent may select.

“Investment” shall mean, with respect to any Person, any loan or advance for borrowed money to such Person, any purchase or other acquisition of Capital Stock or Debt of, or the property and assets comprising a division or business unit or all or a substantial part of the business of, such Person, any capital contribution to such Person or any other investment in such Person, including any acquisition by way of a merger or consolidation (or similar transaction) and any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (j) or (k) of the definition of “Debt” set forth in this Section 1.1 in respect of such Person, but excluding advances or extensions of credit to customers and receivables arising in the ordinary course of business.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Issuing Lender” shall mean any of (i) the institutions set forth on Schedule II hereto or in each case, any affiliate thereof, in its capacity as issuer of any Letter of Credit, (ii) any other Lender reasonably satisfactory to the Revolving Facility Administrative Agent that from time to time agrees in writing to issue Letters of Credit hereunder; provided that, if any Extension or Extensions of Revolving Commitments is or are effected in accordance with Section 2.25, then on the occurrence of the Revolving Termination Date and on each later date that is or was at any time a Maturity Date with respect to Revolving Commitments (each, an “Issuing Lender/Swingline Termination Date”), each Issuing Lender at such time shall have the right to resign as an Issuing Lender on, or on any date within twenty (20) Business Days after, the respective Issuing Lender/Swingline Termination Date, in each case upon not less than ten (10) days’ prior written notice thereof to the Borrower and the Administrative Agent and, in the event of any such resignation and upon the effectiveness thereof, the respective entity so resigning shall retain all of its rights hereunder and under the other Loan Documents as an Issuing Lender with respect to all Letters of Credit theretofore issued by it (which Letters of Credit shall remain outstanding in accordance with the terms hereof until their respective expirations) but shall not be required to issue any further Letters of Credit hereunder, and (iii) solely with respect to the Existing Letters of Credit, each Existing Issuing Lender.  If at any time and for any reason (including as a result of resignations as contemplated by the proviso to the preceding sentence), each Issuing Lender has resigned in such capacity in accordance with the preceding sentence, then no Person shall be an Issuing Lender hereunder obligated to issue Letters of Credit unless and until (and only for so long as) a Lender (or affiliate of a Lender) reasonably satisfactory to the Revolving Facility Administrative Agent and the Borrower agrees to act as Issuing Lender hereunder.

“Issuing Lender/Swingline Termination Date” shall have the meaning given to such term in the definition of “Issuing Lender.”

“Joinder Agreement” shall mean a joinder agreement substantially in the form of Exhibit L.

“Joint Bookrunner” shall mean Morgan Stanley Senior Funding, Inc., Credit Suisse Loan Funding LLC and Truist Securities Inc., each in its capacity as a joint bookrunner for the Term Loan Facility hereunder and under the Loan Documents, and Truist Securities Inc., Fifth Third Bank, National Association and Citizens Bank, N.A., each in its capacity as a joint bookrunner for the Revolving Facility hereunder and under the Loan Documents.

“Joint Lead Arrangers” shall mean Morgan Stanley Senior Funding, Inc., Credit Suisse Loan Funding LLC and Truist Securities Inc., each in its capacity as a joint lead arranger hereunder and under the Loan Documents.

“Junior Lien Intercreditor Agreement” shall mean an intercreditor agreement by and among the Collateral Agent and the collateral agents or other representatives for the holders of Debt secured by Liens on the Collateral that are intended to rank junior to the Liens securing the Obligations and that are otherwise Liens permitted pursuant to Section 7.1, providing that all proceeds of Collateral shall first be applied to repay the Obligations in full prior to being applied to any obligations under the Debt secured by such junior Liens (subject to customary exceptions and current payments) and that until the termination of the Commitments and the repayment in full (or cash collateralization of outstanding Letters of Credit) of all Obligations (other than contingent obligations not then due and payable), the Collateral Agent shall have the sole right to exercise remedies against the Collateral (subject to customary exceptions and the expiration of any standstill periods) and otherwise in form and substance reasonably satisfactory to the Collateral Agent.

“Latest Maturity Date” shall mean, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Refinancing Term Loan, any Refinancing Term Commitment, any Extended Term Loan, any Extended Revolving Commitment, any Incremental Term Loans, any Increased Revolving Commitments, any Other Term Loans, or any Other Revolving Commitments, in each case as extended in accordance with this Agreement from time to time.

“LC Commitment” shall mean $40,000,000, which amount shall be allocated among the Issuing Lenders in the respective amounts set forth beside each Issuing Lender in Schedule II hereto.

“LC Disbursement” shall mean a payment by an Issuing Lender pursuant to a Letter of Credit.

“LC Obligations” shall mean, at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of all LC Disbursements in respect of Letters of Credit that have not then been reimbursed pursuant to Section 3.5.  The LC Obligations of any Revolving Lender at any time shall be its Revolving Percentage of the total LC Obligations at such time.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.13 or Rule 3.14 of the ISP, article 29 of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce publication no. 600, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“LC Request” shall mean an LC Request, substantially in the form of Exhibit O.

“LCT Election” shall have the meaning given to such term in Section 1.6.

“LCT Test Date” shall have the meaning given to such term in Section 1.6.

“Lender Parent” shall mean, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a Subsidiary.

“Lenders” shall have the meaning given to such term in the preamble hereto.  Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Lending Office” shall mean, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the applicable Administrative Agents.

“Letter of Credit Facility Expiration Date” means the day that is five Business Days prior to the Revolving Termination Date (or, with respect to any Letters of Credit outstanding with respect to an Extended Revolving Commitment, the Maturity Date applicable thereto).

“Letters of Credit” shall have the meaning given to such term in Section 3.1(a).

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“LIBOR Screen Rate” shall mean the London interbank offered rate for U.S. dollars administered by the ICE Benchmark Administration Limited (or any other Person that takes over the administration of such rate) (the “IBA”) for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen or, in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Applicable Facility Agent from time to time in its reasonable discretion; provided that, if the LIBOR Screen Rate as so determined would be less than 0.00% per annum, such rate shall be deemed to be 0.00% per annum for the purposes of this Agreement.

“Licensed Personnel” shall mean any natural person involved in the delivery of health care or medical items, services or supplies, employed by the Borrower or any Restricted Subsidiary.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing); provided that in no event shall a Non-Financing Lease Obligation be deemed to constitute a Lien.

“Limited Condition Acquisition” means any acquisition of, or similar third-party Investment (including the assumption or incurrence of Debt) by one or more of the Borrower and its Restricted Subsidiaries in, any assets, business or Person permitted by this Agreement the consummation of which is not conditioned on the availability of, or on obtaining, financing.

“Limited Condition Transaction” means any (a) Limited Condition Acquisition or (b) redemption, repurchase, defeasance, satisfaction, discharge or repayment of Debt requiring irrevocable advance notice or any irrevocable offer to purchase, repurchase, defease, satisfy, discharge or repay Debt that is not subject to obtaining financing.

“Loan” shall mean any loan made by any Lender pursuant to this Agreement (including pursuant to Section 2.24).

“Loan Documents” shall mean this Agreement, the Intercreditor Agreements, the Security Documents and the Notes.

“Loan Parties” shall mean the Borrower and the Guarantors.

“Majority Facility Lenders” shall mean, with respect to any Facility at any time, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments); provided that, if at such time of determination there are two (2) or more Lenders under such Facility, then the Majority Facility Lenders shall require at least two (2) of such Lenders (with Lenders that are Affiliates or Approved Funds of one another being considered as one (1) Lender for purposes of this proviso).

“Margin Stock” shall mean “margin stock” as defined in Regulation U of the Board, as the same may be amended or supplemented from time to time.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, property, operations, or financial condition of the Restricted Companies, taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to fully and timely perform their obligations under the Loan Documents or (c) the rights, remedies and benefits, taken as a whole, available to, or conferred upon, the Administrative Agents, the Collateral Agent, any Issuing Bank, any Lender or any other Secured Party under the Loan Documents.

“Material Asset” shall mean any asset owned by any Loan Party or any Restricted Subsidiary that is, in the reasonable determination of the Borrower, material to the operation of the business of the Borrower and its Restricted Subsidiaries, taken as a whole.

“Material Debt” means Debt (other than the Loans and Guarantees under the Loan Documents), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and the Restricted Subsidiaries in an aggregate principal amount of $30,000,000 or more. In the case of any Material Debt that is a Guarantee of any other Debt, each reference to “Material Debt” shall be deemed to include a reference to such Guaranteed Debt. For purposes of determining Material Debt, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Real Property” means any Real Property owned in fee by a Loan Party that, together with the improvements thereon and all contiguous and all related parcels and the improvements thereon (whether owned or leased), has a fair market value, as of the Closing Date or as of the time of the acquisition thereof, of greater than $2,500,000.

“Material Subsidiary” shall mean, as of any date of determination, each Subsidiary (a) the consolidated total assets of which (determined on a consolidated basis for such Subsidiary and its Subsidiaries) equal 2.5% or more of the Consolidated Total Assets and (b) the consolidated revenues of which (determined on a consolidated basis for such Subsidiary and its Subsidiaries) equal 2.5% or more of the consolidated revenues of the Borrower and the Restricted Subsidiaries, in each case as of the end of or for the most recent Measurement Period; provided that, if at the end of or for any such most recent Measurement Period the combined consolidated total assets or combined consolidated revenues of all Restricted Subsidiaries that under clauses (a) and (b) above would not constitute Material Subsidiaries would, but for this proviso, exceed 5.0% of the Consolidated Total Assets or 5.0% of the consolidated revenues of the Borrower and the Restricted Subsidiaries, then one or more of such excluded Restricted Subsidiaries shall for all purposes of this Agreement be deemed to be Material Subsidiaries in descending order (largest to smallest) based on the amounts (determined on a consolidated basis for such Restricted Subsidiary and its Restricted Subsidiaries) of their consolidated total assets or consolidated revenues, as the case may be, until such excess(es) shall have been eliminated; provided, further, that the Borrower may specify any wholly owned Domestic Subsidiary to be a Material Subsidiary, irrespective of whether such Subsidiary meets the requirements set forth under clause (a) or (b) above.

“Maturity Date” shall mean (i) with respect to the Term B Loans that have not been extended pursuant to Section 2.25, the Term B Loan Maturity Date, (ii) with respect to the Revolving Commitments that have not been extended pursuant to Section 2.25, the Revolving Termination Date and (iii) with respect to any Class of Incremental Term Loans, Other Term Loans, Extended Term Loans, Other Revolving Commitments or Extended Revolving Commitments, the final maturity date as specified in the applicable Increase Joinder, Refinancing Amendment or Extension Offer accepted by the respective Lender or Lenders; provided that if any such day is not a Business Day, the applicable Maturity Date shall be the Business Day immediately succeeding such day.

“Maximum Amount” shall have the meaning given to such term in Section 11.18.

“Measurement Period” shall mean, at any date of determination, the most recently completed four consecutive Fiscal Quarters ended on or prior to such date for which financial information is (or is required to be) available.

“Medicaid” shall mean that means-tested entitlement program under Title XIX of the Social Security Act that provides federal grants to states for medical assistance based on specific eligibility criteria (Social Security Act of 1965, Title XIX, P.L. 89-97, as amended; 42 U.S.C. § 1396 et seq.).

“Medicare” shall mean that government-sponsored entitlement program under Title XVIII of the Social Security Act that provides for a health insurance system for eligible elderly and disabled individuals (Social Security Act of 1965, Title XVIII, P.L. 89-97, as amended; 42 U.S.C. § 1395 et seq.).

“Minimum Extension Condition” shall have the meaning given to such term in Section 2.25(b).

“Minority Investment” shall have the meaning given to such term in Section 7.6(f).

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents or other security document granting a Lien on any Material Real Property in favor of the Collateral Agent, for the benefit of the Secured Parties, as security for the Secured Obligations. Each Mortgage shall be in form and substance reasonably satisfactory to the Collateral Agent

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Restricted Company or any ERISA Affiliate is required to contribute or was required to contribute during the preceding five (5) plan years.

“Net Cash Proceeds” shall mean (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Debt secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred (or estimated by the Borrower in good faith) in connection therewith, (ii) taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (iii) amounts reserved in accordance with GAAP against liabilities relating to breaches of representations and warranties and indemnification obligations, liabilities related to environmental matters or other liabilities associated with the property and liabilities relating to assets subject to such sale, lease, transfer or other disposition that are not assumed by the purchaser in such Asset Sale and (iv) in the case of any Asset Sale by a Restricted Subsidiary, the amount of any payments or distributions required to be made in respect of such transaction to owners of Capital Stock in such Restricted Subsidiary other than the Borrower or any other Restricted Subsidiary (provided that (i) no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Cash Proceeds unless such net cash proceeds shall exceed $10,000,000 and (ii) for the avoidance of doubt, no proceeds received by the Borrower from the Disposition of Sharecare Stock shall constitute Net Cash Proceeds) and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Debt, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Non-Excluded Taxes” shall mean all Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document other than (i) Excluded Taxes and (ii) Other Taxes.

“Non-Financing Lease Obligation” means a lease obligation that is not a Financing Lease Obligation.  For the avoidance of doubt, an operating lease shall be considered a Non-Financing Lease Obligation.

“Non-Guarantor Subsidiary” shall mean a Subsidiary of the Borrower that is not a Guarantor.

“Non-U.S. Lender” shall have the meaning given to such term in Section 2.19(h).

“Notes” shall mean, collectively, each promissory note in the form of Exhibit N‑1, N‑2 or N‑3, as applicable, evidencing Loans.

“NPL” shall mean the National Priorities List under CERCLA.

“Obligations” shall mean (a) obligations of the Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including premium and interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise (including any Loans (plus any accrued and unpaid interest) held by an Administrative Agent as a result of an Erroneous Payment Deficiency Assignment in accordance with Section 9.12), (ii) each payment required to be made by the Borrower and the other Loan Parties under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of Reimbursement Obligations, interest thereon and obligations to provide cash collateral (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower and the other Loan Parties under this Agreement and the other Loan Documents, (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower and the other Loan Parties under or pursuant to this Agreement and the other Loan Documents and (c) any Erroneous Payment Subrogation Rights.

“OFAC” shall mean the United States Treasury Department Office of Foreign Assets Control.

“Other Applicable Indebtedness” means Incremental Term Loans, Permitted Incremental Equivalent Debt, Permitted Other Debt, Credit Agreement Refinancing Indebtedness or any other Indebtedness secured on a pari passu basis with the Obligations, together with Refinancing Indebtedness in respect of any of the foregoing that is secured on a pari passu basis with the Obligations (in each case without regard to the control of remedies).

“Other Incremental Term Loans” shall have the meaning given to such term in Section 2.24(a).

“Other Revolving Commitments” shall mean one or more Classes of revolving credit commitments hereunder that result from a Refinancing Amendment.

“Other Revolving Loans” shall mean one or more Classes of Revolving Loans that result from a Refinancing Amendment.

“Other Taxes” shall mean all present or future stamp, court, documentary, intangible, excise, recording, filing or similar Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, registration, performance or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document.

“Other Term Loan Commitments” shall mean one or more Classes of term loan commitments hereunder that result from a Refinancing Amendment.

“Other Term Loans” shall mean one or more Classes of Term Loans that result from a Refinancing Amendment.

“Parent Entity” shall mean, for purposes of the provisos to the definition of “Change of Control,” a newly created entity having, at the time of consummation of a reorganization transaction permitted by such provisos, no assets with a fair market value in excess of $10 million (other than Capital Stock of the Borrower and its Subsidiaries) and no liabilities with a fair market value in excess of $10 million, in each case that would be reflected on an unconsolidated balance sheet of such entity at such time.

“Participant” shall have the meaning given to such term in Section 11.6(c)(i).

“Participant Register” shall have the meaning given to such term in Section 11.6(c)(iii).

“Participating Member State” shall mean each state so described in any EMU Legislation.

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

“Payment Recipient” has the meaning assigned to it in Section 9.12(a).

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor thereto).

“Perfection Certificate” shall mean a certificate in the form of Exhibit 7 to the Security Agreement or any other form approved by the Collateral Agent, as the same shall be supplemented from time to time.

“Permitted First Priority Refinancing Debt” shall mean any secured Debt (including any Registered Equivalent Notes) incurred by the Borrower in the form of one or more series of senior secured notes or senior secured loans; provided that (i) such Debt otherwise constitutes Credit Agreement Refinancing Debt, (ii) such Debt is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and is not secured by any property or assets of the Borrower or any Subsidiary other than the Collateral, and (iii) a Senior Representative acting on behalf of the holders of such Debt shall have become party to or otherwise subject to the provisions of a First Lien Intercreditor Agreement; provided that, if such Debt is the initial Permitted First Priority Refinancing Debt incurred by the Borrower, then the Borrower, the Guarantors, the Administrative Agent and the Senior Representative for such Debt shall have executed and delivered a First Lien Intercreditor Agreement.  Permitted First Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Incremental Equivalent Debt” shall mean Debt of the Borrower or any other Loan Party; provided that immediately after giving pro forma effect thereto and to the use of the proceeds thereof, (i) no Event of Default shall be continuing or result therefrom (provided that, to the extent the proceeds of any Permitted Incremental Equivalent Debt are being used to finance a Limited Condition Transaction, the condition in this clause (i) may be tested in accordance with Section 1.6), (ii) the aggregate principal amount of such Permitted Incremental Equivalent Debt, together with all other Permitted Incremental Equivalent Debt and other Debt outstanding utilizing the Incremental Amount, does not exceed at the time of incurrence the Incremental Amount available at such time (provided that any such Permitted Incremental Equivalent Debt shall count as usage of the Incremental Amount for purposes of and in accordance with Section 2.24), (iii) such Debt does not mature prior to the Latest Maturity Date at the time such Debt is incurred or the maturity date of such Debt can be extended subject to any customary conditions to a date that is after the Latest Maturity Date at the time such Debt is incurred, (iv) such Debt shall be in the form of debt securities or a junior lien or unsecured credit facility, (v) if such Debt is secured by a Lien on the Collateral, (x) such Debt is secured by the Collateral on a pari passu or junior basis (but without regard to the control of remedies) with the Obligations and is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral and (y) such Debt is subject to a First Lien Intercreditor Agreement or a Junior Lien Intercreditor Agreement, as applicable, (vi) such Debt shall not be guaranteed by any Restricted Subsidiaries that are not Guarantors hereunder and (vii) such Debt shall have terms and conditions (other than pricing, rate floors, discounts, fees, premiums and optional prepayment or redemption provisions) that in the good faith determination of the Borrower either (a) reflect customary market terms and conditions (taken as a whole) at the time of incurrence of such Debt or (b) are not materially more favorable (when taken as a whole) to the lenders or holders providing such Debt than the terms and conditions of the Loan Documents (when taken as a whole), except, in each case under this clause (vii), with respect to terms benefitting such lenders or holders (i) where such beneficial terms are incorporated into this Agreement and the other Loan Documents for the benefit of all Lenders without further amendment requirements, or (ii) applicable only to periods after the Latest Maturity Date in effect at the time of incurrence of such Debt.  For the avoidance of doubt, Permitted Incremental Equivalent Debt will not be subject to clause (x) of Section 2.24(b).

“Permitted Liens” shall mean the following types of Liens (excluding any such Lien imposed pursuant to Section 430(k) of the Code or by ERISA or any such Lien relating to or imposed in connection with any Environmental Action):  (a) Liens for Taxes to the extent not otherwise required to be paid under Section 6.3; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, landlords’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations (other than Debt for borrowed money) (i) that are not overdue for a period of more than 60 days or (ii) the amount, applicability or validity of which are being contested in good faith and with respect to which the Borrower or any of its Restricted Subsidiaries, as the case may be, has established reserves in accordance with GAAP; (c) pledges or deposits to secure obligations incurred in the ordinary course of business under workers’ compensation laws, unemployment insurance or similar social security legislation (other than in respect of employee benefit plans subject to ERISA) or to secure public, regulatory or statutory obligations; (d) Liens, pledges and deposits securing the performance of, or payment in respect of, bids, tenders, leases, contracts (other than for the repayment of borrowed money), surety and appeal bonds, letters of credit, and other obligations of a similar nature incurred in the ordinary course of business; (e) any interest or title of a lessor, sublessor, licensor or sublicensor and any restriction or encumbrance to which the interest or title of such lessor, sublessor, licensor or sublicensor may be subject that is incurred in the ordinary course of business and, either individually or when aggregated with all other Permitted Liens in effect on any date of determination, would not be reasonably expected to have a Material Adverse Effect; (f) Liens in favor of customs and revenue authorities arising as a matter of law or pursuant to a bond to secure payment of customs duties in connection with the importation of goods; (g) Liens arising out of judgments or awards that do not constitute an Event of Default under Section 8.1(i) and in respect of which the Borrower or any of its Restricted Subsidiaries subject thereto shall be prosecuting an appeal or proceedings for review in good faith and, pending such appeal or proceedings, shall have secured within 60 days after the entry thereof a subsisting stay of execution and shall be maintaining reserves, in accordance with GAAP, with respect to any such judgment or award; (h) unperfected Liens of suppliers and vendors to secure the purchase price of the property or assets sold; (i) protective UCC filings by lessors under operating leases; (j) any easements, rights of way, restrictions, defects, encroachments and other encumbrances on title to Real Property that either individually or when aggregated with all other Permitted Liens, would not be reasonably expected to have a Material Adverse Effect; (k) bankers’ Liens, rights of setoff and other similar Liens with respect to cash and Cash Equivalents; (l) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of business of the Borrower and the Restricted Subsidiaries, taken as a whole; (m) ground leases in respect of real property on which facilities owned or leased by the Borrower or any Restricted Subsidiary are located; (n) Liens arising by virtue of precautionary UCC financing statement filings (or similar filings under applicable law) regarding operating leases entered into by the Borrower and the Restricted Subsidiaries in the ordinary course of business; (o) Liens that are contractual rights of set-off; (p) Liens in favor of the United States of America or any department or agency thereof, in favor of any state government or political subdivision thereof, or in favor of a prime contractor under a government contract of the United States of America, or of any political subdivision thereof, and in each case, resulting from acceptance of partial progress advance or other payments in the ordinary course of business under government contracts of the United States of America, or of any state government or political subdivision thereof, or subcontracts thereunder; and (q) Liens of a collecting bank arising under Section 4-210 of the UCC on items in the course of collection.

“Permitted Other Debt” shall mean Debt of the Borrower or any other Loan Party; provided that immediately after giving pro forma effect thereto and to the use of the proceeds thereof, (i) no Event of Default shall be continuing or result therefrom (provided that, to the extent the proceeds of any Permitted Other Debt are being used to finance a Limited Condition Transaction, the condition in this clause (i) may be tested in accordance with Section 1.6), (ii) if such Debt is unsecured, the Borrower and the Restricted Subsidiaries would be in compliance on a Pro Forma Basis (as of the date of such incurrence), after giving effect to any such incurrence, with either (A) a Total Net Leverage Ratio that is no greater than 5.00:1.00 or (B) an Interest Coverage Ratio that is no less than 2.00:1.00 (or, to the extent such Debt is incurred finance an acquisition or other Investment permitted under this Agreement, either (I) a Total Net Leverage Ratio that is no greater than the greater of (x) 5.00:1.00 and (y) the Total Net Leverage Ratio immediately prior to giving effect to such incurrence of Debt or (II) an Interest Coverage Ratio that is no less than the lesser of (x) 2.00:1.00 and (y) the Interest Coverage Ratio immediately prior to giving effect to such incurrence of Debt), (iii) if such Debt is secured by a Lien on the Collateral that is junior to the Lien on the Collateral securing the Obligations, the Borrower and the Restricted Subsidiaries would be in compliance on a Pro Forma Basis (as of the date of such incurrence), after giving effect to any such incurrence, with a Secured Net Leverage Ratio that is no greater than 4.50:1.00 (or, to the extent such Debt is incurred finance an acquisition or other Investment permitted under this Agreement, a Secured Net Leverage Ratio that is no greater than the greater of (x) 4.50:1.00 and (y) the Secured Net Leverage Ratio immediately prior to giving effect to such incurrence of Debt), (iv) if such Debt is secured by a Lien on the Collateral that is pari passu with the Lien securing the Obligations, the Borrower and the Restricted Subsidiaries would be in compliance on a Pro Forma Basis (as of the date of such incurrence), after giving effect to any such incurrence, with a First Lien Net Leverage Ratio that is no greater than

4.00:1.00 (or, to the extent such Debt is incurred finance an acquisition or other Investment permitted under this Agreement, a First Lien Net Leverage Ratio that is no greater than the greater of (x) 4.00:1.00 and (y) the First Lien Net Leverage Ratio immediately prior to giving effect to such incurrence of Debt), (v) (x) such Debt does not mature on or prior to the Latest Maturity Date at the time such Debt is incurred or, if such Debt is incurred in the form of a bridge or other interim credit facility intended to be extended, renewed or refinanced with long-term Debt, such bridge or other interim credit facility (1) includes customary “rollover” provisions that are subject to no conditions precedent other than (I) the occurrence of the date specified for the “rollover” and (II) no payment or bankruptcy event of default having occurred and being continuing and (2) assuming such credit facility were to be extended pursuant to such “rollover” provisions, the maturity date of such Debt would mature after the Latest Maturity Date at the time such Debt is incurred and (y) the Weighted Average Life to Maturity of such Debt shall be no shorter than the Weighted Average Life to Maturity of the existing Term Loans, (vi) if such Debt is secured by a Lien on the Collateral, (x) such Debt is secured by the Collateral on a pari passu or junior basis (but without regard to the control of remedies) with the Obligations and is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral and (y) such Debt is subject to an Intercreditor Agreement, (vii) if such Debt is incurred in the form of term loans, such Debt shall comply with the requirements of Section 2.24(b)(x) as if such Permitted Other Debt was incurred as an Incremental Term Loan thereunder (and with pricing increases with respect to the Term B Loans to occur as, and, to the extent provided in Section 2.24(b)(x) as if such permitted Debt was incurred as an Incremental Term Loan hereunder), (viii) such Debt shall not be guaranteed by any Restricted Subsidiaries that are not Guarantors hereunder and (ix) such Debt shall have terms and conditions (other than pricing, rate floors, discounts, fees, premiums, amortization schedule and optional prepayment or redemption provisions) that in the good faith determination of the Borrower are not materially more favorable (when taken as a whole) to the lenders or holders providing such Debt than the terms and conditions of the Loan Documents (when taken as a whole), except, in each case under this clause (ix), with respect to terms benefitting such lenders or holders (i) where such beneficial terms are incorporated into this Agreement and the other Loan Documents for the benefit of all Lenders without further amendment requirements, or (ii) applicable only to periods after the Latest Maturity Date in effect at the time of incurrence of such Debt.  For the avoidance of doubt, any Permitted Other Debt incurred or issued on any date on which the Total Net Leverage Ratio, Secured Net Leverage Ratio or First Lien Net Leverage Ratio, as applicable, is met shall remain authorized pursuant to this clause if such Total Net Leverage Ratio, Secured Net Leverage Ratio or First Lien Net Leverage Ratio, as applicable, test is not met as of any subsequent date.

“Permitted Receivables Documents” shall mean all documents and agreements evidencing, relating to or otherwise governing a Permitted Receivables Financing.

“Permitted Receivables Financing” shall mean one or more transactions pursuant to which (i) Receivables Assets or interests therein are sold to or financed by one or more Special Purpose Receivables Subsidiaries, and (ii) such Special Purpose Receivables Subsidiaries finance their acquisition of such Receivables Assets or interests therein, or the financing thereof, by selling or borrowing against such Receivables Assets; provided that (A) recourse to Borrower or any Restricted Subsidiary (other than the Special Purpose Receivables Subsidiaries) and any obligations or agreements of Borrower or any Restricted Subsidiary (other than the Special Purpose Receivables Subsidiaries) in connection with such transactions shall be limited to the extent customary for similar transactions in the applicable jurisdictions (including, to the extent applicable, in a manner consistent with the delivery of a “true sale”/”absolute transfer” opinion with respect to any transfer by Borrower or any Restricted Subsidiary (other than a Special Purpose Receivables Subsidiary), and (B) the sum of (x) the aggregate Receivables Transaction Amount outstanding at any time pursuant to clause (a) of the definition of “Receivables Transaction Amount” and (y) the aggregate Receivables Transaction Amount since the Closing Date pursuant to clause (b) of the definition of “Receivables Transaction Amount” shall not exceed $75,000,000.

“Permitted Refinancing” shall mean, with respect to any Debt, any modification, refinancing, refunding, renewal or extension of such Debt; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Debt so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other amounts paid, and fees and expenses incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder (only if and to the extent that, had such Debt so modified, refinanced, refunded, renewed or extended been incurred under such commitments at the time such Permitted Refinancing is incurred, it would have been permitted hereunder); (b) the

Debt resulting from such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of the Debt being modified, refinanced, refunded, renewed or extended; (c) immediately after giving effect thereto, no Default shall have occurred and be continuing; (d) if the Debt being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, the Debt resulting from such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Debt being modified, refinanced, refunded, renewed or extended; (e) no Person that is not an obligor under the Debt being modified, refinanced, refunded, renewed or extended shall be an obligor under such modification, refinancing, refunding, renewal or extension; and (f) if the Debt being refinanced is secured (and permitted to be secured), such Permitted Refinancing may be secured by Liens on the same (or any subset of the) assets as secured (or would have been required to secure) the Debt being refinanced, on terms in the aggregate that are no less favorable to the Secured Parties than, the Debt being refinanced or on terms otherwise permitted by Section 7.1 (as determined by the Borrower in good faith).

“Permitted Second Priority Refinancing Debt” shall mean secured Debt (including any Registered Equivalent Notes) incurred by the Borrower in the form of one or more series of second lien (or other junior lien) secured notes or second lien (or other junior lien) secured loans; provided that (i) such Debt otherwise constitutes Credit Agreement Refinancing Debt, (ii) such Debt is secured by the Collateral on a second priority (or other junior priority) basis to the liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt and is not secured by any property or assets of the Borrower or any Subsidiary other than the Collateral and (iii) a Senior Representative acting on behalf of the holders of such Debt shall have become party to or otherwise subject to the provisions of a Junior Lien Intercreditor Agreement; provided that if such Debt is the initial Permitted Second Priority Refinancing Debt incurred by the Borrower, then the Borrower, the Guarantors, the Administrative Agent and the Senior Representative for such Debt shall have executed and delivered a Junior Lien Intercreditor Agreement.  Permitted Second Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Unsecured Refinancing Debt” shall mean unsecured Debt (including any Registered Equivalent Notes) that constitutes Credit Agreement Refinancing Debt, incurred by the Borrower in the form of one or more series of senior unsecured notes or loans.

“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan” shall mean at a particular time, any employee benefit plan that is covered by Title IV of ERISA or Section 412 of the Code and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA, other than any Multiemployer Plan.

“Platform” shall have the meaning given to such term in Section 11.2(d).

“Post-Increase Revolving Lenders” shall have the meaning given to such term in Section 2.24(c).

“Pre-Increase Revolving Lenders” shall have the meaning given to such term in Section 2.24(c).

“Prepayment-Based Incremental Amount” shall mean an amount equal to the aggregate principal amount of all voluntary prepayments (in accordance with Section 2.10) and Borrower purchases of Term Loans, Revolving Loans and Permitted Incremental Equivalent Debt, in each case, (1) incurred utilizing the Fixed Incremental Amount, (2) secured by a Lien on the Collateral that is pari passu with the Lien securing the Obligations, (3) with respect to any Revolving Loans, to the extent accompanied by a permanent reduction in such Revolving Commitments and (4) to the extent not funded with the proceeds of Debt constituting “long-term indebtedness”.

“Pricing Grid” shall mean:

(a)	with respect to Revolving Loans, the table set forth below.

First Lien Net Leverage Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for ABR Loans
> 1.75 to 1.0	4.25%	3.25%
≤ 1.75 to 1.0 but > 1.25 to 1.0	4.00%	3.00%
≤ 1.25 to 1.0	3.75%	2.75%

(b)	with respect to the Commitment Fee Rate, the table set forth below.

Total Net Leverage Ratio	Commitment Fee Rate
≥ 3.75 to 1.0	0.375%
< 3.75 to 1.0	0.250%

For the purposes of the Pricing Grid, changes in the Applicable Margin or Commitment Fee Rate, as applicable, resulting from changes in the First Lien Net Leverage Ratio or Total Net Leverage Ratio, as applicable, shall become effective on the date (the “Adjustment Date”) that is (x) in the case of calculation of the First Lien Net Leverage Ratio or Total Net Leverage Ratio, as applicable, as of the last day of the first three Fiscal Quarters of any Fiscal Year, one Business Day after the date on which financial statements are delivered to the Lenders pursuant to Sections 6.1(c) and (y) in the case of calculation of the First Lien Net Leverage Ratio or Total Net Leverage Ratio, as applicable, as of the last day of any Fiscal Year, one Business Day after the date on which the annual financial statements are delivered to Lenders setting forth such financial information and accompanied by such certifications as are required with respect to annual financial information pursuant to Section 6.1(b).  Such Applicable Margin or Commitment Fee Rate, as applicable, shall remain in effect until the next change to be effected pursuant to this paragraph.  If any financial statements referred to above are not delivered within the time periods specified in Section 6.1, then, until the date that is one Business Day after the date on which such financial statements are delivered, the highest rate set forth in each column of the Pricing Grid shall apply.  In addition, at all times while an Event of Default shall have occurred and be continuing, the highest rate set forth in each column of the Pricing Grid shall apply.

“primary obligations” shall have the meaning given to such term in the definition of “Contingent Obligation” set forth in this Section 1.1.

“primary obligor” shall have the meaning given to such term in the definition of “Contingent Obligation” set forth in this Section 1.1.

“Prime Rate” shall have the meaning given to such term in the definition of “ABR.”

“Pro Forma Basis” shall mean on a pro forma basis in accordance with GAAP; provided that pro forma adjustments may include operating expense reductions for such period resulting from the transaction that is being given pro forma effect that are identified and factually supportable and reasonably expected to be sustainable and to have been realized (or the steps necessary for such realization have been taken or are reasonably expected to be taken) within twenty-four months following any such transaction.  In making “Pro Forma Basis” calculations with respect to any Specified Transaction, such Specified Transaction and the following transactions in connection therewith (to the extent applicable) shall be deemed to have occurred as of the first day of the applicable period of measurement for the applicable covenant or requirement: (a) historical income statement items (whether positive or negative) attributable to the property or Person, if any, subject to such Specified Transaction, (i) in the case of a Disposition of a business unit, division, product line or line of business of the Borrower or a Restricted Subsidiary, a Disposition that otherwise results in a Restricted Subsidiary ceasing to be a Subsidiary or a designation of a Subsidiary as an Unrestricted Subsidiary, shall be excluded, and (ii) in the case of an acquisition by the Borrower or a Restricted Subsidiary, whether by merger, consolidation or otherwise, or any other Investment that results in a Person becoming a Restricted Subsidiary or a designation of a Subsidiary as a Restricted Subsidiary, shall be included, (b) any repayment, retirement, redemption, satisfaction and discharge or defeasance of Debt in connection therewith and (c) any incurrence or assumption by the Borrower or any Restricted Subsidiary of any Debt in connection therewith, and if such Debt has a floating or formula rate, such Debt shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Debt as at the relevant date of determination (taking into account any hedging obligation applicable to such Debt if such hedging obligation has a remaining term in excess of 12 months).

“Proceeding” means any claim, litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified ECP Guarantor” shall mean, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time under  Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Issuer” shall mean any commercial bank that has a combined capital and surplus in excess of $500,000,000.

“Ratio-Based Incremental Amount” shall mean

(i) with respect to Debt that is unsecured, an unlimited amount so long as, as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available (A) either (I) the Total Net Leverage Ratio, calculated on a Pro Forma Basis after giving effect to any such incurrence, shall be no greater than 5.00:1.00 or (II) the Interest Coverage Ratio, calculated on a Pro Forma Basis after giving effect to any such incurrence, shall be no less than 2.00:1.00 or (B) to the extent such Debt is incurred finance an acquisition or other Investment permitted under this Agreement, either (I) the Total Net Leverage Ratio, calculated on a Pro Forma Basis after giving effect to any such incurrence, shall be no greater than the greater of (x) 5.00:1.00 and (y) the Total Net Leverage Ratio immediately prior to giving effect to such incurrence of Debt or (II) the Interest Coverage Ratio of the Borrower and the Restricted Subsidiaries, calculated on a Pro Forma Basis after giving effect to any such incurrence, shall be no less than the lesser of (x) 2.00:1.00 and (y) the Interest Coverage Ratio immediately prior to giving effect to such incurrence of Debt,

(ii) with respect to Debt that is secured by a Lien on the Collateral that is junior to the Lien on the Collateral securing the Obligations, an unlimited amount so long as the Secured Net Leverage Ratio, calculated on a Pro Forma Basis after giving effect to any such incurrence, shall be no greater than 4.50:1.00 or, to the extent such Debt is incurred finance an acquisition or other Investment permitted under this Agreement, the Secured Net Leverage Ratio, calculated on a Pro Forma Basis after giving effect to any such incurrence, shall be no greater than the greater of (x) 4.50:1.00 and (y) the Secured Net Leverage Ratio immediately prior to giving effect to such incurrence of Debt, and

(iii) with respect to Debt that is secured by a Lien on the Collateral that is pari passu with the Lien securing the Obligations, an unlimited amount so long as the First Lien Net Leverage Ratio, calculated on a

Pro Forma Basis after giving effect to such incurrence, is no greater than 4.00:1.00 or, to the extent such Debt is incurred finance an acquisition or other Investment permitted under this Agreement, the First Lien Net Leverage Ratio, calculated on a Pro Forma Basis after giving effect to any such incurrence, shall be no greater than the greater of (x) 4.00:1.00 and (y) the First Lien Net Leverage Ratio immediately prior to giving effect to such incurrence of Debt.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, and all improvements and appurtenant fixtures and equipment.

“Receivables Assets” shall mean a right to receive payment arising from a sale or lease of goods or the performance of services by the Borrower or any of its Restricted Subsidiaries pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit, and all proceeds thereof and rights (contractual or otherwise) and collateral related thereto and shall include, in any event, any items of property that would be classified as an account receivable of the Borrower or any of its Restricted Subsidiaries or an “account,” “chattel paper,” “payment intangible” or “instrument” under the Uniform Commercial Code as in effect in the State of New York and any “supporting obligations” or “proceeds” as so defined of any such items.

“Receivables Transaction Amount” shall mean (a) in the case of any Receivables Assets securitization, the amount of obligations outstanding under the legal documents entered into as part of such Receivables Assets securitization on any date of determination that would be characterized as principal if such Receivables Assets securitization were structured as a secured lending transaction rather than as a purchase and (b) in the case of any sale or factoring of Receivables Assets (but excluding any transaction included under clause (a)), the cash purchase price paid by the buyer in connection with its purchase of Receivables Assets (including any bills of exchange) less the amount of collections received in respect of such Receivables Assets and paid to such buyer, excluding any amounts applied to purchase fees or discount or in the nature of interest, in each case as determined in good faith and in a consistent and commercially reasonable manner by the Borrower.

“Recovery Event” shall mean any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Restricted Company.

“Redeemable Preferred Interest” shall mean, with respect to any Person, any Capital Stock of such Person that, by its terms or by the terms of any security into which it is convertible, exercisable or exchangeable, is, or upon the happening of an event or the passage of time or both would be, required to be redeemed or repurchased (including at the option of the holder thereof) by such Person or any of its Subsidiaries, in whole or in part, earlier than six months after the Latest Maturity Date; provided, however, that (i) any Capital Stock that would constitute a Redeemable Preferred Interest solely because the holders thereof have the right to require the issuer to repurchase such a Redeemable Preferred Interest upon the occurrence of a change of control shall not be so treated if the terms thereof (a) do not trigger any rights upon any circumstance constituting a change of control under such Redeemable Preferred Interest that would not constitute a Change of Control under this Agreement and (b) do not permit either any repurchase by such Person or any rights of the holder of such Capital Stock to assert any claim in respect of such failure to purchase as long as any Event of Default exists hereunder and (ii) any Capital Stock in any Subsidiary or Minority Investment that the Borrower or any Restricted Subsidiary may be required to repurchase from any joint venture partner or other investor in such Subsidiary or Minority Investment shall not constitute Redeemable Preferred Interest.

“Refinanced Debt” shall have the meaning given to such term in the definition of “Credit Agreement Refinancing Debt”.

“Refinancing” shall mean the repayment in full and the termination of all commitments to make extensions of credit under the Existing Credit Agreement.

“Refinancing Amendment” shall mean an amendment to this Agreement executed by each of (a) the Borrower, (b) the General Administrative Agent, (c) the Term Loan Facility Administrative Agent, if applicable,

(d) the Revolving Facility Administrative Agent, if applicable, (e) each Refinancing Lender and (f) each Lender that agrees to provide any portion of Refinancing Term Loans, Other Revolving Commitments or Other Revolving Loans incurred pursuant thereto, in accordance with Section 2.27.

“Refinancing Lender” shall mean, at any time, any bank, financial institution or other institutional lender or investor (including any such bank, financial institution or other institutional lender or investor that is a Lender at such time) that agrees to provide any portion of Credit Agreement Refinancing Debt pursuant to a Refinancing Amendment in accordance with Section 2.27; provided that each Refinancing Lender shall be subject to the approval of (i) the Administrative Agent (such approval not to be unreasonably withheld or delayed) if (x) in the case of Other Term Loan Commitments and Other Term Loans, such Refinancing Lender is not then a then-existing Lender, an Affiliate of a then-existing Lender or an Approved Fund or (y) in the case of Other Revolving Commitments, such Refinancing Lender is not then a then-existing Revolving Lender, an Affiliate of a then-existing Revolving Lender or an Approved Fund of a then-existing Revolving Lender, (ii) in the case of any Other Revolving Commitments, each Issuing Lender and the Swingline Lender if such Refinancing Lender is not then a then-existing Revolving Lender, an Affiliate of a then-existing Revolving Lender or an Approved Fund of a then-existing Revolving Lender and (iii) the Borrower.

“Refinancing Series” shall mean all Refinancing Term Loans or Refinancing Term Commitments that are established pursuant to the same Refinancing Amendment (or any subsequent Refinancing Amendment to the extent such Refinancing Amendment expressly provides that the Refinancing Term Loans or Refinancing Term Commitments provided for therein are intended to be a part of any previously established Refinancing Series) and that provide for the same effective yield and amortization schedule.

“Refinancing Term Commitments” shall mean one or more term loan commitments hereunder that fund Refinancing Term Loans of the applicable Refinancing Series hereunder pursuant to a Refinancing Amendment.

“Refinancing Term Loans” shall mean one or more term loans hereunder that result from a Refinancing Amendment.

“Refunded Swingline Loans” shall have the meaning given to such term in Section 2.7(b).

“Register” shall have the meaning given to such term in Section 11.6(b)(iv).

“Registered Equivalent Notes” shall mean, with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Reimbursement Obligation” shall mean the obligation of the Borrower to reimburse the Issuing Lenders pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Reinvestment Deferred Amount” shall mean, with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Restricted Company in connection therewith that are not applied to prepay the Term Loans or the Revolving Loans pursuant to Section 2.11(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event” shall mean any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice” shall mean a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Restricted Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair assets useful in its business, to make acquisitions and other similar Investments not prohibited under this Agreement, or to make capital expenditures.

“Reinvestment Prepayment Amount” shall mean, with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets useful in its business, to make acquisitions and other similar Investments not prohibited under this Agreement, or to make capital expenditures.

“Reinvestment Prepayment Date” shall mean, with respect to any Reinvestment Event, the earliest of (a) the first anniversary of such Reinvestment Event or, if prior to the first anniversary of such Reinvestment Event the Borrower shall have entered into a binding commitment to reinvest the Net Cash Proceeds received in connection with such Reinvestment Event, the second anniversary of such Reinvestment Event and (b) the date on which the Borrower shall have determined not to acquire or repair assets useful in the Borrower’s business with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” shall mean any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injecting, migrating or leaching into or through the Environment, or into, from or through any structure or facility.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Repricing Transaction” shall mean, with respect to any Term B Loan, (a) any prepayment or repayment of such Term B Loan with the proceeds of, or made in connection with the incurrence of, any Debt secured on a pari passu basis by any Lien on any asset of any Loan Party that has a Weighted Average Yield that is lower than the Weighted Average Yield of such Term B Loan at the time of such prepayment or repayment, and the primary purpose of which is to reduce the Weighted Average Yield of such Debt relative to such portion of the Term B Loans so prepaid or repaid (as determined in good faith by the Borrower) and (b) any amendment or other modification of this Agreement the primary purpose of which is to, directly or indirectly, reduce the Weighted Average Yield of such Term B Loan (as determined in good faith by the Borrower), excluding, in each case, any such reductions in connection with (a) a Change of Control or (b) an Enterprise Transformative Event.

“Required Lenders” shall mean, at any time, the holders of more than 50% of the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

“Requirement of Law” shall mean, as to any Person, any law, treaty, rule or regulation, official administrative pronouncement or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resignation Effective Date” has the meaning specified in Section 9.6.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” shall mean, with respect to any Loan Party, the chief executive officer, the president, the chief financial officer, the principal accounting officer or the treasurer (or the equivalent of any of the foregoing) or any other officer, partner or member (or Person performing similar functions) of such Loan Party responsible for overseeing the administration of, or reviewing compliance with, all or any portion of this Agreement or any of the other Loan Documents.

“Restricted Companies” means the Borrower and the Restricted Subsidiaries, and “Restricted Company” means any of the foregoing.

“Restricted Payments” shall have the meaning given to such term in Section 7.7.

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Revolving Commitment” shall mean, as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and to participate in Letters of Credit hereunder in an aggregate principal or face amount not to exceed the amount set forth opposite such Lender’s name on Schedule I, in an Increase Joinder or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.

“Revolving Commitment Period” shall mean the period from and including the Closing Date to but excluding the Business Day preceding the latest Maturity Date applicable to the Revolving Facility.

“Revolving Extensions of Credit” shall mean, as to any Revolving Lender at any time, an amount equal to the sum of (a) aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the LC Obligations then outstanding and (c) such Lender’s Revolving Percentage of the Swingline Loans then outstanding.

“Revolving Facility” shall mean the Revolving Commitments and the Revolving Loans made thereunder.

“Revolving Facility Administrative Agent” shall mean Truist Bank, together with its affiliates, as the revolving facility administrative agent for the Revolving Lenders, Swingline Lender and Issuing Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Revolving Lender” shall mean each Lender that has a Revolving Commitment or holds Revolving Loans.

“Revolving Loans” shall have the meaning given to such term in Section 2.4(a).

“Revolving Percentage” shall mean, as to any Revolving Lender at any time, the percentage that such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage that the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding; provided that, in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Extensions of Credit, the Revolving Percentages shall be the Revolving Percentages in effect immediately prior to such payment in full.

“Revolving Termination Date” shall mean June 30, 2026.

“S&P” shall mean Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., or any successor thereto.

“Sale and Leaseback Transaction” with respect to any Person shall mean an arrangement to sell or transfer any property, real or personal, used or useful in such Person’s business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the US Department of State, the US Department of Treasury (including OFAC), the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, the Department of Foreign Affairs, Trade and Development (Canada) or any other applicable sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Territory or (c) any Person controlled or 50% or more owned by any such Person or Persons described in clause (a) or (b) above.

“Sanctioned Territory” means, at any time, a country, region or territory that is itself the subject or target of any Sanctions (at the date of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctions” as defined in Section 4.22.

“Sanctions Laws” as defined in Section 4.22.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Cash Management Agreement” shall mean any Cash Management Agreement that is entered into by and between the Borrower or any Restricted Subsidiary and any Cash Management Bank.

“Secured Net Leverage Ratio” shall mean the ratio, as of any date, of (a) Consolidated Secured Net Debt as of such date to (b) Consolidated EBITDA for the Measurement Period most recently ended on or prior to such date.

“Secured Obligations” shall mean, without duplication, (a) the Obligations and (b) the due and punctual payment and performance of all obligations of the Borrower or any Restricted Subsidiary under or in respect of each Specified Swap Agreement and each Secured Cash Management Agreement, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any bankruptcy, insolvency, receivership or other similar proceeding naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that “Secured Obligations” shall exclude any Excluded Swap Obligations.

“Secured Parties” shall mean, collectively, (i) the Administrative Agent, (ii) the Collateral Agent, (iii) each other Agent, (iv) the Lenders, (v) each Issuing Lender, (vi) each Swingline Lender, (vii) each Cash Management Bank (provided that, in the case of any Cash Management Bank not already a party to this Agreement, such Person executes and delivers to the General Administrative Agent and the Collateral Agent a letter agreement in form and substance acceptable to the General Administrative Agent and the Collateral Agent pursuant to which such Person (a) appoints the Collateral Agent as its agent under the applicable Loan Documents and (b) agrees to be bound by the provisions of Sections 11.5, 11.11, 11.12 and 11.14 as if it were a Lender hereunder), (viii) each Specified Swap Provider (provided that, in the case of any Specified Swap Provider not already a party to this Agreement (unless the Specified Swap Agreement of such Specified Swap Provider is listed on Schedule 1.1(b)), such Person executes and delivers to the General Administrative Agent and the Collateral Agent a letter agreement in form and substance acceptable to the General Administrative Agent and the Collateral Agent pursuant to which such Person (a) appoints the Collateral Agent as its agent under the applicable Loan Documents and (b) agrees to be bound by the provisions of Sections 11.5, 11.11, 11.12 and 11.14 as if it were a Lender hereunder).

“Security Agreement” shall mean that certain Security Agreement, dated as of the Closing Date, by and among the Loan Parties and the Collateral Agent.

“Security Documents” shall mean, collectively, the Security Agreement, the Mortgages (if any) and all other security documents hereafter delivered to the Collateral Agent granting a Lien on any property of any Person to secure the Secured Obligations.

“Senior Representative” shall mean, with respect to any series of Permitted First Priority Refinancing Debt, Permitted Second Priority Refinancing Debt, Permitted Other Debt, Permitted Incremental Equivalent Debt or any Debt incurred pursuant to Section 7.2(v), the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Debt is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Sharecare Stock” shall mean all Capital Stock of Sharecare, Inc. owned by the Borrower or its Subsidiaries as of the Closing Date, together with any interest(s) into which such Capital Stock shall be exchanged, converted or reclassified.

“SOFR” means a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time).

“Solvent” shall mean, with respect to the Borrower and its Restricted Subsidiaries, on a consolidated basis, that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets the Borrower and its Restricted Subsidiaries, on a consolidated basis, will, as of such date, exceed the amount of all “liabilities of the Borrower and its Restricted Subsidiaries, on a consolidated basis, contingent or otherwise,” as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of the Borrower and its Restricted Subsidiaries, on a consolidated basis, will, as of such date, be greater than the amount that will be required to pay the liability of the Borrower and its Restricted Subsidiaries, on a consolidated basis, on its debts as such debts become absolute and matured, (c) the Borrower and its Restricted Subsidiaries, on a consolidated basis, will not have, as of such date, an unreasonably small amount of capital with which to conduct their business, and (d) the Borrower and its Restricted Subsidiaries, on a consolidated basis, will be able to pay their debts as they mature.  For purposes of this definition, (i) “debt” shall mean liability on a “claim,” and (ii) “claim” shall mean any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured; provided that, customary due to/due from intercompany arrangements that do not create a contractual repayment requirement shall not be treated as a debt or liability for purposes of the determination of solvency.

“Special Purpose Receivables Subsidiary” shall mean a direct or indirect Restricted Subsidiary established in connection with a Permitted Receivables Financing for the acquisition of Receivables Assets or interests therein, and that is organized in a manner intended to reduce the likelihood that it would be substantively consolidated with the Borrower or any of the Restricted Subsidiaries (other than Special Purpose Receivables Subsidiaries) in the event the Borrower or any such Restricted Subsidiary becomes subject to a proceeding under the U.S. Bankruptcy Code (or other insolvency law).

“Specified LC Sublimit” shall mean, with respect to any Issuing Lender, the amount set forth beside such Issuing Lender on Schedule II hereto with respect to Letters of Credit or in each case such other amount as is specified in the agreement pursuant to which such Person becomes an Issuing Lender hereunder.

“Specified Loan Party” shall mean any Loan Party that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 10.10).

“Specified Swap Agreement” shall mean (x) each Swap Agreement existing on the Closing Date and listed on Schedule 1.1(b) and (y) any Swap Agreement entered into by the Borrower or any Restricted Subsidiary and any Person referenced in clause (y) of the definition of Specified Swap Provider.

“Specified Swap Provider” shall mean any Person that (x) on the Closing Date, is a party to the Swap Agreements listed on Schedule 1.1(b) (other than any Restricted Company) or (y) at the time it enters into a Swap Agreement (or with respect to Swap Agreements existing on the Closing Date, on the Closing Date), is an Administrative Agent, a Lender or an Affiliate of an Administrative Agent or a Lender, irrespective of whether such Person ceases to be an Administrative Agent, a Lender or an affiliate of an Administrative Agent or a Lender after having entered into the Specified Swap Agreement, in each case in its capacity as a party to such Swap Agreement.

“Specified Transaction” shall mean (a)  any Investment permitted under Sections 7.6(e), (f), (h), (i), (k) , (m) or (n), (b) the consummation of any Asset Sale or other Disposition, (c) the incurrence, assumption, permanent repayment or extinguishment of any Debt, (d) the designation of an Unrestricted Subsidiary, (d) any Restricted Payment, and (f) any other transaction, in each case under the foregoing clauses, where the consummation thereof, or the determination of whether such transaction is permitted to be consummated under this Agreement, requires that a financial covenant or test be calculated on a Pro Forma Basis after giving effect to such transaction.

“Subsidiary” shall mean, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other business entity (a) (i) of which securities or other ownership interests representing more than 50% of the voting power of all Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, Controlled or held by the parent or one or more subsidiaries of the parent and (ii) that is, as of such date, otherwise Controlled by the parent or one or more subsidiaries of the parent; or (b) designated as a “Subsidiary” by the Borrower by written notice to the Administrative Agent and (i) of which securities or other ownership interests representing more than 50% of the voting power of all Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, Controlled or held by the parent or one or more subsidiaries of the parent, (ii) that is, as of such date, otherwise Controlled by the parent or one or more subsidiaries of the parent or (iii) the accounts of which would be consolidated with those of the parent in the parent’s Consolidated financial statements; provided, however, that no entity shall be deemed to be a Subsidiary so long as the assets of such entity do not exceed $50,000 (unless the Borrower in its discretion elects to include such entity as a Guarantor subject, in the case of an entity that is not a Domestic Subsidiary to the consent of the Collateral Agent, and collateral arrangements (including foreign security) mutually agreed by the Collateral Agent and the Borrower). Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of the Borrower.

“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Restricted Subsidiaries shall be a “Swap Agreement.”

“Swap Obligations” shall mean with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Commitment” shall mean the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.6 in an aggregate principal amount at any one time outstanding not to exceed $30,000,000.

“Swingline Lender” shall mean Truist Bank or any other Lender reasonably satisfactory to the Revolving Facility Administrative Agent that from time to time agrees in writing to make Swingline Loans hereunder, in each case in its capacity as a lender of Swingline Loans.  If at any time and for any reason, the Swingline Lender has resigned in such capacity in accordance with the preceding sentence, then no Person shall be the Swingline Lender hereunder or obligated to make Swingline Loans unless and until (and only for so long as) a Lender (or affiliate of a Lender) reasonably satisfactory to the Revolving Facility Administrative Agent and the Borrower agrees to act as the Swingline Lender hereunder.

“Swingline Loans” shall have the meaning given to such term in Section 2.6(a).

“Swingline Participation Amount” shall have the meaning given to such term in Section 2.7(c).

“TARGET Day” shall mean any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term B Loan Commitment” shall mean, as to any Lender, the obligation of such Lender, if any, to make a Term B Loan to the Borrower in a principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule I or in an Increase Joinder.  The original aggregate amount of the Term B Loan Commitments is $400,000,000.

“Term B Loan Facility” shall mean the Term B Commitments and the Term B Loans made thereunder.

“Term B Loan Lenders” shall mean each Lender that has a Term Loan Commitment or that holds a Term Loan.

“Term B Loan Maturity Date” shall mean June 30, 2028.

“Term B Loan Percentage” shall mean, as to any Term B Loan Lender at any time, the percentage that such Lender’s Term B Loan Commitment then constitutes of the aggregate Term B Loan Commitments (or, at any time after the Closing Date, the percentage that the aggregate principal amount of such Lender’s Term B Loans then outstanding constitutes of the aggregate principal amount of the Term B Loans then outstanding).

“Term B Loans” shall have the meaning given to such term in Section 2.1.

“Term Loan Commitment” shall mean a Term B Loan Commitment, an Incremental Term Loan Commitment of any Class, an Other Term Commitment of any Class or a Refinancing Term Commitment of any Class.

“Term Loan Facility” shall mean the term loan facilities established under this Agreement, including the Term Loan Commitments and the Term Loans.

“Term Loan Facility Administrative Agent” shall mean Morgan Stanley Senior Funding, Inc., together with its affiliates, as the term loan facility administrative agent for the Term Loan Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Term Loan Lenders” shall mean each Lender that has a Term Loan Commitment or that holds a Term Loan.

“Term Loan Percentage” shall mean, as to any Term Loan Lender for any Class of Term Loan Commitments or Term Loans at any time (i) prior to the making of the Term Loans of such Class, the percentage that such Lender’s Term Loan Commitment then constitutes of the aggregate Term Loan Commitments of such Class and (ii) after the making of the Term Loans of such Class, the percentage that the aggregate principal amount of such Lender’s Term Loans of such Class then outstanding constitutes of the aggregate principal amount of the Term Loans of such Class then outstanding.

“Term Loans” shall mean a Term B Loan, an Incremental Term Loan of any Class, an Other Term Loan of any Class, Extended Term Loans of any Class or Refinancing Term Loans of any Class.

“Term SOFR” means, for the applicable corresponding tenor, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Total Net Leverage Ratio” shall mean the ratio, as of any date, of (a) Consolidated Total Net Debt as of such date to (b) Consolidated EBITDA for the Measurement Period most recently ended on or prior to such date.

“Total Revolving Commitments” shall mean, at any time, the aggregate amount of the Revolving Commitments then in effect.  The original amount of the Total Revolving Commitments is $100,000,000.

“Total Revolving Extensions of Credit” shall mean, at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Transaction Documents” shall mean the Loan Documents.

“Transactions” shall mean, collectively, (a) the execution, delivery and performance of the Loan Documents and the initial borrowings hereunder, (b) the Refinancing and (c) the payment of all fees and expenses owing in connection with the foregoing.

“Transferred Guarantor” shall have the meaning given to such term in Section 10.9.

“Tricare” shall mean the managed health care program that is established by the Department of Defense under Title 10, Subtitle A, Part II, Chapter 55 (10 U.S.C. §1071 et seq.) for members of the military, certain military retirees, and their dependents.

“Type” shall mean, as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States” and “U.S.” shall mean the United States of America.

“Unrestricted Subsidiary” means (a) as of the Closing Date, each Subsidiary of the Borrower listed on Schedule IV, (b) any Subsidiary of an Unrestricted Subsidiary and (c) any Subsidiary of the Borrower designated by the board of directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 6.15 subsequent to the Closing Date (and continuing until such time that such designation is thereafter revoked by the Borrower).

“Voting Interests” shall mean shares of Capital Stock issued by a corporation, or equivalent Capital Stock of any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Weighted Average Life to Maturity” shall mean, when applied to any Debt at any date, the number of years obtained by dividing:  (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Debt.

“Weighted Average Yield” means, at any time, with respect to any Loan or other Debt, the weighted average yield to stated maturity of such Loan or other Debt based on the interest rate or rates applicable thereto and giving effect to all upfront or similar fees or original issue discount with respect thereto payable to the Lenders or other applicable creditors advancing such Loan or other Debt (but not any arrangement fees, structuring fees, commitment fees, underwriting fees or other fees not paid generally to all such Lenders or other applicable creditors, and excluding any ticking or amendment fees paid with respect to such Loans or other Debt) (in each case, with upfront or similar fees being deemed to constitute like amounts of original issue discount, and such fees and original issue discount being equated to interest margins in a manner consistent with accepted financial practice based on an assumed life to maturity of the lesser of four years and the remaining term of such Loan or other Debt) and to any interest rate “floor”. For purposes of determining the Weighted Average Yield of any floating rate Debt at any time, the rate of interest applicable to such Debt at such time shall be assumed to be the rate applicable at all times prior to maturity; provided that appropriate adjustments shall be made for any scheduled changes in rates of interest provided for in the documents governing such Debt. Determinations of the Weighted Average Yield of any Loans shall be made by the Term Loan Facility Administrative Agent at the request of the Borrower and in a manner determined by the Term Loan Facility Administrative Agent to be consistent with accepted financial practice, and any such determination shall be presumed correct, absent manifest error.

“Wholly Owned Subsidiary” shall mean, as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly or through other Wholly Owned Subsidiaries.

“Withdrawal Liability” shall have the meaning specified in Section 4201 of ERISA.

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2Classification of Loans

.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”).

1.3Terms Generally

.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) the word “or” has the inclusive meaning represented by the expression “and/or”, (e) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement, unless otherwise indicated, (f) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time and (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

1.4Accounting Terms; GAAP

.  Except as otherwise expressly provided herein (including, and other than as provided below, with respect to Financing Leases and Financing Lease Obligations), GAAP shall refer to generally accepted accounting principles in the United States as in effect from time to time applied on a consistent basis and all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change in GAAP occurring after the Closing Date or in the application thereof on such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided, further that the Borrower shall provide to the Administrative Agent and the Lenders a written reconciliation between calculations of the affected item in amounts required to be reported under Sections 6.1(b) and (c) (including in any Compliance Certificate) before and after giving effect to such change in GAAP.

For the avoidance of doubt, Persons that are not Restricted Subsidiaries shall not be included in any calculation of the Interest Coverage Ratio, the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio or the Total Net Leverage Ratio or any calculation to which Section 7.16 relates.

1.5Resolution of Drafting Ambiguities

.  Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

1.6Certain Conditions, Calculations and Tests

.

(a)In connection with any action being taken solely in connection with a Limited Condition Transaction, for purposes of:

(i)determining compliance with any provision of this Agreement that requires the calculation of Consolidated EBITDA (including tests measured as a percentage of Consolidated EBITDA), the Total Net Leverage Ratio, the Secured Net Leverage Ratio, the First Lien Net Leverage Ratio or any financial ratio (other than for purposes of any Applicable Margin); or

(ii)testing availability under baskets set forth in this Agreement;

in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be (i) in the case of a Limited Condition Acquisition, the date the definitive agreements for such Limited Condition Acquisition are entered into, and (ii) in the case of any redemption or repayment of Debt requiring irrevocable advance notice or any irrevocable offer to purchase Debt that is not subject to obtaining financing, the date of such irrevocable advance notice or irrevocable offer (each, an “LCT Test Date”), and if, after giving pro forma effect to such action and the other transactions to be entered into in connection therewith (including any incurrence of Debt and the use of proceeds thereof) as if they had occurred at the beginning of the most recent Measurement Period ended prior to the LCT Test Date, the Borrower could have taken such action on the relevant LCT Test Date in compliance with such test, ratio or basket, such test, ratio or basket shall be deemed to have been complied with.  If the Borrower has made an LCT Election and any of the tests, ratios or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such test, ratio or basket, including due to fluctuations in Consolidated EBITDA of the Borrower and its Restricted Subsidiaries, at or prior to the consummation of the relevant Limited Condition Transaction, such tests, baskets or ratios will be deemed not to have been exceeded as a result of such fluctuations solely for purposes of determining whether the such Limited Condition Transaction or action is permitted to be consummated or taken; provided that if such ratios or baskets improve as a result of such fluctuations, such improved ratios or baskets may be utilized.  If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any test, ratio or basket availability with respect to the incurrence of Debt or Liens, or the making of Investments, or mergers, or the conveyance, lease or other transfer of assets of the Borrower, or the prepayment, redemption, purchase, defeasance or other satisfaction of Debt, in each case on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or, in the case of a Limited Condition Acquisition, the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such test, ratio or basket shall be tested by calculating the availability under such test, ratio or basket on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith have been consummated (including any incurrence of Debt and any associated Lien and the use of proceeds thereof).

In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of determining compliance with any provision of this Agreement that requires that no Event of Default or Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Borrower, be deemed satisfied, so long as no Event of Default or Default, as applicable, exists on the applicable LCT Test Date.  If the Borrower has exercised its option under this Section 1.6, and any Event of Default or Default occurs following the applicable LCT Test Date and prior to the consummation of such Limited Condition Transaction, any such Event of Default or Default shall be deemed not to have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted hereunder.

(b)Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (including the Interest Coverage Ratio, Total Net Leverage Ratio, Secured Net Leverage Ratio, or First Lien Net Leverage Ratio) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence Based Amounts”), it is understood and agreed that the Fixed Amounts (and any cash proceeds thereof) shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence Based Amounts in connection with such substantially concurrent incurrence.

(c)For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or test (including the Financial Covenant, any First Lien Net Leverage Ratio test, any Secured Net Leverage Ratio test, any Total Net Leverage Ratio test and/or any Interest Coverage Ratio test and/or the amount of Consolidated EBITDA), such financial ratio or test shall be calculated at the time such action is taken (subject to Section 1.6(a)), such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or test or in Consolidated EBITDA occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

1.7Divisions

.  For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws) (a “Division”):  (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.

1.8Interest Rates

.  None of the Administrative Agents warrants or accepts any responsibility nor shall any Administrative Agent have any liability with respect to (i) any Benchmark Replacement Conforming Changes, (ii) the administration, submission or any matter relating to the rates in the definition of Benchmark or with respect to any rate that is an alternative, comparable or successor rate thereto or (iii) the effect of any of the foregoing.

1.9Letter of Credit Amounts

.  Unless otherwise specified herein, the amount of any Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any letter of credit application relating thereto (or of any other document, agreement or instrument entered into by the applicable Issuing Lender and the Borrower and relating to such Letter of Credit), provides for one or more automatic increases prior to the expiration thereof (without giving effect to any automatic extension provisions therein or the reinstatement of an amount previously drawn thereunder and reimbursed) in the face amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum face amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

SECTION 2

AMOUNT AND TERMS OF COMMITMENTS

2.1Term Commitments

.  Subject to the terms and conditions hereof, each Term B Loan Lender severally agrees to make a Term B Loan denominated in Dollars (a “Term B Loan”) to the Borrower on the Closing Date in an amount not to exceed the amount of the Term B Loan Commitment of such Lender.  The Term B Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the

Administrative Agent in accordance with Sections 2.2 and 2.12.  Amounts borrowed under this Section 2.1 and repaid may not be reborrowed.

2.2Procedure for Term Loan Borrowing

.  Other than with respect to the Term B Loans to be made on the Closing Date, the Borrower shall give the Term Loan Facility Administrative Agent irrevocable notice in the form of a Borrowing Request (which notice must be received by the Term Loan Facility Administrative Agent (a) not later than 2:00 P.M., New York City time, three Business Days prior to the requested Borrowing Date in the case of any Term Loans that will be Eurodollar Loans or (b) not later than 12:00 noon, New York City time, one Business Day prior to the requested Borrowing Date in the case of any Term Loans that will be ABR Loans) requesting that the Term Lenders make the Term Loans on such Borrowing Date, and specifying the amount to be borrowed under each Class. Upon receipt of such notice, the Term Loan Facility Administrative Agent shall promptly notify each Term Lender thereof. Not later than 12:00 Noon, New York City time, on the Closing Date or such Borrowing Date (or, in each case, with respect to any Borrowing of Incremental Term Loans or Refinancing Term Loans, not later than such other time as shall be specified therefor in the applicable Increase Joinder, Extension Offer or Refinancing Amendment), as applicable, each Term Lender shall make available to the Term Loan Facility Administrative Agent at its Funding Office an amount in immediately available funds equal to the Term Loan to be made by such Term Lender on such date. The Term Loan Facility Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Term Loan Facility Administrative Agent by the Term Lenders in immediately available funds.

2.3Repayment of Term Loans

.  The Borrower shall repay Term B Loans to the Term Loan Facility Administrative Agent, for the account of each Term B Loan Lender holding Term B Loans, (i) on the last day of each March, June, September and December (commencing on September 30, 2021), each in an amount equal to such Lender’s Term B Loan Percentage multiplied by 0.25% of the aggregate principal amount of the Term B Loans outstanding on the Closing Date immediately after funding the Term B Loan Facility and (ii) on the Term B Loan Maturity Date in an amount equal to all remaining outstanding Term B Loans of such Term B Loan Lenders.

The Borrower shall repay Term Loans of any Class (other than Term B Loans) to the Term Loan Facility Administrative Agent, for the account of each Lender holding such Term Loans, in such amounts and on such date or dates as shall be specified therefor in the applicable Increase Joinder, Extension Offer or Refinancing Amendment.  To the extent not previously paid, all Term Loans of any such Class shall be due and payable on the Maturity Date applicable to the Term Loans of such Class.

2.4Revolving Commitments

.

(a)Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans in Dollars (“Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding that, when added to such Lender’s Revolving Percentage of the sum of (i) LC Obligations then outstanding and (ii) the aggregate principal amount of the Swingline Loans then outstanding, does not exceed the amount of such Lender’s Revolving Commitment.  During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.  The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Revolving Facility Administrative Agent in accordance with Sections 2.5 and 2.12.

(b)The Borrower shall repay all outstanding Revolving Loans on the applicable Maturity Date.

2.5Procedure for Revolving Loan Borrowing

.  The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day; provided that the Borrower shall give the Revolving Facility Administrative Agent irrevocable notice in the form of a Borrowing Request (which notice must be received by the Revolving Facility Administrative Agent (a) not later than 2:00 P.M., New York City time, three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) not later than 12:00 noon, New York City time, on the requested Borrowing Date, in the case of ABR Loans), specifying (i) the amount of Revolving Loans to be borrowed, (ii) the requested Borrowing Date, (iii) the Revolving Facility pursuant to which such Loan is to be made, (iv) [reserved], (v) the Type of Revolving Loans to be borrowed and (vi) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor.  Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, $500,000 or a whole multiple of $100,000 in excess thereof (or, if the then aggregate Available Revolving Commitments are less than $500,000, such lesser amount) and (y) in the case of Eurodollar Loans, $500,000 or a whole multiple of $100,000 in excess thereof.  Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof.  Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Revolving Facility Administrative Agent for the account of the Borrower at its Funding Office for the applicable currency prior to 2:00 p.m., New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Revolving Facility Administrative Agent.  Such borrowing will then be made available to the Borrower by the Revolving Facility Administrative Agent Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Revolving Facility Administrative Agent by the Revolving Lenders and in like funds as received by the Revolving Facility Administrative Agent.

2.6Swingline Commitment.

(a)Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Commitments from time to time after the Closing Date and during the Revolving Commitment Period by making swing line loans denominated in Dollars (“Swingline Loans”) to the Borrower; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect and (ii) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero.  During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof.  Swingline Loans shall be ABR Loans only.

(b)The Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the applicable Maturity Date in accordance with Section 2.7(f).

2.7Procedure for Swingline Borrowing; Refunding of Swingline Loans.

(a)To request a Swingline Loan, the Borrower shall notify the Revolving Facility Administrative Agent of such request by electronic communications (confirmed by delivery of a Borrowing Request), not later than 2:00 P.M., New York City time, on the day (which shall be a Business Day during the Revolving Commitment Period) of a proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan.  The Revolving Facility Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower.  The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 3.5, by remittance to the Issuing Lender) by 4:00 P.M., New York City time, on the requested date of such Swingline Loan.  Each borrowing under the Swingline Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof.

(b)The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s notice given by the Swingline Lender no later than 2:00 P.M., New York City time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan denominated in Dollars, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans, to repay the Swingline Loans (the “Refunded Swingline Loans”); provided that, notwithstanding the foregoing, no Revolving Lender shall be obligated to make any Revolving Loan if after giving effect to the making of such Revolving Loan the outstanding amount of Revolving Extensions of Credit of such Lender exceed such Lender’s Revolving Commitment outstanding on the date of such notice (taking into account the repayment of Refunded Swingline Loans with the proceeds of such Revolving Loans).  Each Revolving Lender shall make the amount of such Revolving Loan available to the Revolving Facility Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice.  The proceeds of such Revolving Loans shall be immediately made available by the Revolving Facility Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans.  The Borrower irrevocably authorizes the Swingline Lender to charge the Borrower’s accounts with the Revolving Facility Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans.

(c)If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.7(b), one of the events described in Section 8.1(g) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.7(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.7(b), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

(d)Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e)Each Revolving Lender’s obligation to make the Loans pursuant to Section 2.7(b) and to purchase participating interests pursuant to Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or the failure to satisfy any of the other conditions specified in Section 5; (iii) any adverse change in the financial condition of the Borrower; (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(f)If the Maturity Date shall have occurred in respect of any tranche of Revolving Commitments at a time when another tranche or tranches of Revolving Commitments is or are in effect with a longer Maturity Date, then on such Maturity Date all Swingline Loans then outstanding under the tranche of Revolving Commitments with respect to which the Maturity Date shall have occurred shall be repaid in full (and there shall be no adjustment to the participations in such Swingline Loans as a result of the occurrence of such Maturity Date); provided, however, that if on the occurrence of such earliest Maturity Date (after giving effect to any repayments of Revolving Loans and any reallocation of Letter of Credit participations as contemplated in Section 3.11), there shall exist sufficient unutilized Extended Revolving Commitments that are the Revolving Commitments so that the respective outstanding Swingline Loans could be incurred pursuant to such Extended Revolving Commitments that will remain in effect after the occurrence of such Maturity Date, then there shall be an automatic adjustment on such date of the Swingline Participation Amounts of each Revolving Lender that is an Extending Revolving Lender and such outstanding Swingline Loans shall be deemed to have been incurred solely pursuant to the relevant Extended Revolving Commitments, and such Swingline Loans shall not be so required to be repaid in full on such Maturity Date.

2.8Commitment Fees, etc

.

(a)The Borrower agrees to pay to the Revolving Facility Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the Closing Date to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment, as applicable, of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the Closing Date and on the Maturity Date for the Revolving Facility.

(b)The Borrower agrees to pay to the applicable Administrative Agent the fees in the amounts and on the dates previously agreed to in writing by the Borrower and the applicable Administrative Agent.

(c)The Borrower will pay to the Revolving Facility Administrative Agent for the account of each Revolving Lender in accordance with its Revolving Percentage, a fee for each Letter of Credit with respect to which it is a Revolving Lender equal to the product of (i) the daily maximum amount then available to be drawn on such Letters of Credit and (ii) a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility, payable quarterly in arrears on each Fee Payment Date after the issuance date.  In addition, the Borrower shall pay to each Issuing Lender for its own account a fronting fee of 0.125% per annum (or such other amount as may have been agreed between the Borrower and such Issuing Lender) on the undrawn and unexpired amount of each Letter of Credit, payable quarterly in arrears on each Fee Payment Date after the issuance date.

(d)In addition to the foregoing fees, the Borrower shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses (including issuance fees) as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

(e)The Borrower agrees to pay on the Closing Date (x) to each Term B Loan Lender party to this Agreement on the Closing Date, as fee compensation for the funding of such Term B Loan Lender’s Term B Loan, a funding fee in an amount equal to 0.50% of the stated principal amount of such Term B Loan Lender’s Term B Loan funded on the Closing Date and (y) to each Revolving Lender party to this Agreement on the Closing Date, as compensation for the Revolving Commitment of such Revolving Lender, a fee in the amount agreed between such Revolving Lender and the Borrower.

(f)All fees payable hereunder (subject to Section 2.26) shall be paid on the dates due, in immediately available funds, to the applicable Administrative Agent (or to the Issuing Lender, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders.  Fees paid shall not be refundable under any circumstances.

2.9Termination or Reduction of Revolving Commitments

.  The Borrower shall have the right, upon not less than three Business Days’ notice to the Revolving Facility Administrative Agent, to terminate, or from time to time to reduce the amount of, the Revolving Commitments under one or more Revolving Facilities; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments.  Any such reduction shall be in an amount equal to $1,000,000, a whole multiple thereof, or the remaining aggregate amount of the Revolving Commitments, and shall reduce permanently the Revolving Commitments then in effect.  The Revolving Commitment (other than any Extended Revolving Commitment) of each Revolving Lender shall automatically and permanently terminate on the Revolving Termination Date. On the respective Maturity Date applicable thereto, the Extended Revolving Commitment of each Extended Revolving Commitment shall automatically and permanently terminate.

2.10Optional Prepayments

.  The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium (except as set forth in Section 2.11(h)) or penalty, upon notice delivered to the applicable Administrative Agent no later than 2:00 P.M., New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 12:00 noon, New York City time, one Business Day prior to the date of prepayment, in the case of ABR Loans, which notice shall specify the date and amount of prepayment, the installment or installments of the respective Classes of the Loans to be repaid and whether the prepayment is of Eurodollar Loans or ABR Loans (it being understood that the Borrower may elect to prepay one Class of Term Loans without prepaying another); provided that in the case of Swingline Loans notice may be given no later than 2:00 P.M. New York City time on the date of prepayment; and provided, further, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.20.  Upon receipt of any such notice, the applicable Administrative Agent shall promptly notify each relevant Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid.  Partial prepayments of a Class of Term Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.  Partial prepayments of Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof.  Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.  Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of optional prepayment if such prepayment would have resulted from a refinancing of all or a portion of the applicable Facility, which refinancing is not consummated or otherwise is delayed.  Voluntary prepayments of any Class of Term Loans shall be applied to the remaining scheduled installments of principal thereof (or to any anticipated mandatory prepayments under Section 2.11 specified in writing by the Borrower) in a manner determined at the discretion of the Borrower and specified in the notice of prepayment, and the Borrower may elect to apply voluntary prepayments of Term Loans to one or more Class or Classes of Term Loans selected by the Borrower.  In the event that the Borrower does not specify the order in which to apply prepayments to reduce scheduled installments of principal or as between Classes of Term Loans or Permitted Incremental Equivalent Debt, the Borrower shall be deemed to have elected that such proceeds be applied to reduce the scheduled installments of principal in direct order of maturity, on a pro rata basis among the Classes of Term Loans.

2.11Mandatory Prepayments and Commitment Reductions

.

(a)If any Redeemable Preferred Interests or Debt shall be issued or incurred by any Restricted Company (excluding any Debt or Redeemable Preferred Interests not prohibited by Section 7.2 (other than Credit Agreement Refinancing Debt) or any issuance of Capital Stock not prohibited by Section 7), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied within five Business Days of such issuance or incurrence toward the prepayment of Term Loans, Swingline Loans and Revolving Loans as set forth in Section 2.11(d).

(b)If on any date any Restricted Company shall receive Net Cash Proceeds from any Asset Sale or Recovery Event and such Net Cash Proceeds are not prohibited under any Requirements of Law to be distributed or otherwise transferred without the consent or approval of a Governmental Authority, then, to the extent a Reinvestment Notice shall not have been delivered in respect thereof, an amount equal to the Asset Sale Percentage of such Net Cash Proceeds shall be applied within ten Business Days after the date that all post-closing adjustments associated therewith have been completed toward the prepayment of the Term Loans, Swingline Loans and Revolving Loans as set forth in Section 2.11(d); provided that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of Term Loans, Revolving Loans and Swingline Loans as set forth in Section 2.11(d); and provided further that the provisions of this Section 2.11(b) shall not apply to Net Cash Proceeds received from Asset Sales or Recovery Events to the extent the amount of such Net Cash Proceeds does not exceed $5,000,000 in any Fiscal Year.

(c)If, for any Fiscal Year of the Borrower commencing with the Fiscal Year ending December 31, 2022, there shall be Excess Cash Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply toward the prepayment of the Term Loans or the reduction of the Revolving Commitments as set forth in Section 2.9, as determined by the Borrower in its discretion, the ECF Percentage of such Excess Cash Flow. Each such prepayment or commitment reduction shall be made on a date (an “Excess Cash Flow Application Date”) no later than ten Business Days after the earlier of (i) the date on which the financial statements of the Borrower referred to in Section 6.1(b), for the Fiscal Year with respect to which such prepayment is made, are required to be delivered to the Administrative Agent (for distribution to the Agents and the Lenders) and (ii) the date such financial statements are actually delivered; provided, however, that a prepayment of Term Loans or reduction of Revolving Commitments pursuant to this Section 2.11(c) shall only be required in the amount (if any) by which such payment amount for the applicable Fiscal Year exceeds $10,000,000.

(d)Amounts to be applied in connection with prepayments made pursuant to Sections 2.11(a) and (b) shall be applied, first, to the prepayment of the Term Loans in accordance with Section 2.17(b) and, second, to reduce the Swingline Loans and then Revolving Loans without a permanent reduction of the Revolving Commitments.  Each prepayment of the Loans under this Section 2.11 (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

(e)To the extent required by the terms of any Other Applicable Indebtedness, such Other Applicable Indebtedness may participate on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) with the Term Loans in any mandatory prepayment hereunder.

(f)Amounts applied to the mandatory prepayment of Term Loans and Other Applicable Indebtedness pursuant to Sections 2.11(a), (b) and (c) shall be applied in a manner determined at the discretion of the Borrower and specified in the notice of prepayment, but in all events on a pro rata basis among the Classes of Term Loans and Other Applicable Indebtedness.  In the event that the Borrower does not specify the order in which to apply prepayments to reduce scheduled installments of principal, the Borrower shall be deemed to have elected that such proceeds be applied to reduce the scheduled installments of principal in direct order of maturity, on a pro rata basis among the Classes of Term Loans and Other Applicable Indebtedness.

(g)Revolving Loan Prepayments.

(i)In the event of the termination of all the Revolving Commitments, the Borrower shall, on the date of such termination, repay or prepay all its outstanding Revolving Loans and all outstanding Swingline Loans and replace all outstanding Letters of Credit or cash collateralize all outstanding Letters of Credit in accordance with the procedures set forth in Section 3.10.

(ii)In the event of any partial reduction of the Revolving Commitments, then (x) at or prior to the effective date of such reduction, the Revolving Facility Administrative Agent shall notify the Borrower and the Revolving Lenders of the sum of the Revolving Extensions of Credit after giving effect thereto and (y) if the sum of the Revolving Extensions of Credit would exceed the aggregate amount of Revolving Commitments after giving effect to such reduction, then the Borrower shall, on the date of such reduction, first, repay or prepay Swingline Loans, second, repay or prepay Revolving Loans and third, replace outstanding Letters of Credit or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 3.10, in an aggregate amount sufficient to eliminate such excess.

(iii)In the event that the sum of all Revolving Lenders’ Revolving Extensions of Credit exceeds the Revolving Commitments then in effect, the Borrower shall, without notice or demand, immediately first, repay or prepay Swingline Loans, second, repay or prepay Revolving Loans, and third, replace outstanding Letters of Credit or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 3.10, in an aggregate amount sufficient to eliminate such excess.

(iv)In the event that the aggregate LC Obligations exceed the LC Commitment then in effect, the Borrower shall, without notice or demand, immediately replace outstanding Letters of Credit or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 3.10, in an aggregate amount sufficient to eliminate such excess.

(h)In the event that, on or prior to the date that is six months after the Closing Date, the Borrower (x) prepays, refinances, substitutes or replaces any Term B Loan pursuant to a Repricing Transaction (including, for avoidance of doubt, any prepayment made pursuant to Section 2.11(a) that constitutes a Repricing Transaction), or (y) effects any amendment of this Agreement resulting in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Term B Loan Lenders, (I) in the case of clause (x), a prepayment premium of 1.00% of the aggregate principal amount of the Term B Loan so prepaid, refinanced, substituted or replaced and (II) in the case of clause (y), a fee equal to 1.00% of the aggregate principal amount of the applicable Term B Loan outstanding immediately prior to such amendment.  Such amounts shall be due and payable on the date of effectiveness of such Repricing Transaction.

2.12Conversion and Continuation Options.

(a)The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the applicable Administrative Agent prior irrevocable notice of such election pursuant to an Interest Election Request no later than 2:00 P.M., New York City Time, on the Business Day preceding the proposed conversion date; provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto.  The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the applicable Administrative Agent prior irrevocable notice of such election no later than 2:00 P.M., New York City Time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); provided that no ABR Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the applicable Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined by written notice in its or their sole discretion not to permit such conversions.  Upon receipt of any such notice the applicable Administrative Agent shall promptly notify each relevant Lender thereof.

(b)Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the applicable Administrative Agent pursuant to an Interest Election Request, in accordance with the applicable provisions of the definition of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans; provided that the Borrower may not elect to continue a Eurodollar Loan under a particular Facility as such when any Event of Default has occurred and is continuing and the applicable Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined by written notice in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso, such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period.  Upon receipt of any such notice the applicable Administrative Agent shall promptly notify each relevant Lender thereof.

2.13Limitations on Eurodollar Tranches

.  Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.

2.14Interest Rates and Payment Dates.

(a)Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b)Each ABR Loan shall bear interest for each day at a rate per annum equal to the ABR determined for such day plus the Applicable Margin.

(c)If, after the occurrence and during the continuance of an Event of Default under Section 8.1(a), (b) or (g), all or a portion of the principal amount of any Loan or Reimbursement Obligation or any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the greater of (i) the rate then applicable to such Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility plus 2%) and (ii) the actual rate applicable to such amount plus 2%, from the date of such non‑payment until such amount is paid in full (after as well as before judgment).

(d)Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (c) of this Section 2.14 shall be payable from time to time on demand.

2.15Computation of Interest and Fees.

(a)Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.  The Applicable Facility Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate.  Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurodollar Rate shall become effective as of the opening of business on the day on which such change becomes effective.  The Applicable Facility Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)Each determination of an interest rate by the Applicable Facility Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.  The Applicable Facility Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Applicable Facility Agent in determining any interest rate pursuant to Section 2.14(a).

2.16Inability to Determine Interest Rate

.

(a)Subject to clauses (b), (c), (d), (e), (f) and (g) of this Section 2.16, if prior to the first day of any Interest Period:

(i)the Applicable Facility Agent shall have determined that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(ii)the Applicable Facility Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Applicable Facility Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter.  If such notice is given (and until such notice is withdrawn), (w) any Eurodollar Loans denominated in Dollars under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (x) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans, (y) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to ABR Loans.  Until such notice has been withdrawn by the Applicable Facility Agent, no further Eurodollar Loans denominated in Dollars under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans denominated in Dollars under the relevant Facility to Eurodollar Loans.

(b)Replacing LIBOR Screen Rate. On March 5, 2021 the Financial Conduct Authority (“FCA”), the regulatory supervisor of the IBA, announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-month, 3-month, 6-month and 12- month LIBOR Screen Rate tenor settings. On the date that is the earlier of (i) the date that all Available Tenors of the LIBOR Screen Rate have either permanently or indefinitely ceased to be provided by IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative and (ii) the Early Opt-in Effective Date, if the then-current Benchmark is the LIBOR Screen Rate, the applicable Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

(c)Replacing Future Benchmarks. Upon the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without requiring any amendment to, or requiring any further action by or consent of any other party to, this Agreement or any other Loan Document so long as the Applicable Facility Agent has not received, by such time, written notice of objection to such Benchmark

Replacement from Lenders comprising the Required Lenders. At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until the Borrower’s receipt of notice from the Applicable Facility Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to ABR Loans.  During the period referenced in the foregoing sentence, the component of ABR based upon the Benchmark will not be used in any determination of ABR.

(d)Term SOFR Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if (i) the Benchmark Transition Date has occurred and as a result the then-current Benchmark is being determined in accordance with clause (1)(b) of the definition of “Benchmark Replacement”, and (ii) the Applicable Facility Agent subsequently determines, in its sole discretion, that (w) Term SOFR is or has become available, (x) there is currently a market for U.S. dollar-denominated syndicated credit facilities utilizing Term SOFR as a Benchmark, (y) Term SOFR is being recommended as the Benchmark for U.S. dollar-denominated syndicated credit facilities by the Relevant Government Authority and (z) Term SOFR and the application thereof is administratively feasible for the Applicable Facility Agent (as determined by the Applicable Facility Agent in its sole discretion), then clause (1)(a) of the definition of “Benchmark Replacement” will, without requiring any amendment to, or requiring any further action by or consent of any other party to, this Agreement or any other Loan Document, replace such then-current Benchmark for all purposes hereunder and under any other Loan Document in respect of such Benchmark setting and subsequent Benchmark settings on and from the beginning of the next Interest Period or, as the case may be, Available Tenor, so long as the Applicable Facility Agent notifies the Borrower and the Lenders prior to the commencement of such next Interest Period or, as the case may be, Available Tenor.

(e)Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, the Applicable Facility Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(f)Notices; Standards for Decisions and Determinations. The Applicable Facility Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) theeffectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Applicable Facility Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.16, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.16.

(g)Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or the LIBOR Screen Rate), then the Applicable Facility Agent may remove any tenor of such Benchmark that isunavailable or non-representative for such Benchmark (including Benchmark Replacement) settings and (ii) the Applicable Facility Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

2.17Pro Rata Treatment and Payments.

(a)Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Term Loan Percentages or Revolving Percentages, as the case may be, of the relevant Lenders in the Class subject to reduction.

(b)Any prepayment of Term Loans pursuant to Section 2.10 or Section 2.11 shall be allocated among the outstanding Classes of Term Loans and Other Applicable Indebtedness on a pro rata basis (in accordance with the aggregate principal amount of outstanding borrowings of each such Class) (except that (i) an optional prepayment pursuant to Section 2.10 need only be made to the holders thereof pro rata according to the respective outstanding principal amounts of the Term Loans and Other Applicable Indebtedness of the applicable Class being prepaid, (ii) any prepayment of Term Loans with the Net Cash Proceeds of Credit Agreement Refinancing Debt shall be applied solely to each applicable Class of Refinanced Debt, (iii) any prepayment of Term Loans or Other Applicable Indebtedness with the Net Cash Proceeds of Debt pursuant to Section 2.11(a) may be applied to a Class or Classes of Term Loans or Other Applicable Indebtedness as directed by the Borrower and (iv) the amounts so allocable to Incremental Term Loans, Extended Term Loans, Other Term Loans or Refinancing Term Loans or Other Applicable Indebtedness of any Class may be applied to other borrowings of Term Loans, Incremental Term Loans, Extended Term Loans, Other Term Loans or Refinancing Term Loans or Other Applicable Indebtedness as provided in the applicable Increase Joinder, Extension Offer or Refinancing Amendment).  Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans or Other Applicable Indebtedness of any Class shall be made to the holders thereof pro rata according to the respective outstanding principal amounts of the Term Loans of such Class then held by such holders.  The amount of each principal prepayment of the Term Loans shall be applied to reduce the then remaining installments of the Term Loans.  Amounts prepaid on account of the Term Loans may not be reborrowed. Notwithstanding any other provision of this Section 2.17(b), a Lender may, at its option, and if agreed by the Borrower, in connection with any prepayment of Term Loans pursuant to Section 2.10 or Section 2.11, exchange such Lender’s portion of the Term Loan to be repaid for Debt of the Borrower, in lieu of such Lender’s pro rata portion of such prepayment (and any such Term Loans so exchanged shall be deemed repaid for all purposes under the Loan Documents).

(c)Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made to the Revolving Lenders pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the relevant Revolving Lenders.

(d)All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 1:00 P.M., New York City time, on the due date thereof to the applicable Administrative Agent, for the account of the Lenders, at the Funding Office for the applicable currency, in the currency in which the applicable Loan was made and in immediately available funds.  The applicable Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received.  If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e)Unless the applicable Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the applicable Administrative Agent, such Administrative Agent may assume that such Lender is making such amount available to such Administrative Agent, and such Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such amount is not made available to the applicable Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the applicable Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the applicable Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the applicable Administrative Agent.  A certificate of the applicable Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error.  If such Lender’s share of such borrowing is not made available to the applicable Administrative

Agent by such Lender within three Business Days after such Borrowing Date, the applicable Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the Revolving Facility on demand, from the Borrower.

(f)Unless the applicable Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the applicable Administrative Agent, such Administrative Agent may assume that the Borrower is making such payment, and the applicable Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount.  If such payment is not made to the applicable Administrative Agent by the Borrower within three Business Days after such due date, the applicable Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount that was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate.  Nothing herein shall be deemed to limit the rights of the applicable Administrative Agent or any Lender against the Borrower.

(g)If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.5, Section 2.7(c), Section 3.4, Section 3.5 or Section 11.5(d), then the applicable Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by such Administrative Agent for the account of such Lender for the benefit of such Administrative Agent, the Swingline Lender or such Issuing Lender to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid, or (ii) until such failure to make payment has been cured, hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the applicable Administrative Agent in its discretion.

2.18Requirements of Law.

(a)If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof subsequent to the Closing Date, or compliance by any Lender or Issuing Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Closing Date:

(i)shall subject any Lender or Issuing Lender to any Taxes of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender or Issuing Lender in respect thereof (except with respect to Excluded Taxes, Non-Excluded Taxes and Other Taxes);

(ii)shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender or Issuing Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(iii)shall impose on such Lender or Issuing Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender or Issuing Lender, by an amount that such Lender or Issuing Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender or Issuing Lender, upon its demand, any additional amounts necessary to compensate such Lender or Issuing Lender for such increased cost or reduced amount receivable.  If any Lender or Issuing Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the applicable Administrative Agent) of the event by reason of which it has become so entitled.

(b)If any Lender or Issuing Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity or in the interpretation or application thereof subsequent to the Closing Date, or compliance by such Lender or Issuing Lender or any corporation Controlling such Lender or Issuing Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the Closing Date (each, a “Change in Law”; provided, however, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued), shall have the effect of reducing the rate of return on such Lender’s or Issuing Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below the return such Lender or Issuing Lender or such corporation could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Lender’s or such corporation’s policies with respect to capital adequacy and liquidity) by an amount deemed by such Lender or Issuing Lender to be material, then from time to time, after submission by such Lender or Issuing Lender to the Borrower (with a copy to the applicable Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender or Issuing Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c)Each request by a Lender or Issuing Lender for the payment of an additional amount under this Section 2.18 shall be accompanied by a certificate showing in reasonable detail the method of calculation and the allocation (which shall be reasonable) thereof.  Such certificate as to any additional amounts payable pursuant to this Section submitted by any Lender or Issuing Lender to the Borrower (with a copy to the applicable Administrative Agent) shall be presumed correct in the absence of manifest error.  Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender or Issuing Lender pursuant to this Section for any amounts incurred more than six months prior to the date that such Lender or Issuing Lender notifies the Borrower of such Lender’s or Issuing Lender’s intention to claim compensation therefor; provided that, if the Change in Law giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.  The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d)Subject to Section 2.16, if at any time any Lender shall have determined  that the making or continuance of any Eurodollar Loan has been made unlawful by any law or governmental rule, regulation or order, or any Governmental Authority has imposed material restrictions on the authority of a Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then such Lender shall promptly give notice (by telephone promptly confirmed in writing) to the Borrower and to the Applicable Administrative Agent of such determination (which notice the Applicable Administrative Agent shall promptly transmit to each of the other Lenders).  Thereafter the Borrower shall either (x) if the affected Eurodollar Loan is then being made initially or pursuant to a conversion, cancel such borrowing by giving the Applicable Administrative Agent telephonic notice (confirmed in writing) on the same date that the Borrower was notified by the affected Lender or the Applicable Administrative Agent pursuant to this Section 2.18(d) or (y) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days’ written notice to the Applicable Administrative Agent, require the affected Lender to convert such Eurodollar Loan into a ABR Loan, provided that, if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.18(d).

2.19Taxes.

(a)All payments made by any Loan Party under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes.  If any Taxes are required to be withheld or deducted by any applicable withholding agent in respect of any amounts payable under any Loan Document, (1) to the extent such withholding or deduction is on account of Non-Excluded Taxes or Other Taxes, the amounts so payable shall be increased to the extent necessary to yield to the applicable Lender (or, in the case of payments made to such Administrative Agent for its own account, such Administrative Agent), after all withholdings or deductions on account of all Non-Excluded Taxes and Other Taxes have been made (which shall include withholdings or deductions applicable to additional sums payable under this Section 2.19), an amount equal to the sum such Person would have received had no such withholdings or deductions for Non-Excluded Taxes or Other Taxes been made, (2) the applicable withholding agent will make such withholdings or deductions, and (3) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(b)In addition, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(c)The Borrower and the Guarantors shall indemnify the affected Administrative Agent, or the affected Lender, as applicable, within 10 days after demand therefor, for the full amount of any Non-Excluded Taxes or Other Taxes (including Non-Excluded Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.19) paid or payable by such Administrative Agent or such Lender, as the case may be, and reasonable expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to each Administrative Agent), or by an Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)As soon as practicable after any payment of any Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.19, the Borrower shall deliver to the applicable Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the applicable Administrative Agent.

(e)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to any payments under this Agreement shall deliver to the Borrower (with a copy to the applicable Administrative Agent), at the time or times reasonably requested by the Borrower or the applicable Administrative Agent, such properly completed and executed documentation prescribed by applicable Requirements of Law as will permit such payments to be made without withholding or at a reduced rate of withholding. Each Lender shall deliver updated documentation promptly upon the obsolescence, expiration, invalidity or inaccuracy of any documentation previously delivered by such Lender pursuant to this Section 2.19(e) (including any specific documentation described below in this Section 2.19(e)), or promptly notify the Borrower and the applicable Administrative Agent of such Lender’s legal ineligibility to do so.

Without limiting the generality of the foregoing, each Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the applicable Administrative Agent on or prior to the Closing Date or, in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 2.22 or 11.6 (unless the relevant Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, two of whichever of the following is applicable:

(i)each Lender that is a “United States person” as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower (with a copy to the applicable Administrative Agent)  two duly executed originals of U.S. Internal Revenue Service Form W-9 or any successor form;

(ii)each Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code (a “Non‑U.S. Lender”) shall deliver to the Borrower and the applicable Administrative Agent two duly executed originals of whichever of the following is applicable:  (i) U.S. Internal Revenue Service Form W-8BEN or W-8BEN-E claiming eligibility for benefits of an income Tax treaty to which the United States is a party, (ii) U.S. Internal Revenue Service Form W-8ECI, (iii) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding Tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a statement substantially in the form of Exhibit J (any such certificate, a “U.S. Tax Compliance Certificate”) and U.S. Internal Revenue Service Form W-8BEN or W-8BEN-E, (iv) to the extent a Non-U.S. Lender is not the beneficial owner (for example, where the Non-U.S. Lender is a partnership or a participating Lender), U.S. Internal Revenue Service Form W-8IMY of the Lender, accompanied by U.S. Internal Revenue Service Form W-8ECI, W-8BEN, W-8BEN-E, W-8IMY, W-9, a U.S. Tax Compliance Certificate, or any other required information from each beneficial owner, as applicable (provided that, if the Non-U.S. Lender is a partnership for U.S. federal income Tax purposes (and not a participating Lender), and one or more direct or indirect partners are claiming the portfolio interest exemption, the U.S. Tax Compliance Certificate may be provided by such Non-U.S. Lender on behalf of such direct or indirect partner(s)), or (v) any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower to determine the withholding or deduction required to be made, or, in each case, any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non‑U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding Tax on any payments made by any Loan Party under this Agreement and the other Loan Documents;

(iii) if any payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the applicable Administrative Agent, at the time or times prescribed by applicable Requirements of Law and at such time or times reasonably requested by the Borrower or the applicable Administrative Agent, such documentation prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the applicable Administrative Agent as may be necessary for the Borrower or the applicable Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA and to determine, if necessary, the amount to deduct and withhold from such payment. Solely for purposes of Section 2.19(e)(iii), “FATCA” shall include any amendment made to FATCA after the Closing Date; and

(iv)notwithstanding any other provision of this Section 2.19, a Lender shall not be required to deliver any documentation pursuant to this Section 2.19(e) that such Lender is not legally eligible to deliver. Each Lender hereby authorizes each Administrative Agent to deliver to the Borrower and to any successor Administrative Agent any documentation provided by the Lender to such Administrative Agent pursuant to this Section 2.19(e).

(f)If any Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 2.19, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by any Loan Party under this Section 2.19 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of such Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of such Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Administrative Agent or such Lender in the event such Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary, in no event will any Lender be required to pay any amount to the Borrower the payment of which would place such Lender in a less favorable net after-Tax position than such Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the additional amounts giving rise to such refund of any Non-Excluded Taxes or Other Taxes had never been paid.  This Section 2.19(f) shall not be construed to require any Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(g)The agreements in this Section shall survive the resignation or replacement of the applicable Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the termination of this Agreement and the payment of the Loans and all other amounts payable under the Loan Documents.

(h)For purposes of this Section 2.19, the term “Lender” shall include any Issuing Lender and any Swingline Lender.

2.20Indemnity

.  The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto.  Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) minus (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market.  A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.21Change of Lending Office

.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.18 or 2.19(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.18 or 2.19(a).

2.22Replacement of Lenders

.  The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.18 or 2.19(a), (b) is a Defaulting Lender or (c) is replaced pursuant to the third paragraph of Section 11.1 with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) if applicable, prior to any such replacement, such Lender shall not have taken appropriate action under Section 2.21 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.18 or 2.19(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.20 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Applicable Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 11.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein) and by its execution of this Agreement each Lender hereby authorizes the Applicable Administrative Agent to act as its agent in executing any documents to replace such Lender in accordance with this Section 2.22, (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.18 or 2.19(a), as the case may be, (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, any Administrative Agent or any other Lender shall have against the replaced Lender, and (x) in the case of any assignment resulting from clause (a) above, such assignment will result in a reduction in such compensation or payments thereafter.  Notwithstanding the foregoing, this Section 2.22 may only be utilized with respect to a replaced Lender in respect of any amendment to this Agreement after the Closing Date and prior to the date that is six months after the Closing Date that constitutes a Repricing Transaction pursuant to Section 2.11(h) if such replaced Term Loan Lender is paid a fee equal to 1.0% of the principal amount of such Term Loan Lender’s Term Loans being replaced and repaid.

2.23Repayment of Loans; Evidence of Debt.

(a)The Borrower hereby unconditionally promises to pay (i) to the Revolving Facility Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Revolving

Termination Date (or with respect to any Revolving Loans outstanding with respect to an Extended Revolving Commitment, the Maturity Date applicable thereto), (ii) to the Term Loan Facility Administrative Agent for the account of each Lender the Term Loans in accordance with Section 2.3; provided that, to the extent specified in the respective Extension Offer, amortization payments with respect to Extended Term Loans for periods prior to the Term Loan Maturity Date may be reduced (but not increased) and amortization payments required with respect to Extended Term Loans for periods after the Term Loan Maturity Date shall be as specified in the respective Extension Offer and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan in accordance with Section 2.6(b).

(b)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)The applicable Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Facility, Type and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the applicable Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the applicable Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender or its registered assigns and in a form approved by the applicable Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 11.6) be represented by one or more promissory notes in such form payable to the payee named therein or its registered assigns.

2.24Increase in Commitments.

(a)The Borrower may at any time or from time to time on one or more occasions request (i) prior to the Revolving Termination Date, an increase to the existing Revolving Commitments under one or more of the Revolving Facilities (“Increased Revolving Commitment”) or (ii) the establishment of one or more new term loan Commitments (each, an “Incremental Term Loan Commitment”; it being understood that the Increase Joinder will set forth whether such Incremental Term Loan Commitment is (x) a commitment to make term loans with terms identical to (and that shall together with any then outstanding Term B Loans form a single Class of) Term B Loans or (y) a commitment to make term loans with pricing, maturity, amortization, participation in mandatory prepayments or other terms different from the Term B Loans (term loans incurred pursuant to this clause (y), the “Other Incremental Term Loans”)) in an amount not less than $25,000,000 (provided that such amount may be less than $25,000,000 if such amount represents all remaining availability under the Incremental Amount) individually and in an amount not to exceed the Incremental Amount at the time such Incremental Term Loans are funded or Increased Revolving Commitments are established, in each case, determined on the applicable date on which the new or increased Commitments shall become effective (each such date, an “Increase Effective Date”), and, in each case, with respect to any Increased Revolving Commitments, assuming a borrowing of the maximum amount of Loans available thereunder, and excluding the cash proceeds of any such Incremental Term Loans or Increased Revolving Commitments; provided that (I) for the avoidance of doubt, any Incremental Term Loans or Increased Revolving Commitments incurred or issued pursuant to the Ratio-Based Incremental Amount on any Increase Effective Date on which the Total Net Leverage Ratio, Secured Net Leverage Ratio or First Lien Net Leverage Ratio, as applicable, is met shall remain authorized pursuant to this clause if such Total Net Leverage Ratio, Secured Net Leverage Ratio or First Lien Net Leverage Ratio, as applicable, test is not met as of any subsequent date and (II) each Increased Revolving Commitment or Incremental Term Loan Commitment under this Section 2.24 shall be incurred under the Ratio-Based Incremental Amount if and to the extent that the Ratio-Based Incremental Amount is available at the time of such incurrence up to the maximum amount available, any additional amounts incurred at any time that the Ratio-Based Incremental Amount is unavailable shall be incurred under the Fixed Incremental Amount or the Prepayment-Based Incremental Amount, and in the event that any amounts incurred under the Fixed Incremental Amount or the Prepayment-Based Incremental Amount subsequently meet the criteria for amounts incurred under the Ratio-Based Incremental Amount, such amounts shall automatically be reclassified as amounts incurred under the Ratio-Based Incremental Amount unless the Borrower, in its sole discretion, elects otherwise, and the Fixed Incremental Amount or the Prepayment-Based Incremental Amount, as applicable, shall be deemed to be restored by the amount so reclassified, and (III) any simultaneous incurrence under the Fixed Incremental Amount or the Prepayment-Based Incremental Amount shall not be given pro forma effect for purposes of determining the Total Net Leverage Ratio, Secured Net Leverage Ratio or First Lien Net Leverage Ratio, as applicable, with respect to any incurrence under the Ratio-Based Incremental Amount; provided, further, that:

(i)the condition set forth in Section 5.2(iii) shall be satisfied; provided that, unless otherwise agreed by the Borrower, to the extent the proceeds of any Incremental Term Loans or Increased Revolving Commitments are being used to finance a Limited Condition Transaction, this clause (i) shall be subject to customary “SunGard” or other applicable “certain funds” conditionality limitations and “specified representations” provisions;

(ii)no Default shall have occurred and be continuing or would result from the borrowings to be made on the Increase Effective Date (provided that, to the extent the proceeds of any Incremental Term Loans or Increased Revolving Commitments are being used to finance a Limited Condition Transaction, the condition in this clause (ii) may be tested in accordance with Section 1.6);

(iii)[reserved];

(iv)no existing Lender will be required to participate in any such increased or new Commitments without its consent;

(v)the Borrower shall make any payments required pursuant to Section 2.20 in connection with any adjustment of Revolving Loans pursuant to Section 2.24(c); and

(vi)the Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the applicable Administrative Agent in connection with any such transaction.

(b)The terms and provisions of Loans made pursuant to the new Commitments shall be as follows:

(i)any commitments to make additional Term B Loans shall have the same terms as the Term B Loans, and shall form part of the same Class of Term B Loans;

(ii)any Other Incremental Term Loans may participate on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) with the Term B Loans in any mandatory prepayment hereunder,

(iii)there shall be no borrower (other than the Borrower) or guarantor (other than the Guarantors) in respect of any Incremental Term Loan Commitments,

(iv)Other Incremental Term Loans shall not be secured by any asset of the Borrower or its Subsidiaries other than the Collateral;

(v)except for the terms referred to in this Section 2.24(b), to the extent the terms of any Incremental Term Loans (other than interest rates (whether fixed or floating), interest margins, benchmark rate floors, fees, original issue discounts, amortization schedule and prepayment terms (including “no call” terms and other restrictions thereon) and premiums) are not consistent in any material respect with the Term B Loans as in effect on the date of incurrence of such Incremental Term Loans, such differences shall be reasonably acceptable to the Term Loan Facility Administrative Agent (except for terms benefitting the Lenders of such Incremental Term Loans (x) where such beneficial terms are incorporated into this

Agreement and the other Loan Documents for the benefit of all Lenders without further amendment requirements, including, for the avoidance of doubt, at the option of the Borrower, any increase in the applicable interest rate margin related to the Term B Loan Facility to bring such applicable interest rate margin in line with the Other Incremental Term Loans to achieve fungibility with the Term Loan B Facility or (y) applicable only to periods after the Latest Maturity Date in effect as of the date of incurrence of such Incremental Term Loans);

(vi)Other Incremental Term Loans that are secured shall rank equally and ratably in right of security with the Term B Loans or, at the option of the Borrower, shall rank junior in right of security with the Term B Loans (provided that, if such Other Incremental Term Loans rank junior in right of security with the Term B Loans, such Other Incremental Term Loans shall be subject to the provisions of a (x) a First Lien Intercreditor Agreement if such Debt is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations or (y) a Junior Lien Intercreditor Agreement if such Debt is secured by the Collateral on a second priority (or other junior priority) basis to the liens securing the Obligations;

(vii)all terms and provisions (including the Maturity Date) of Revolving Loans made pursuant to new Commitments shall be identical to the existing Revolving Loans; provided that in connection with any such new Commitments for additional Revolving Loans, the Borrower may pay to the Lenders providing such Commitments a fee in an amount not to exceed the highest upfront fee paid to Revolving Lenders of the applicable Revolving Facility on the Closing Date;

(viii)the Weighted Average Life to Maturity of all Incremental Term Loans shall be no shorter than the Weighted Average Life to Maturity of the existing Term Loans;

(ix)the maturity date of all Incremental Term Loans shall not be earlier than the latest Maturity Date with respect to the Term Loans as then in effect; and

(x)the Weighted Average Yield for the new Incremental Term Loans shall be determined by Borrower and the applicable new Lenders; provided that, with respect to Dollar-denominated Incremental Term Loans incurred prior to the date that is six (6) months after the Closing Date that are pari passu with the Term B Loans in right of payment and with respect to security (other than (a) term loan A facilities, (b) Debt incurred in the form of a bridge or other interim credit facility intended to be extended, renewed or refinanced with long-term Debt (and such bridge or other interim credit facility shall be deemed to satisfy clauses (viii) and (ix) above so long as (x) such credit facility includes customary “rollover” provisions that are subject to no conditions precedent other than (I) the occurrence of the date specified for the “rollover” and (II) no payment or bankruptcy event of default having occurred and being continuing and (y) assuming such credit facility were to be extended pursuant to such “rollover” provisions, such extended credit facility would comply with clauses (viii) and (ix) above), (c) any Incremental Term Loan incurred to finance an Investment permitted pursuant to Section 7.6, (d) any Incremental Term Loan with a final maturity date that is later than twelve (12) months after the then applicable Term B Loan Maturity Date and (e) Incremental Term Loans incurred after the Closing Date in an aggregate principal amount up to the greater of (x) $83,750,000 and (y) 50% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the most recently completed Measurement Period), the Weighted Average Yield with respect to such Incremental Term Loans, determined as of the date of incurrence of such Incremental Term Loans, shall not be greater than the Weighted Average Yield with respect to the Term B Loans, determined as of such date (giving effect to any amendments to the Weighted Average Yield with respect to the Term B Loans that became effective subsequent to the Closing Date but prior to such date, but excluding the effect of any increase in interest margins or floors with respect thereto pursuant to this clause (x)), plus 0.50%, or if it does so exceed such Weighted Average Yield (such difference, the “Yield Differential”), then the Applicable Margin (or the Eurodollar Rate “floor” as provided in the following proviso) applicable to such Term B Loans shall be increased such that after giving effect to such increase, the Yield Differential shall not exceed 0.50%; provided that any increase in the Weighted Average Yield with respect to the Term B Loans due to the application of a LIBOR Screen Rate or ABR floor to any Other Incremental Term Loans shall be effected solely through an increase to the extent of such differential between the LIBOR Screen Rate or ABR floor to the Other Incremental Term Loans and the LIBOR Screen Rate or ABR floor applicable to the Term B Loans, but only if and to the extent an increase in such floor with respect to the Term B Loans would cause an increase in the interest rate then in effect with respect thereto.

In lieu of adding Incremental Term Loan Commitments, Borrower may at its option utilize all or any portion of the Incremental Amount capacity at any time by issuing or incurring Permitted Incremental Equivalent Debt in a manner consistent with Section 2.24(a).

The increased or new Commitments shall be effected by an Increase Joinder that may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.24.  In the event any Incremental Term Loans have the same terms as any existing Class of Term Loans then outstanding or any Extended Term Loans or Refinancing Term Loans then substantially concurrently established (in each case, disregarding any differences in original issue discount or upfront fees if not affecting the fungibility thereof for U.S. federal income tax purposes), such Incremental Term Loans may, at the election of the Borrower, be treated as a single Class with such outstanding Term Loans or such Extended Term Loans or Refinancing Term Loans, and the amortization set forth in Section 2.3 with respect to any such Class of Term Loans may be increased to reflect scheduled amortization of such Incremental Term Loans.

(c)To the extent the Commitments being increased on the relevant Increase Effective Date are Revolving Commitments, then each of the Revolving Lenders having a Revolving Commitment under the applicable Revolving Facility prior to such Increase Effective Date (the “Pre-Increase Revolving Lenders”) shall assign to any Revolving Lender that is acquiring a new or additional Revolving Commitment under the applicable Revolving Facility on the Increase Effective Date (the “Post-Increase Revolving Lenders”), and such Post-Increase Revolving Lenders shall purchase from each Pre-Increase Revolving Lender, at par, such interests in the Revolving Loans under the applicable Revolving Facility (which purchases shall be deemed prepayments of such Revolving Loans for purposes of Section 2.20) and participation interests in LC Obligations and Swingline Loans outstanding on such Increase Effective Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans under the applicable Revolving Facility and participation interests in LC Obligations and Swingline Loans will be held by Pre-Increase Revolving Lenders and Post-Increase Revolving Lenders ratably in accordance with their Revolving Commitments under the applicable Revolving Facility after giving effect to such Increased Revolving Commitments under the applicable Revolving Facility.

(d)On any Increase Effective Date on which new Commitments for term loans under Incremental Term Loan Commitments are effective, subject to the satisfaction of the foregoing terms and conditions, each Lender of such new Commitment shall make a new Term Loan to the Borrower in an amount equal to its new Commitment.

(e)The Loans and Commitments established pursuant to this paragraph shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from Section 10 and security interests created by the Security Documents.  The Loan Parties shall take any actions reasonably required by the Administrative Agents to ensure or demonstrate that the Lien and security interests granted by the Security Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such Class of Term Loans or any such new Commitments.

2.25Extensions of Term Loans and Revolving Commitments.

(a)Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of Term Loans with a like Maturity Date or Revolving Commitments with a like Maturity Date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans or Revolving Commitments with the same Maturity Date, as the case may be) and on the same terms to each such Lender, the Borrower may from time to time offer to extend the maturity date of any Term Loans or Revolving Commitments under any Revolving Facility and otherwise modify the terms of such Term Loans or such Revolving Commitments pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate or fees payable in respect of such Term Loans or such Revolving Commitments (and related outstandings) or modifying the amortization schedule in respect of such

Lender’s Term Loans) (each, an “Extension,” and each group of Term Loans or Revolving Commitments, as applicable, in each case as so extended, as well as the original Term Loans and the original Revolving Commitments (in each case not so extended), being a separate Class; any Extended Term Loans shall constitute a separate Class of Term Loans from the Class of Term Loans from which they were converted, and any Extended Revolving Commitments shall constitute a separate Class of Revolving Commitments from the Class of Revolving Commitments from which they were converted), so long as the following terms are satisfied:  (i) no Default shall have occurred and be continuing at the time an Extension Offer is delivered to the Lenders, (ii) except as to interest rates, fees and final maturity, the Revolving Commitment under any Revolving Facility of any Revolving Lender (an “Extending Revolving Lender”) extended pursuant to an Extension (an “Extended Revolving Commitment”), and the related outstandings, shall be a Revolving Commitment under such Revolving Facility (or related outstandings, as the case may be) with the same terms as the applicable original Revolving Commitments (and related outstandings); provided that (x) subject to the provisions of Section 2.7(f) and Section 3.10 regarding Swingline Loans and Letters of Credit that mature or expire after a Maturity Date when there exist Extended Revolving Commitments with a longer Maturity Date, all Swingline Loans and Letters of Credit shall be participated in on a pro rata basis by all Revolving Lenders in accordance with their respective pro rata shares of the Revolving Facility (and except as provided in Section 2.7(f) or Section 3.10, without giving effect to changes thereto on an earlier Maturity Date with respect to Swingline Loans and Letters of Credit theretofore incurred or issued) and all borrowings under the Revolving Commitments and repayments thereunder shall be made on a pro rata basis (except for (A) payments of interest and fees at different rates on Extended Revolving Commitments (and related outstandings) and (B) repayments required upon the Maturity Date of the non-extending Revolving Commitments) and (y) at no time shall there be Revolving Commitments hereunder (including Extended Revolving Commitments and any original Revolving Commitments) that have more than three different Maturity Dates, (iii) except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iv), (v) and (vi), be determined by the Borrower and set forth in the relevant Extension Offer), the Term Loans of any Term Lender (an “Extending Term Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the Class of Term Loans subject to such Extension Offer, (iv) the final maturity date of any Extended Term Loans shall be no earlier than the then Latest Maturity Date hereunder and the amortization schedule applicable to Term Loans pursuant to Section 2.3 for periods prior to the Term Loan Maturity Date may not be increased, (v) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans extended thereby, (vi) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer, (vii)  all documentation in respect of such Extension shall be consistent with the foregoing, and (viii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower. Following any such Extension Offer, the applicable Administrative Agent shall notify the applicable Lenders thereof, each of whom shall, in its sole discretion, determine whether or not to accept such Extension Offer.

(b)With respect to all Extensions accepted by the relevant Lenders and consummated by the Borrower pursuant to this Section 2.25, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Sections 2.10 and 2.11 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment; provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and that may be waived by the Borrower) of Term Loans or Revolving Commitments (as applicable) of any or all applicable Classes be tendered.  The Administrative Agent and the Lenders hereby consent to the Extensions and the other transactions contemplated by this Section 2.25 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans or Extended Revolving Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including Sections 2.10, 2.11 and 2.17) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.25.

(c)The Lenders hereby irrevocably authorize the Administrative Agent and Collateral Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish new Classes or sub-Classes in respect of Revolving Commitments or Term Loans subject to an Extension and such technical amendments as may be necessary or appropriate in the reasonable opinion of the

Administrative Agent and the Borrower in connection with the establishment of such new Classes or sub-Classes, in each case on terms consistent with this Section 2.25.  Notwithstanding the foregoing, each of the Administrative Agents and the Collateral Agent shall have the right (but not the obligation) to seek the advice or concurrence of the Required Lenders with respect to any matter contemplated by this Section 2.25(c) and, if either any Administrative Agent or the Collateral Agent seeks such advice or concurrence, it shall be permitted to enter into such amendments with the Borrower in accordance with any instructions actually received by such Required Lenders and shall also be entitled to refrain from entering into such amendments with the Borrower unless and until it shall have received such advice or concurrence; provided, however, that whether or not there has been a request by an Administrative Agent or the Collateral Agent for any such advice or concurrence, all such amendments entered into with the Borrower by the Administrative Agents or the Collateral Agent hereunder shall be binding and conclusive on the Lenders.

(d)In connection with any Extension, the Borrower shall provide the Administrative Agent at least ten (10) Business Days’ (or such shorter period as may be agreed by the Administrative Agents) prior written notice thereof, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.25.

(e)Notwithstanding the foregoing provisions of this Section 2.25 and, for the avoidance of doubt, no Lender shall have such Lender’s Commitment or Loans extended without the written consent of such Lender.

2.26Defaulting Lenders

.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender hereunder, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)fees shall cease to accrue on the Commitment of such Defaulting Lender pursuant to Section 2.8(a);

(b)the Commitments and the Total Revolving Extensions of Credit of such Defaulting Lender shall not be included in determining whether all Lenders, the Required Lenders, or the Majority Facility Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 11.1); provided that any waiver, amendment or modification of a type described in clause (i) or (ii) of Section 11.1 that would apply to the Commitments or Obligations owing to such Defaulting Lender shall require the consent of such Defaulting Lender with respect to the effectiveness of such waiver, amendment or modification with respect to the Commitments or Obligations owing to such Defaulting Lender;

(c)if any Swingline Loan or Letter of Credit is outstanding at the time such Lender becomes a Defaulting Lender then:

(i)unless a Default shall have occurred and be continuing, all or any part of the Swingline Participation Amount and LC Obligations of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Extensions of Credit plus such Defaulting Lender’s Swingline Participation Amount and LC Obligations do not exceed the total of all non-Defaulting Lenders’ Revolving Commitments;

(ii)if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Revolving Facility Administrative Agent (x) first, prepay such Defaulting Lender’s Swingline Participation Amount and (y) second, cash collateralize for the benefit of the Issuing Lender only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Obligations (in each case, after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 3.10 for so long as such LC Obligations are outstanding;

(iii)if the Borrower cash collateralizes any portion of such Defaulting Lender’s Revolving Percentage of the LC Obligations pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.8(c) with respect to such Defaulting Lender’s Revolving Percentage of the LC Obligations during the period such Defaulting Lender’s LC Obligations are cash collateralized;

(iv)if the LC Obligations of the non-Defaulting Lenders are reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.8(a) and Section 2.8(c) shall be adjusted to reflect such reallocation in accordance with such non-Defaulting Lenders’ Revolving Percentages; and

(v)if all or any portion of such Defaulting Lender’s LC Obligations is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all letter of credit fees payable under Section 2.8(c) with respect to such Defaulting Lender’s LC Obligations shall be payable to the Issuing Lender until and to the extent that such LC Obligations are reallocated or cash collateralized; and

(d)so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Obligations will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders  or cash collateral will be provided by the Borrower in accordance with Section 2.26(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Revolving Lenders in a manner consistent with Section 2.26(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Lender Parent of any Lender shall occur following the Closing Date and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Lender, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swingline Lender or the Issuing Lender, as the case may be, to mitigate any risk to it hereunder in respect of such Lender.

In the event that each of the applicable Administrative Agent, the Borrower, the Swingline Lender and the Issuing Lender agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Participation Amount and LC Obligations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders (other than Swingline Loans) as the applicable Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Percentage.

2.27Refinancing Amendments.

(a)At any time after the Closing Date, the Borrower may obtain, from any Refinancing Lender, Credit Agreement Refinancing Debt in respect of (a) all or any portion of the Term Loans then outstanding under this Agreement (which for purposes of this clause (a) will be deemed to include any then outstanding Other Term Loans) or (b) all or any portion of the Revolving Commitments (including the corresponding portion of the Revolving Loans) under this Agreement (which for purposes of this clause (b) will be deemed to include any then outstanding Other Revolving Commitments (including the corresponding portion of the Other Revolving Loans)), in the form of (x) Other Term Loans or Other Term Loan Commitments in the case of clause (a) or (y) Other Revolving Loans or Other Revolving Commitments in the case of clauses (a) and (b), in each case pursuant to a Refinancing Amendment; provided that such Credit Agreement Refinancing Debt (i) will rank pari passu or junior in right of payment and of security with the other Loans and Commitments hereunder, (ii) have such pricing, interest, fees, premiums and optional prepayment terms as may be agreed by the Borrower and the Refinancing Lenders thereof, (iii) not be secured by any assets that do not constitute Collateral and (iv) except as permitted in clause (ii), will otherwise be treated hereunder no more materially favorably taken as a whole, including with respect to covenants and events of default, in the good faith determination of the Borrower, than the Refinanced Debt; provided, further, that the terms and conditions applicable to such Credit Agreement Refinancing Debt may provide for additional or different financial or other covenants or other provisions that are agreed by the Borrower and the applicable Refinancing Lenders to the extent applicable only after the Latest Maturity Date as determined on the date such Credit Agreement Refinancing Debt is incurred or obtained.

(b)The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in clauses (ii) and (iii) of Section 5.2 and, to the extent reasonably requested by the applicable Administrative Agent, to receipt by the applicable Administrative Agent of (i) customary legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date other than changes to such legal opinion resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the applicable Administrative Agent and (ii) reaffirmation agreements or such amendments to the Security Documents as may be reasonably requested by the applicable Administrative Agent in order to ensure that such Credit Agreement Refinancing Debt is provided with the benefit of the applicable Loan Documents.

(c)Each incurrence of Credit Agreement Refinancing Debt under Section 2.27(a) shall be in an aggregate principal amount that is (x) not less than $10,000,000 and (y) an integral multiple of $1,000,000 in excess thereof.

(d)Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a Refinancing Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Credit Agreement Refinancing Debt incurred pursuant thereto and (ii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the applicable Administrative Agent and the Borrower, to effect the provisions of this Section 2.27, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Refinancing Amendment.

SECTION 3

LETTERS OF CREDIT

3.1LC Commitment.

(a)Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.4, agrees to issue letters of credit denominated in Dollars (collectively, “Letters of Credit”) for the account of the Borrower or a Restricted Subsidiary on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that no Issuing Lender shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the LC Obligations would exceed the LC Commitment, (ii) the aggregate amount of the Available Revolving Commitments would be less than zero or (iii) the LC Obligations with respect to any Issuing Lender would exceed the applicable Specified LC Sublimit of such Issuing Lender then in effect.  Each Letter of Credit shall expire no later than the first anniversary of its date of issuance or last renewal (unless otherwise agreed by the relevant Issuing Lender) and no Letter of Credit shall expire following the Letter of Credit Facility Expiration Date, unless the relevant Issuing Lender has approved a later expiry date (which approval may be subject to such Letter of Credit being cash collateralized or otherwise backstopped pursuant to arrangements acceptable to such Issuing Lender), it being understood that the participations of the Revolving Lenders in any undrawn Letter of Credit shall in any event terminate on the Letter of Credit Facility Expiration Date; provided, further, that Morgan Stanley Senior Funding, Inc. and its Affiliates shall only be required to issue standby Letters of Credit.

(b)No Issuing Lender shall at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause such Issuing Lender or any Revolving Lender to exceed any limits imposed by, any applicable Requirement of Law.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(c)All Existing Letters of Credit shall be deemed to be issued hereunder and shall constitute Letters of Credit subject to the terms hereof.

(d)Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, the Borrower shall be obligated to reimburse the applicable Issuing Lender hereunder for any and all drawings under such Letter of Credit.

3.2Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions

.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Lender) to the applicable Issuing Lender and the Revolving Facility Administrative Agent (reasonably, but in any event no less than three Business Days, in advance of the requested date of issuance, amendment, renewal or extension, unless otherwise agreed by the applicable Issuing Lender) a notice pursuant to an LC Request requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 3.1(a)), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the applicable Issuing Lender, the Borrower also shall submit an Application on the applicable Issuing Lender’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Obligations shall not exceed the LC Commitment,  (ii) the Available Revolving Commitments would not be less than zero and (iii) the LC Obligations with respect to any Issuing Lender would not exceed the applicable Specified LC Sublimit of such Issuing Lender then in effect.  Upon request of an Issuing Lender, the Revolving Facility Administrative Agent will provide written confirmation to such Issuing Lender of (i) the amount available under the LC Commitment as of such date and (ii) the aggregate Total Revolving Extensions of Credit then outstanding.

3.3Fees and Other Charges

.  The Borrower shall pay the fees specified in Section 2.8 with respect to Letters of Credit.

3.4Participations

.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Lender or the Lenders, the applicable Issuing Lender hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Lender, a participation in such Letter of Credit equal to such Lender’s Revolving Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Revolving Facility Administrative Agent, for the account of the applicable Issuing Lender, such Lender’s Revolving Percentage of each LC Disbursement in respect of any Letter of Credit made by the applicable Issuing Lender in Dollars and not reimbursed by the Borrower on the date due as provided in Section 3.5, or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

3.5Reimbursement

.  If any Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Revolving Facility Administrative Agent an amount equal to such LC Disbursement, in Dollars, not later than 4:00 P.M., New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 1:00 P.M., New York City time, on the Business Day immediately following the day that the Borrower receives such notice; provided that, if such LC Disbursement is not less than $1,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.5 or 2.6 that such payment be financed with a Revolving Loan of the same Class denominated in Dollars that is an ABR Loan or Swingline Loan in an amount equal to such LC Disbursement and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Revolving Loan denominated in Dollars that is an ABR Loan or Swingline Loan.  If the Borrower fails to make such payment when due, the Revolving Facility Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Revolving Percentage thereof.  Promptly following receipt of such notice, each Revolving Lender shall pay to the Revolving Facility Administrative Agent its Revolving Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.5 (without regard to minimum amounts) and Section 2.17(e) with respect to Loans made by such Revolving Lender (and such Sections shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Revolving Facility Administrative Agent shall promptly pay to the applicable Issuing Lender the amounts so received by it from the Revolving Lenders.  Promptly following receipt by the Revolving Facility Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Revolving Facility Administrative Agent shall distribute such payment to the applicable Issuing Lender or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the applicable Issuing Lender, then to such Revolving Lenders and the Issuing Lenders as their interests may appear.  Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Lender for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

3.6Obligations Absolute

.  The Borrower’s obligation to reimburse LC Disbursements as provided in Section 3.5 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, so long as such draft or other document on its face appears to be in order, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  Neither the Revolving Facility Administrative Agent, the Lenders nor the Issuing Lenders, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Lenders; provided that the foregoing shall not be construed to excuse an Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by (x) such Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof or (y) material breach of such Issuing Lender’s contractual obligations to Borrower as determined by a final, nonappealable judgment of a court of competent jurisdiction.  The parties hereto expressly agree that, in the absence of gross negligence, willful misconduct or material breach of contract on the part of the applicable Issuing Lender (as finally determined by a court of competent jurisdiction), such Issuing Lender shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

3.7Disbursement Procedures

.  Each Issuing Lender shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  Each Issuing Lender shall promptly notify the Revolving Facility Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Lender and the Revolving Lenders with respect to any such LC Disbursement.

3.8Interim Interest

.  If any Issuing Lender shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Revolving Loans that are ABR Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to Section 3.5, then Section 2.14(c) shall apply.  Interest accrued pursuant to this Section shall be for the account of the applicable Issuing Lender, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to Section 3.5 to reimburse the applicable Issuing Lender shall be for the account of such Revolving Lender to the extent of such payment.

3.9Replacement of an Issuing Lender

.  Any Issuing Lender may be replaced at any time with another party eligible to become an Issuing Lender as provided herein, by written notice given by the Borrower (with the approval of the successor Issuing Lender and the Revolving Facility Administrative Agent) to the replaced Issuing Lender; provided that prior to such replacement all Letters of Credit issued by the replaced Issuing Lender are terminated or cash collateralized on terms satisfactory to the replaced Issuing Lender.  The Revolving Facility Administrative Agent shall notify the Lenders of any such replacement of the applicable Issuing Lender.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Lender pursuant to Section 3.3).  From and after the effective date of any such replacement, (i) the successor Issuing Lender shall have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require.  After the replacement of an Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

3.10Cash Collateralization

.  (i) If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Revolving Facility Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Obligations representing greater than 50% of the total LC Obligations) demanding the deposit of cash collateral pursuant to this Section, or (ii) if required by Section 2.26(c)(ii), on the Business Day the Borrower receives the notice contemplated by Section 2.26(c)(ii), the Borrower shall deposit in an account with the Collateral Agent, in the name of the Collateral Agent and for the benefit of the Secured Parties, an amount in cash equal to 103% of the LC Obligations as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 8.1(g).  Such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement.  The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Collateral Agent and at the Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Collateral Agent to reimburse each Issuing Lender for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Obligations at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Obligations representing greater than 50% of the total LC Obligations), be applied to satisfy other obligations of the Borrower under this Agreement, and any surplus remaining shall be returned to the Borrower after all Events of Default triggering such deposit cease to exist.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

3.11Provisions Related to Extended Revolving Commitments

.  If the Maturity Date in respect of any Class of Revolving Commitments occurs prior to the expiration of any Letter of Credit, then (i) if one or more other Classes of Revolving Commitments in respect of which such Maturity Date shall not have occurred are then in effect, such Letter of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Lenders to purchase participations therein and to make Revolving Loans and payments in respect thereof pursuant to Section 3.5) under (and ratably participated in by Lenders pursuant to) the Revolving Commitments in respect of such non-terminating Classes up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Borrower shall cash collateralize any such Letter of Credit in accordance with Section 3.10.  Except to the extent of reallocations of participations pursuant to clause (i) of the immediately preceding sentence, the occurrence of a Maturity Date with respect to a given Class of Revolving Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Revolving Lenders in any Letter of Credit issued before such Maturity Date.

SECTION 4

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agents, the Collateral Agent, each of the Issuing Lenders and each of the Lenders that:

4.1Organization; Power

.  Each Loan Party (i) (x) is duly organized and validly existing and (y) in good standing (if such concept is applicable) under the laws of the jurisdiction of its organization, (ii) is duly qualified and in good standing as a foreign business enterprise (if such concept is applicable) in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed and (iii) has all requisite power and authority (including all material Governmental Authorizations) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted, except in the case of the foregoing clauses (i)(y), (ii) and (iii), where the failure to be so qualified or licensed would not, individually or in the aggregate, result in a Material Adverse Effect.

4.2Capital Stock; Subsidiaries

.  As of the Closing Date, the Loan Parties do not have any direct or indirect Subsidiaries that are not Excluded Subsidiaries other than those specifically disclosed on Schedule 4.2 (it being understood Schedule 4.2 may also set forth Subsidiaries that are Excluded Subsidiaries).  All of the outstanding Capital Stock of each such Subsidiary (A) (in the case of Subsidiaries that are corporations) has been validly issued, is fully paid and non-assessable and (B) to the extent owned by the Borrower or any other Loan Party, is free and clear of all Liens, except those created under the Security Documents or Liens permitted pursuant to Section 7.1.

4.3Authorization; No Conflicts

.  The execution, delivery and performance by each Loan Party of each Loan Document to which it is or is to be a party, and the consummation of the Transactions, (x) are within such Loan Party’s corporate, partnership or limited liability company powers, as applicable, (y) have been duly authorized by all necessary corporate, partnership or limited liability company action, as applicable, and (z) do not (i) contravene such Loan Party’s Constitutive Documents, (ii) violate any Requirements of Law, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any material contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party or any of its properties that would reasonably be expected to have a Material Adverse Effect or (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party.  No Loan Party is in violation of any such Requirements of Law, the violation of which would be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect.

4.4No Approvals

.  No Governmental Authorization, and no other authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of any Loan Document to which it is or is to be a party, or for the consummation of the Transactions, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Security Documents, (iii) the perfection or maintenance of the Liens created under the Security Documents on such of the Collateral located in the United States in which a Lien may be perfected by the filing of financing statements, the recordation of security agreements with the U.S. Patent and Trademark Office or the U.S. Copyright Office or the delivery of Collateral (including the first priority nature thereof) or (iv) the exercise by any Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Security Documents, except for (A) the authorizations, approvals, filings and actions described on Schedule 4.4 hereto, all of which either (i) have been duly obtained and are in full force and effect or will be obtained and in full force and effect prior to the Closing Date or (ii) the failure to obtain would not reasonably be expected to result in a Material Adverse Effect, (B) filings, notices, recordings and other similar actions necessary for the creation or perfection of the Liens and security interests contemplated by the Loan Documents and (C) the actions required by laws generally with respect to the exercise by secured creditors of their rights and remedies.

4.5Enforceability

.  This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party thereto.  This Agreement is, and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party thereto, enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

4.6Litigation

.  There is no action, suit, investigation, litigation or proceeding affecting any Restricted Company, including any Environmental Action, pending or, to the knowledge of the Loan Parties, threatened by on behalf of or before any Governmental Authority or arbitrator (i) that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or (ii) that challenges or that may affect the legality, validity or enforceability of any Loan Document or the consummation of the Transactions.

4.7Financial Statements; Projections.

(a)Borrower has heretofore delivered to the Administrative Agents, the Lenders and the Issuing Lenders the consolidated balance sheets and related statements of operations, stockholders’ equity and cash flows of Borrower as of and for (x) the Fiscal Year ended December 31, 2020, audited by and accompanied by the unqualified opinion of PricewaterhouseCoopers LLP, independent public accountants, and (y) the Fiscal Quarter ended March 31, 2021. Such financial statements and all financial statements delivered pursuant to Sections 6.1(b) and (c) have been prepared in accordance with GAAP and present fairly in all material respects the financial condition and results of operations and cash flows of Borrower and its Subsidiaries as of the dates and for the periods to which they relate except, in the case of interim financial statements, for the absence of footnotes and the same being subject to year-end audit adjustments.

(b)Since December 31, 2020, there has been no event, change, circumstance or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect (excluding the Borrower’s entering into the Loan Documents).

(c)The forecasts of financial performance of Borrower and its Subsidiaries furnished to the Lenders have been prepared in good faith by Borrower and based on assumptions believed by management of the Borrower to be reasonable at the time made and at the time furnished, it being recognized by the Lenders that such forecasts as they relate to future events are not to be viewed as fact and that actual results during the period or periods covered by such forecasts may differ materially from such projections and forecasts.

4.8Properties

.  Except to the extent the same would not be expected, individually or in the aggregate, to have a Material Adverse Effect, each Loan Party has good title to, or valid leasehold interests in, all its property material to its business, free and clear of all Liens except for Liens permitted pursuant to Section 7.1 and minor irregularities or deficiencies in title that, individually and in the aggregate, do not interfere with its ability to conduct its business as currently conducted or to utilize such property for its intended purpose.

4.9Intellectual Property

.  Except to the extent the same would not be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) each Loan Party owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted, (ii) to the knowledge of such Loan Party, no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Loan Party know of any valid basis for any such claim and (iii) to the knowledge of such Loan Party, the use of such Intellectual Property by each Loan Party does not infringe the rights of any Person.

4.10No Material Misstatements

.  The Confidential Information Memorandum and the other written information, exhibits and reports furnished by the Loan Parties to any Agent or any Lender in connection with the negotiation and syndication of the Loan Documents or pursuant to the terms of the Loan Documents, in combination with the Borrower’s most recent Form 10-K, and each Form 10-Q and Form 8-K subsequent to such Form 10-K, in each case, filed or furnished with the SEC, when taken as a whole, did not contain, as of the date such information, exhibit or report was so furnished, any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein not misleading, except with respect to any projections or forecasts contained in such materials, the Loan Parties represent only that the same were prepared in good faith on the basis of assumptions believed by management of the Borrower to be reasonable, at the time made and at the time furnished, it being recognized by the Lenders that such projections and forecasts as they relate to future events are not to be viewed as fact and that actual results during the period or periods covered by such projections and forecasts may differ materially from such projections and forecasts.

4.11Margin Stock

.  No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Loan or drawings under any Letter of Credit will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, except for purchases of the Borrower’s Capital Stock permitted by Section 7.7.

4.12Investment Company Act

.  No Restricted Company is an “investment company,” or is required to be registered as an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended.

4.13Solvency

.  As of the Closing Date, and after giving effect to the incurrence of all indebtedness and obligations being incurred on the Closing Date in connection herewith, the Borrower and its Subsidiaries, on a Consolidated basis, are Solvent.

4.14Employee Benefit Plans

.

(i)No ERISA Event has occurred or is reasonably expected to occur that would have or would reasonably be expected to have a Material Adverse Effect.

(ii)Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan, copies of which have been filed with the Internal Revenue Service and furnished to the Lenders, is complete and accurate and fairly presents the funding status of such Plan, and since the date of such Schedule B there has been no adverse change in such funding status, except as would not reasonably be expected to have a Material Adverse Effect.

(iii)Except as would not reasonably be expected to have a Material Adverse Effect, neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(iv)Neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is insolvent or has been terminated, within the meaning of Title IV of ERISA or is in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA, except as would not reasonably be expected to have a Material Adverse Effect.

(v)Each Loan Party is in compliance with the presently applicable provisions of ERISA and the Code with respect to each Plan except as would not reasonably be expected to have a Material Adverse Effect.

(vi)The present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Accounting Standards Codification No. 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount that would reasonably be expected to have a Material Adverse Effect.

(vii)[Reserved].

(viii)Except to the extent the same would not be expected, individually or in the aggregate, to have a Material Adverse Effect, (a) each Loan Party is in compliance with the provisions of applicable law with respect to each Foreign Plan maintained or contributed to with respect to employees (or former employees) employed outside the United States or in Puerto Rico and (b) no Loan Party has incurred, or reasonably expects to incur, any obligation in connection with the termination of, or withdrawal from, any Foreign Plan maintained or contributed to with respect to employees (or former employees) employed outside the United States or in Puerto Rico.

4.15Environmental Laws

. Except for any matters, individually or in the aggregate, that would not reasonably be expected to have a Material Adverse Effect: (i) the operations and properties of each Loan Party comply with all Environmental Laws and Environmental Permits; (ii) any past non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing obligations or costs; (iii) no Environmental Action is pending or, to the Loan Parties’ knowledge threatened, against any Loan Party; and (iv) no facts or circumstances exist that, in each case, could be reasonably expected to (A) form the basis of an Environmental Action or Environmental Liability against any Loan Party or any of properties currently owned or operated by any of them or (B) cause any such property owned by any Loan Party to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

4.16Taxes

.  Except as would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect: (a) each Loan Party has duly filed, or has caused to be duly filed, all Tax returns required to have been filed and has paid all Taxes whether or not shown to be due on a Tax return, together with applicable interest, additions to tax and penalties (including, in each case, in its capacity as a withholding agent), (b) each Loan Party has made adequate provision in accordance with GAAP for all Taxes not yet due and payable, and (c) no Loan Party has received notice of any proposed or pending Tax assessments, deficiencies or audits.

4.17Health Care Matters

.

(a)Health Care Permits.  Except to the extent that noncompliance with the following, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect:  (i) each Loan Party holds, and at all times since December 31, 2020, has held, all Health Care Permits necessary for it to own, lease, sublease or operate its assets or to conduct its business or operations as presently conducted, (ii) all such Health Care Permits are, and at all times since December 31, 2020 have been, in full force and effect and there is and has been no default under, violation of, or other noncompliance with the terms and conditions of any such Health Care Permit, (iii) no condition exists or event has occurred that, in itself or with the giving of notice or lapse of time or both, has resulted or would result in the suspension, revocation, termination, restriction, limitation, modification or non-renewal of any Health Care Permit, (iv) no Governmental Authority has taken, or intends to take, action to suspend, revoke, terminate, place on probation, restrict, limit, modify or not renew any Health Care Permit of any Loan Party, (v) there currently exist no restrictions, deficiencies, required plans of correction or other such remedial measures with respect to any Health Care Permit of a Loan Party, and (vi) without limiting the foregoing, no validation review, program integrity review, audit or other investigation related to any Loan Party or its operations, or the consummation of the transactions contemplated in the Loan Documents or related to the Collateral (x) has been conducted by or on behalf of any Governmental Authority or (y) is scheduled, pending or, to the knowledge of any Loan Party, threatened.

(b)Licensed Personnel.  Except to the extent that noncompliance with the following, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the Licensed Personnel, when acting in their capacities as such, have complied at all times since December 31, 2020 and currently are in compliance with all applicable Health Care Laws, and hold and, at all times that such Persons have been Licensed Personnel of any Loan Party and acting in their capacities as such or since December 31, 2020, if shorter, have held, all Health Care Permits required by applicable Health Care Laws in the performance of such Licensed Personnel’s duties for such Loan Party, and each such Health Care Permit is in full force and effect and no suspension, revocation, impairment, or termination of any such Health Care Permit due to a failure to comply with a Health Care Permit requirement of law is pending or threatened.

(c)Submission of Claims.  No Loan Party submits claims directly to Medicare or Medicaid.

(d)Exclusion.  None of the Loan Parties, nor any owner, officer, director, partner, agent, managing employee or Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. § 420.201) in any Loan Party, nor any Licensed Personnel of any Loan Party (i) is (or, to the knowledge of such Loan Party, has been threatened to be) (x) “suspended” or “debarred” from selling products to the U.S. government or its agencies pursuant to the Federal Acquisition Regulation relating to debarment and suspension applicable to federal government agencies generally (42 C.F.R. Subpart 9.4), or other applicable laws or regulations, or (y) debarred, disqualified, suspended or excluded from participation in any Federal Health Care Program or listed on the General Services Administration list of excluded parties, or (ii) is a party to any other action by any Governmental Authority that may prohibit it from selling products or providing services to any governmental or other purchaser pursuant to any Health Care Laws.

4.18Agreements

.  No Loan Party is a party to any agreement or instrument or subject to any corporate or other constitutional restriction that has resulted or would reasonably be expected to result in a Material Adverse Effect.  No Loan Party is in default in any manner under any provision of any agreement or instrument to which it is a party or by which it or any of its property is or may be bound, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, in each case where such default would reasonably be expected to result in a Material Adverse Effect.

4.19Use of Proceeds

.  Borrower will use the proceeds of (a) the Term Loans (i) to finance the Refinancing, (ii) for general corporate purposes, and (iii) to pay related fees and expenses, (b) the Revolving Loans and Swingline Loans on and after the Closing Date for working capital and general corporate purposes (including stock repurchases, acquisitions and investments), and (c) Letters of Credit issued on and after the Closing Date solely for working capital and other general corporate purposes.

4.20Labor Matters

.  There are no collective bargaining agreements or Multiemployer Plans covering the employees of any Restricted Company as of the Closing Date, and no Restricted Company has suffered any strikes, lockouts or slowdowns within the last five years, nor, to the knowledge of the Loan Parties, are any such labor disputes threatened, that would reasonably be expected to have a Material Adverse Effect.

4.21Security Documents

.

(a)The Security Documents are effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein except as such enforceability may be limited by a Bankruptcy Event and by general principles of equity, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable Requirements of Laws (which filings or recordings shall be made to the extent required by any Security Document) and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required by any Security Document), the Liens created by such Security Documents will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral (other than such Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction or by filing with the United States Copyright Office), in each case subject to no Liens other than Liens permitted pursuant to Section 7.1.

(b)Each Mortgage, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in all the applicable mortgagor’s right, title and interest in and to the Real Property subject thereto and the proceeds thereof, and when the Mortgages have been filed in the jurisdictions specified therein, the Mortgages will constitute fully perfected security interests in all right, title and interest of the mortgagors in the Real Property subject thereto and the proceeds thereof, prior and superior in right to any other Person, but subject to Liens permitted pursuant to Section 7.1.

4.22Sanctioned Persons; Anti-Corruption Laws; PATRIOT Act

.  None of the Borrower or any of the Subsidiaries or any of their respective directors, officers or, to the knowledge of the Borrower or any Subsidiary, employees or agents is a Sanctioned Person or otherwise the subject of any sanctions or economic embargoes administered or enforced by the US Department of State or the US Department of Treasury (including OFAC), the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, the Department of Foreign Affairs, Trade and Development (Canada) or any other applicable sanctions authority (collectively, “Sanctions”, and the associated laws, rules, regulations and orders, collectively, “Sanctions Laws”). Each of the Borrower and the Subsidiaries and their respective directors, officers and, to the knowledge of the Borrower or any Subsidiary, employees and agents is in compliance, in all material respects, with (a) all Sanctions Laws, (b) the United States Foreign Corrupt Practices Act of 1977, as amended, the Bribery Act 2010 of the United Kingdom and any other applicable anti-bribery or anti-corruption laws, rules, regulations and orders (collectively, “Anti-Corruption Laws”) and (c) the PATRIOT Act and any other applicable terrorism and money laundering laws, rules, regulations and orders. No part of the proceeds of the Loans or Letters of Credit will be used, directly or indirectly, (i) for the purpose of financing any activities or business of or with any Person or in any country or territory that at such time is the subject of any Sanctions, (ii) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Law or (iii) in any manner that would result in the violation of any Sanctions Laws applicable to any party hereto. The Borrower and the Subsidiaries have taken such actions as, in the exercise of their reasonable judgment, they have deemed appropriate to promote and achieve compliance with applicable Sanctions Laws and applicable Anti-Corruption Laws.

4.23Beneficial Ownership Certification

.  As of the Closing Date, the information included in the Beneficial Ownership Certification provided to any Lender on or prior to the Closing Date is true and correct in all respects.

SECTION 5

CONDITIONS PRECEDENT

5.1Conditions to Initial Credit Extension

.  The obligation of each Lender and, if applicable, any Issuing Lender to fund the initial Credit Extension requested to be made by it shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 5.1 unless otherwise waived.

(a)Loan Documents.  There shall have been delivered to the Administrative Agent an executed counterpart of each of the Loan Documents.

(b)Corporate Documents.  The Administrative Agent shall have received:

(i)a certificate of the secretary or assistant secretary of each Loan Party dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Constitutive Document of such Loan Party certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its organization, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Loan Party is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate in this clause (i)); and

(ii)a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State (or other applicable Governmental Authority).

(c)Officers’ Certificate.  The Administrative Agent shall have received a certificate, dated the Closing Date and signed by two Responsible Officers of the Borrower, confirming compliance with the conditions precedent set forth in Section 5.1(d)(i) and Sections 5.2(ii) and (iii).

(d)Financings and Other Transactions, Etc.

(i)The Refinancing shall have been consummated or shall be consummated on the Closing Date, in each case in accordance with the terms hereof and the terms of the Transaction Documents, without the waiver or amendment of any such terms not approved by the Administrative Agents.

(ii)All Liens in favor of the existing lenders under the Existing Credit Agreement shall simultaneously with the consummation of the Refinancing be unconditionally released; and the Administrative Agent shall have received from any Person holding any Lien securing any such debt, such UCC termination statements, mortgage releases, releases of assignments of leases and rents, releases of security interests in Intellectual Property and other instruments, in each case in proper form for recording, as the Administrative Agent shall have reasonably requested to release and terminate of record the Liens securing such debt.

(e)Opinions of Counsel.  The Administrative Agent shall have received, on behalf of itself, the other Agents, the Lenders and the Issuing Lender, a favorable written opinion of (i)  Bass, Berry & Sims PLC, special counsel for the Loan Parties, and (ii) Hodgson Russ LLP, New York counsel for the Loan Parties, in each case, (A) dated the Closing Date, (B) addressed to the Agents, the Issuing Lenders and the Lenders and (C) in form and substance reasonably satisfactory to the General Administrative Agent.

(f)Solvency Certificate.  The Administrative Agent shall have received a solvency certificate in the form of Exhibit C, dated the Closing Date and signed by the chief financial officer of the Borrower.

(g)Fees.  The arrangers, Administrative Agents and the Lenders shall have received all reasonable fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including the invoiced legal fees and expenses of Cahill Gordon & Reindel llp, special counsel to the Agents) required to be reimbursed or paid by the Borrower on or prior to the Closing Date hereunder or under any other Loan Document.

(h)Personal Property Requirements.  The Collateral Agent shall have received:

(i)all certificates, agreements or instruments necessary to perfect the Collateral Agent’s security interest, for the benefit of the Secured Parties, in all Pledged Collateral (as defined in the Security Agreement), in each case, with the exception of those items permitted to be delivered after the Closing Date pursuant to the terms of the Security Agreement;

(ii)UCC financing statements in appropriate form for filing under the UCC, filings or recordations with the United States Patent and Trademark Office and United States Copyright Office and such other documents under applicable Requirements of Law in each jurisdiction as may be necessary or appropriate or, in the opinion of the Collateral Agent, desirable to perfect the Liens created, or purported to be created, by the Security Documents and with respect to all UCC financing statements required to be filed pursuant to the Loan Documents;

(iii)copies of UCC, United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name any Loan Party as debtor and that are filed in those state and county jurisdictions in which any Loan Party is organized or maintains its principal place of business and such other searches that the Collateral Agent deems reasonably necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Security Documents (other than Liens permitted pursuant to Section 7.1 and any other Liens acceptable to the Collateral Agent);

(iv)evidence acceptable to the Collateral Agent of payment or arrangements for payment by the Loan Parties of all applicable recording taxes, fees, charges, costs and expenses required for the recording of the Security Documents; and

(v)a Perfection Certificate, duly executed and delivered by the Loan Parties, along with all attachments contemplated thereby.

(i)USA Patriot Act.  The Lenders shall have received, sufficiently in advance of the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, including the information described in Section 11.17.

(j)Beneficial Ownership Regulation.  At least three days prior to the Closing Date, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation and an Administrative Agent or a Lender has requested such certification at least 10 Business Days prior to the Closing Date, each such Administrative Agent and each such Lender requesting a Beneficial Ownership Certification (which request shall be made through the General Administrative Agent) shall have received such Beneficial Ownership Certification.

(k)Master Intercompany Note.  The Borrower shall have delivered to the Collateral Agent the Intercompany Note executed by and among the Borrower and each of its Restricted Subsidiaries, accompanied by instruments of transfer undated and endorsed in blank.

(l)[Reserved].

(m)Insurance.  The Administrative Agents shall receive a copy of, or a certificate as to coverage under (including endorsements thereto), the insurance policies required by Section 6.5 and the applicable provisions of the Security Documents, each of which shall name the Collateral Agent, on behalf of the Secured Parties, as additional insured  or loss payee, as applicable, in form and substance satisfactory to the General Administrative Agent and the Collateral Agent.

5.2Conditions to All Credit Extensions

.  The obligation of each Lender and each Issuing Lender to make any Credit Extension (including the initial Credit Extension) shall be subject to, and to the satisfaction of, each of the conditions precedent set forth below:

(i)Notice.  The Applicable Administrative Agent shall have received a notice as required by Section 2.2 or 2.5 if Loans are being requested or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the applicable Issuing Lender and the Applicable Administrative Agent shall have received an Application or notice as required by Section 3.2 or, in the case of a Swingline Loan, the Swingline Lender and the Revolving Facility Administrative Agent shall have received a notice as required by Section 2.7.

(ii)No Default.  At the time of and immediately after giving effect to such Credit Extension and the application of the proceeds thereof, no Default shall have occurred and be continuing on such date.

(i)Representations and Warranties.  Each of the representations and warranties made by any Loan Party set forth in Section 4 or in any other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) as of such earlier date.

Each notice of borrowing or an Application and the acceptance by the Borrower of the proceeds of such Credit Extension shall constitute a representation and warranty by the Borrower and each other Loan Party that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the conditions contained in Sections 5.2(ii) and (iii) have been satisfied.

SECTION 6

AFFIRMATIVE COVENANTS

Each Loan Party warrants, covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document and all other Secured Obligations (excluding Contingent Obligations as to which no claim has been asserted, Secured Obligations under Specified Swap Agreements as to which arrangements satisfactory to the applicable Specified Swap Provider have been made and Secured Obligations under Secured Cash Management Agreements as to which arrangements satisfactory to the applicable Cash Management Bank have been made) shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full or have been cash collateralized at 103% of the face amount thereof, unless the Required Lenders shall otherwise consent in writing, each Loan Party will, and will cause each of its Restricted Subsidiaries to:

6.1Reporting Requirements

.  furnish to the Administrative Agent (for distribution to the Agents and Lenders):

(a)Notice of Default and Material Adverse Effect.  Promptly after a Responsible Officer obtains actual knowledge of a Default or any event, development or occurrence reasonably expected to have a Material Adverse Effect continuing on the date of such statement, a written notice setting forth details of such Default or other event, development or occurrence and the action that the Borrower has taken and proposes to take with respect thereto.

(b)Annual Financials.  As soon as available and in any event within 90 days after the end of each Fiscal Year (or within 3 days after such earlier date on which Borrower is required to file Form 10-K under the Exchange Act), a copy of the annual audit report for such year for the Borrower and its Subsidiaries, including therein a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and a Consolidated statement of operations and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, in each case together with customary management discussion and analysis and accompanied by an opinion of PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing, which opinion shall be prepared in accordance with GAAP and shall not be subject to a “going concern” modification (other than an emphasis of matter paragraph and except for any such modification pertaining to impending debt maturities of any Debt occurring within 12 months of such audit or any breach or anticipated breach of any financial covenant under this Agreement or a modification relating to change in accounting principles or practices reflecting a change in GAAP required or approved by such independent public accountants) (provided that, if the independent auditor provides an attestation and a report with respect to management’s report on internal control over financial reporting and its own evaluation of internal control over financial reporting, then such report may include a qualification or limitation due to the exclusion of any acquired business from such report to the extent such exclusion is permitted under rules or regulations promulgated by the SEC or the Public Company Accounting Oversight Board), together with, no later than five Business Days after the delivery of such annual audit report, a Compliance Certificate.

(c)Quarterly Financials.  As soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year (or within 3 days after such earlier date on which the Borrower is required to file form 10-Q under the Exchange Act), a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and a Consolidated statement of operations for the period commencing at the end of the previous Fiscal Quarter and ending with the end of such Fiscal Quarter and a Consolidated statement of operations and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments) by a Responsible Officer of the Borrower as having been prepared in accordance with GAAP (except that such financial statements may not contain all required notes and may be subject to year-end audit adjustments), together with, no later than five Business Days after the delivery of such quarterly financial statements, a Compliance Certificate;

(d)Unrestricted Subsidiaries.  At the time of delivery of the financial statements provided for in Sections 6.1(b) and (c), if there are any Unrestricted Subsidiaries as of the last day of any Fiscal Quarter or Fiscal Year, the Borrower shall deliver related consolidating financial statements necessary to reflect the adjustments required to eliminate the accounts of Unrestricted Subsidiaries from such consolidated financial statements.

(e)Annual Forecasts.  As soon as available and in any event no later than 90 days after the beginning of each Fiscal Year, a reasonably detailed forecast for such Fiscal Year, in form and substance reasonably satisfactory to the General Administrative Agent.

(f)Litigation.  Promptly after a Responsible Officer obtains actual knowledge of the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings by or on behalf of or before any Governmental Authority or arbitrator affecting any Restricted Company of the type described in Section 4.6.

(g)[Reserved].

(h)ERISA.

(i)ERISA Events and ERISA Reports.  Except as would not reasonably be expected to have a Material Adverse Effect, (A) promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a statement of the chief financial officer of the Borrower describing such ERISA Event and the action, if any, that such Loan Party or such ERISA Affiliate has taken and proposes to take with respect thereto and (B) on the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information.

(ii)Plan Terminations.  Promptly and in any event within two Business Days after receipt thereof by any Loan Party or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan.

(iii)Multiemployer Plan Notices.  Promptly and in any event within five Business Days after receipt thereof by any Loan Party or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of Withdrawal Liability by any such Multiemployer Plan, (B) the insolvency or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (C) the amount of liability incurred, or that may be incurred, by such Loan Party or any ERISA Affiliate in connection with any event described in clause (A) or (B).

(i)Environmental Conditions.  Promptly after the assertion or occurrence thereof, notice of any Environmental Action against or of any noncompliance by any Restricted Company with any

Environmental Law or Environmental Permit that would reasonably be expected to have a Material Adverse Effect.

(j)PATRIOT Act.  promptly following any request therefor, information and documentation reasonably requested by any Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation.

(k)Beneficial Ownership Certification.  Prompt notice of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in such certification.

(l)Other Information.  Such other information respecting the business, financial condition, operations or properties of any Restricted Company as any Agent or any Lender, through the General Administrative Agent, may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.1(b) or (c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website or www.sec.gov, if any, to which each Lender and each Administrative Agent have access (whether a commercial, third-party website or whether sponsored by an Administrative Agent) and (iii) the Lenders shall be deemed to have received such information on the date such information is posted on the applicable website pursuant to clause (i) or (ii) above.  The Administrative Agents shall have no obligation to request the delivery of or maintain paper copies of the documents referred to above, and each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.

6.2Compliance with Laws, etc

.  Comply, and cause each of its Restricted Subsidiaries to comply, in all material respects, with all applicable Requirements of Law, such compliance to include, without limitation, compliance with (x) the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970 and all applicable laws and regulations under the federal Social Security Act and all other applicable federal and state healthcare laws, except to the extent that non-compliance would not be reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect and (y) the Patriot Act and all other laws and regulations relating to money laundering and terrorist activities.

6.3Payment of Taxes, etc

.  Pay and discharge, and cause each of its Restricted Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all Taxes imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by applicable Requirements of Law become a Lien upon its property; provided, however, that neither the Borrower nor any of its Restricted Subsidiaries shall be required to pay or discharge any such Tax (A) the non-payment or non-discharge of which would not be reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect or (B) that is being contested in good faith and (in the case of clause (i)) by proper proceedings and as to which appropriate reserves are being maintained in accordance with GAAP, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors and subjects the property to a substantial risk of forfeiture.

6.4Compliance with Environmental Laws

.  Except as would not reasonably be expected to result in a Material Adverse Effect: comply, cause each of its Restricted Subsidiaries to comply, and take commercially reasonable efforts to cause all lessees and other Persons operating or occupying its properties to comply, with all Environmental Laws and Environmental Permits; obtain and renew and cause each of its Restricted Subsidiaries to obtain and renew all Environmental Permits necessary for its operations and properties that are the legal responsibility of the Borrower or such Restricted Subsidiary; and conduct, and cause each of its Restricted Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action required under Environmental Laws to address the presence, or Release or threatened Release of Hazardous Materials at, on, under or from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Borrower nor any of its Restricted Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained in accordance with GAAP requirements with respect to such circumstances.

6.5Insurance.

(a)Generally.  Keep its insurable property adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including insurance with respect to properties material to the business of the Restricted Companies against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses operating in the same or similar locations, except, in the case of Foreign Subsidiaries, to the extent that the failure to maintain such insurance with respect to one or more Foreign Subsidiaries would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b)Requirements of Insurance.  All such insurance shall name the Collateral Agent as mortgagee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) or additional loss payee (in the case of property insurance), as applicable.

(c)

Flood Insurance.  With respect to any Flood Hazard Property, (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Program and (ii) deliver to the Collateral Agent evidence of such compliance in form and substance reasonably acceptable to the General Administrative Agent, including a copy of the flood insurance policy and declaration page relating thereto.

6.6Preservation of Corporate Existence, etc

.  Preserve and maintain, and cause each of its Restricted Subsidiaries to preserve and maintain, its existence, legal entity structure, legal name, corporate powers (or its equivalent) and material franchises except, in each case (other than with respect to the Borrower as to existence), to the extent that failure to do so would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or as otherwise permitted by Section 7.4.

6.7Visitation Rights

.  At any reasonable time and from time to time, and, unless an Event of Default shall have occurred and be continuing, not more than one time during any calendar year and upon reasonable notice, permit any of the Agents or any of the Lenders, or any agents or representatives thereof (provided that only the General Administrative Agent on behalf of the Agents and Lenders (or any Agent or Lender solely at such Agent’s or Lender’s expense if accompanying the Administrative Agent) may exercise rights under this Section 6.7), to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Restricted Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Restricted Subsidiaries with any of their officers or directors and with their independent certified public accountants (provided that representatives of the Borrower shall be entitled to notice of and to participate in any such discussion).  Notwithstanding anything to the contrary in this Section 6.7, none of the Borrower or any Restricted Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to any Agent or Lender (or their respective representatives or contractors) would be in breach of any confidentiality obligations, fiduciary duty or applicable Requirement of Law or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product; provided that in the event that the Borrower does not provide information in reliance on the exclusions in this sentence, it shall use its commercially reasonable efforts to communicate, to the extent permitted, the applicable information in a way that would not violate such restrictions. During the course of the above described visits, inspections and examinations and discussions, representatives of the Agents and the Lenders may encounter individually identifiable healthcare information as defined under the “Administrative Simplification” (including privacy and security) regulations promulgated pursuant to HIPAA or other confidential information relating to health care patients (collectively, the “Confidential Healthcare Information”). The Borrower or the Restricted Subsidiary maintaining such Confidential Healthcare Information shall, consistent with HIPAA’s “minimum necessary” provisions, permit such disclosures for their “healthcare operations” or management and administration purposes. Unless otherwise required by the law, the Agents, the Lenders and their respective representatives shall not require or perform any act that would cause the

Borrower or any of its Restricted Subsidiaries to violate any laws, regulations or ordinances intended to protect the privacy rights of any individual, including HIPAA.

6.8Keeping of Books

.  Keep, and cause each of its Restricted Subsidiaries to keep, proper books of record and account, in which full and correct entries in all material respects shall be made of all material financial transactions sufficient to permit the preparation of financial statements based thereon in accordance with GAAP.

6.9Maintenance of Properties, etc

.  (i) Other than with respect to Intellectual Property, maintain and preserve, and cause each of its Restricted Subsidiaries to maintain and preserve, absent events or circumstances leading to a Recovery Event, in all material respects, all of its properties that are material in the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (ii) maintain, renew and preserve all of its Intellectual Property that is material in the conduct of its business.

6.10Transactions with Affiliates

.  Conduct, and cause each of its Restricted Subsidiaries to conduct, all transactions (other than any transaction having a fair market value not in excess of $10,000,000 in a single transaction or series of related transactions) otherwise permitted under the Loan Documents with any of their Affiliates on terms that are fair and reasonable and no less favorable to the Borrower or such Restricted Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate (it being understood that the Transactions are deemed to be on such terms) except (a) transactions between or among the Restricted Companies, (b) any transaction permitted by Section 7.6(f), 7.6(g) or Section 7.7, (c) notional pooling cash management arrangements in the ordinary course of business and tax sharing arrangements upon customary terms and (d) employment, indemnification and severance arrangements in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements, and equity issuances, repurchases, redemptions, retirements or other acquisitions or retirements of Capital Stock by the Borrower or any of its Restricted Subsidiaries not prohibited under Section 7.5 or Section 7.7.

6.11Use of Proceeds

.  Use the proceeds of the Loans only for the purposes set forth in Section 4.19.

6.12Additional Collateral; Additional Guarantors.

(a)Upon the formation (including by Division) or acquisition of any new direct or indirect Domestic Subsidiary that is not an Excluded Subsidiary (or a direct or indirect Domestic Subsidiary ceasing to constitute an Excluded Subsidiary) promptly, and in any event, within the later of (x) 45 days following the date of such Person becoming a Subsidiary (or ceasing to constitute an Excluded Subsidiary) or (y) 30 Business Days following the end of the Fiscal Quarter in which such Person becomes a Subsidiary that is not an Excluded Subsidiary (or ceases to constitute an Excluded Subsidiary) (or such later date as the General Administrative Agent may agree, in its sole discretion) (A) to execute a Joinder Agreement or such comparable documentation to become a Guarantor and a joinder agreement to the applicable Security Agreement, substantially in the form annexed thereto and (B) to take all actions necessary or advisable in the opinion of the General Administrative Agent or the Collateral Agent to cause the Lien created by the applicable Security Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the General Administrative Agent or the Collateral Agent.

(b)Upon the formation (including by Division) or acquisition of any new direct Subsidiary of a Loan Party after the Closing Date promptly, and in any event within the later of (x) 45 days following the date of such Person becoming a Subsidiary or (y) 30 Business Days following the end of the Fiscal Quarter in which such formation or acquisition occurs (or such later date as the General Administrative Agent may agree, in its sole discretion), solely to the extent required by the Security Agreement, deliver to the Collateral Agent the certificates, if any, representing all of the Capital Stock of such Subsidiary, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Capital Stock, and all intercompany notes owing from such Subsidiary to any Loan Party that together with undated instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party; provided that (i) the foregoing requirements shall not apply to any Excluded Property (as defined in the Security Agreement), including any Capital Stock of any Immaterial Subsidiary that is not a Loan Party and (ii) the Capital Stock of Controlled Foreign Subsidiaries required to be delivered shall be limited to (A) Voting Interests of any such Subsidiary representing 65% of the total voting power of all outstanding voting interests of such Subsidiary and (B)

100% of the Capital Stock not constituting Voting Interests of any such Subsidiary, except that any such Capital Stock constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956-2(c)(2) shall be treated as Voting Interests for purposes of this Section 6.12(b).

(c)Furnish to the General Administrative Agent prompt written notice of the acquisition by any Loan Party of a Material Real Property after the Closing Date.

(d)With respect to any Material Real Property owned by a Subsidiary described in clause (a) above, or the acquisition of any Material Real Property after the Closing Date by any Loan Party, promptly, and, subject to the provisos to clause (iii) below, in any event within the later of (x) 90 days following the date of such Person becoming a Subsidiary or the acquisition of such Material Real Property or (y) 30 Business Days following the end of the Fiscal Quarter in which such formation or acquisition occurs (or, in the case of clauses (x) and (y), such later date as the General Administrative Agent may agree, in its sole discretion), deliver to the Collateral Agent (i) a Mortgage with respect to such Material Real Property, duly executed and delivered by the record owner of such Material Real Property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each Mortgage as a valid and enforceable Lien on the Material Real Property described therein, free of any other Liens other than Liens permitted under Section 7.1, which policies shall be in an amount equal to the fair market value of such Material Real Property and in form and substance reasonably satisfactory to the Collateral Agent, together with such endorsements, coinsurance and reinsurance as the Collateral Agent may reasonably request, (iii) a completed Flood Certificate with respect to such Material Real Property, which Flood Certificate shall be addressed to the Collateral Agent and shall otherwise comply with the Flood Program and if the Flood Certificate with respect to such Material Real Property states that such Material Real Property is located in a Flood Zone, (A) a written acknowledgement from the applicable Loan Party of receipt of written notification from the Collateral Agent that such Material Real Property is located in a Flood Zone and as to whether the community in which such Material Real Property is located is participating in the Flood Program and (B) if such Material Real Property is located in a community that participates in the Flood Program, evidence that the applicable Loan Party has obtained a policy of flood insurance that is in compliance with all applicable requirements of the Flood Program and other applicable Requirements of Law (including as to the amount of insurance coverage required thereunder), provided that the foregoing requirements of this clause (iii) shall be completed (and copies of such Flood Certificate and, if applicable, such acknowledgement and evidence of flood insurance shall have been made available to the Lenders) at least 20 Business Days (or such shorter period within which each of the Revolving Lenders shall have advised the Collateral Agent that its flood insurance due diligence and flood insurance compliance have been completed) prior to the execution and delivery of a Mortgage with respect to such Material Real Property; provided, further, that, notwithstanding anything to the contrary, if any Loan Party shall be required to deliver a Mortgage on any new or additional Material Real Property pursuant to this Agreement or any other Loan Document, no such Mortgage shall be (or be required to be) granted by the applicable Loan Party nor accepted by the Collateral Agent until each Administrative Agent has confirmed that all flood insurance due diligence is reasonably satisfactory to it, (iv) with respect to any Material Real Property encumbered by a Lien that is to be subordinated to the Lien created in accordance with this Agreement and the other Loan Documents, an amendment or agreement of subordination duly executed and delivered with respect to any Lien or encumbrance that, but for such subordination, would have priority over the Mortgage delivered to the Collateral Agent and (v) such surveys, abstracts, appraisals, legal opinions and other documents as the Collateral Agent may reasonably request with respect to any such Mortgage or Material Real Property.

6.13Security Interests; Further Assurances

.

(a)Promptly, upon the reasonable request of the General Administrative Agent, the Collateral Agent or any Lender, at the Borrower’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by the General Administrative Agent or the Collateral Agent reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except as permitted hereunder or by the applicable Security Document, and use commercially reasonable efforts to obtain any consents or waivers as may be reasonably deemed necessary or appropriate in connection therewith.

(b)Use commercially reasonable efforts to deliver or cause to be delivered to the General Administrative Agent and the Collateral Agent from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the General Administrative Agent and the Collateral Agent as the General Administrative Agent and the Collateral Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Security Documents.

(c)Upon the exercise by any Administrative Agent, the Collateral Agent or any Lender of any power, right, privilege or remedy pursuant to any Loan Document that requires any consent, approval, registration, qualification or authorization of any Governmental Authority, execute and deliver all applications, certifications, instruments and other documents and papers that such Administrative Agent, the Collateral Agent or such Lender may reasonably require in connection therewith.

6.14Ratings

.  Use commercially reasonable efforts to cause (x) S&P and Moody’s to continue to issue ratings for the Facilities, (y) Moody’s to continue to issue a corporate family rating (or the equivalent thereof) and (z) S&P to continue to issue a corporate credit rating (or the equivalent thereof) (it being understood, in each case, that such obligation shall not require the Borrower to maintain a specific rating).

6.15Designation of Subsidiaries

.  The Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (a) immediately before and after such designation, no Event of Default shall have occurred and be continuing, (b) any Subsidiary of an Unrestricted Subsidiary will automatically be deemed to be an Unrestricted Subsidiary, (c) immediately after giving effect to such designation, the Borrower and the Restricted Subsidiaries shall be in compliance, on a Pro Forma Basis, with the covenant set forth in Section 7.12, (d) the Borrower shall not be designated as an Unrestricted Subsidiary, (e) immediately after giving effect to such designation, the Subsidiary is not party to any transaction or arrangement with the Borrower or any Restricted Subsidiary that would not be permitted under Section 6.10, (f) each of (1) the Subsidiary to be so designated and (2) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee, or otherwise become directly or indirectly liable with respect to any Debt pursuant to which the lender has recourse to any of the assets of the Borrower or any Restricted Subsidiary except for Debt that could otherwise be incurred by the Borrower or such Restricted Subsidiary hereunder and, if such Debt is secured, the Liens securing such Debt are permitted to be incurred by the Borrower or such Restricted Subsidiary hereunder (provided that any such Debt shall be deemed incurred hereunder by the Borrower or such Restricted Subsidiary, as the case may be) and (g) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of any Permitted Incremental Equivalent Debt, Permitted Other Debt or any Credit Agreement Refinancing Debt. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the applicable Restricted Companies therein at the date of designation in an amount equal to the net book value (or, in the case of any guarantee or similar Investment, the amount) of the Restricted Companies’ Investments therein (and such designation shall only be permitted to the extent such Investment is permitted under Section 7.6). If any Person becomes a Restricted Subsidiary on any date after the Closing Date (including by redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary), the Debt, Liens and Investments of such Person outstanding on such date will be deemed to have been incurred by such Person on such date for purposes of Sections 7.1, 7.2 and 7.6, respectively, but will not be considered the sale or issuance of Capital Stock for purposes of Section 7.5. Upon a re-designation of such Unrestricted Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent Investment in the re-designated Restricted Subsidiary in an amount (if positive) equal to (i) the Borrower’s “Investment” in such Person at the time of such re-designation, less (ii) the portion of the fair market value of the net assets of such Person attributable to the Borrower’s equity therein at the time of such re-designation.

6.16Post-Closing Actions

.  To the extent not satisfied on the Closing Date and unless such requirement is waived or extended, in the reasonable discretion of the General Administrative Agent, the Borrower shall, and shall cause each of its Restricted Subsidiaries to complete each of the actions described on Schedule 6.16 by no later than the date set forth in Schedule 6.16 with respect to such action.

SECTION 7

NEGATIVE COVENANTS

Each Loan Party covenants and agrees with each Lender and each Issuing Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document and all other Secured Obligations (excluding Contingent Obligations as to which no claim has been asserted, Secured Obligations under Specified Swap Agreements as to which arrangements satisfactory to the applicable Specified Swap Provider have been made and Secured Obligations under Secured Cash Management Agreements as to which arrangements satisfactory to the applicable Cash Management Bank have been made) have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full or have been cash collateralized at 103% of the face amount thereof, unless the Required Lenders shall otherwise consent in writing, no Loan Party will, nor will they cause or permit any Restricted Subsidiaries to:

7.1Liens, etc

.  Create, incur, assume or suffer to exist, or permit any of its Restricted Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its assets, revenues or properties of any character whether now owned or hereafter acquired, except:

(a)Liens created under the Loan Documents;

(b)Permitted Liens;

(c)Liens existing on the Closing Date and described on Schedule 7.1(c) hereto;

(d)Liens securing Debt permitted under Section 7.2(e); provided that (i) such Liens shall be created not more than 180 days after the date of acquisition or completion of construction or improvement and (ii) no such Lien shall extend to or cover any asset other than the asset being acquired, constructed or improved and any attachments thereto and proceeds thereof, and no such extension, renewal or replacement shall extend to or cover any asset not theretofore subject to the Lien being extended, renewed or replaced;

(e)Liens arising in connection with Attributable Indebtedness permitted under Section 7.2(f); provided that no such Lien shall extend to or cover any assets other than the assets subject to such Attributable Indebtedness;

(f)Liens arising in connection with Debt permitted under Section 7.2(l); provided that no such Lien shall extend to or cover any assets other than the assets of the relevant Non-Guarantor Subsidiary;

(g)the replacement, extension or renewal of any Lien permitted by clause (c) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount (except by an amount equal to accrued and unpaid interest and premium thereon plus fees, original issue discount and expenses incurred in connection with such replacement, extension or renewal) or change in any direct or contingent obligor) of the Debt secured thereby;

(h)Liens on assets of the Borrower or any of its Restricted Subsidiaries arising in connection with Sale and Leaseback Transactions permitted under Section 7.5(h) or (k);

(i)Liens on assets that are the subject of, or are customarily subject to Liens relating to, Permitted Receivables Financings;

(j)Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes (other than as a result of a redesignation of an Unrestricted Subsidiary) a Restricted Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Restricted Subsidiary in a transaction permitted hereunder), in each case, after the Closing Date; provided that (A) such Lien was not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary (or such merger or consolidation), (B) such Lien does not encumber any other asset of the Borrower or any Restricted Subsidiary (other than, in the case of any such merger or consolidation, the assets of any special purpose merger Restricted Subsidiary that is a party thereto), other than proceeds and products of, and after-acquired property that is affixed or incorporated into, the assets covered by such Lien or becomes subject to such Lien pursuant to an after-acquired property clause as in effect on the date of such acquisition or the date such Person becomes a Restricted Subsidiary (or is so merged or consolidated) and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary (or is so merged or consolidated), and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof (except by an amount not greater than accrued and unpaid interest, fees and premiums (if any) with respect to such original obligations and reasonable fees and expenses arising from such extension, renewal or refinancing) and Debt permitted to be incurred under Section 7.2(p);

(k)customary Liens and setoff rights securing obligations in respect of obligations of the type described in Section 7.2(n);

(l)Liens securing an aggregate principal amount at any time outstanding not to exceed the greater of (i) $83,750,000 and (ii) 50% of Consolidated EBITDA for the most recently completed Measurement Period;

(m)Liens on the Collateral to secure Debt permitted to be incurred and secured by such Liens under Section 7.2(m) and (r); provided that a Senior Representative acting on behalf of the holders of such Debt shall have become party to or otherwise subject to the provisions of a (i) a First Lien Intercreditor Agreement if such Debt is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations, or (ii) a Junior Lien Intercreditor Agreement if such Debt is secured by the Collateral on a second priority (or other junior priority) basis to the liens securing the Obligations;

(n)Liens on the Collateral securing obligations in respect of Credit Agreement Refinancing Debt and any Permitted Refinancing of any of the foregoing; provided that a Senior Representative acting on behalf of the holders of such Debt shall have become party to or otherwise subject to the provisions of a (i) a First Lien Intercreditor Agreement if such Debt is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations, or (ii) a Junior Lien Intercreditor Agreement if such Debt is secured by the Collateral on a second priority (or other junior priority) basis to the liens securing the Obligations;

(o)Liens on the Collateral to secure Debt permitted under Section 7.2(v) on a pari passu basis (but without regard to the control of remedies) with the Obligations; provided that a Senior Representative acting on behalf of the holders of such Debt shall have become party to or otherwise subject to the provisions of a First Lien Intercreditor Agreement;

(p)[reserved];

(q)[reserved]; and

(r)Liens on the Capital Stock of an Unrestricted Subsidiary or Foreign Subsidiary (other than any Foreign Subsidiary whose Capital Stock constitutes Collateral) to secure Debt of such Unrestricted Subsidiary or Foreign Subsidiary, as applicable, to the extent such pledge is not prohibited by Section 7.6.

For purposes of determining compliance with this Section 7.1, (A) a Lien securing an item of Debt need not be permitted solely by reference to one category of permitted Liens (or any portion thereof) described in Sections 7.1(a) through (r) but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Debt (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens (or any portion thereof) described in Sections 7.1(a) through (r), the Borrower from time to time may, in its sole discretion, classify, divide, reclassify or redivide such Lien securing such item of Debt (or any portion thereof) in any manner that complies with this Section 7.1 and will be entitled to include only the amount and type of such Lien or such item of Debt secured by such Lien (or any portion thereof) in one of the above clauses and such Lien securing such item of Debt (or portion thereof) will be treated as being incurred or existing pursuant to only such clause or clauses (or any portion thereof).

7.2Debt

.  Create, incur, assume or suffer to exist, or permit any of its Restricted Subsidiaries to create, incur, assume or suffer to exist, any Debt, except:

(a)Debt under the Loan Documents;

(b)Debt existing on the Closing Date and described on Schedule 7.2(b) hereto and any Permitted Refinancing thereof;

(c)Debt in respect of Swap Agreements (A) existing on the Closing Date and described in Schedule 7.2(b) hereto or (B) entered into from time to time after the Closing Date; provided that, in all cases under this clause (c), all such Swap Agreements shall be entered into for business, commercial or financial purposes that are non-speculative in nature (including with respect to the term and purpose thereof);

(d)Debt of (A) the Borrower owing to any Restricted Subsidiary, and (B) any of the Restricted Subsidiaries owing to the Borrower or any other Restricted Subsidiary; provided that (i) any such Debt consisting of a loan or advance by a Loan Party shall be evidenced by an Intercompany Note and pledged by such Loan Party as Collateral pursuant to the Security Documents, (ii) any such Debt owing by a Loan Party to a Non-Guarantor Subsidiary shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the Intercompany Note and (iii) if such loan or advance is to a Non-Guarantor Subsidiary, such loan or advance is permitted by Section 7.6;

(e)(i) Debt incurred to finance the acquisition, construction or improvement of any fixed or capital assets of the Borrower or any Restricted Subsidiary so long as such Debt is incurred not more than 180 days after the date of acquisition or completion of construction or improvement, (ii) Debt assumed in connection with the acquisition of any fixed or capital assets of the Borrower or any Restricted Subsidiary (other than any such Debt created in contemplation of such acquisition that does not secure the purchase price or Debt incurred to pay the purchase price), and (iii) any Permitted Refinancing of Debt described in the preceding clauses (i) and (ii); provided that the aggregate principal amount of all such Debt at any one time outstanding pursuant to this Section 7.2(e), when aggregated with the principal amount of all Debt outstanding at such time under Section 7.2(f), shall not exceed the greater of $83,750,000 or 50% of Consolidated EBITDA for the most recently completed Measurement Period;

(f)Attributable Indebtedness (including Financing Leases) incurred and any Permitted Refinancing thereof; provided that the aggregate principal amount of all such Debt at any one time outstanding pursuant to this Section 7.2(f), when aggregated with the principal amount of all Debt outstanding at such time under Section 7.2(e), shall not exceed the greater of $83,750,000 and 50% of Consolidated EBITDA for the most recently completed Measurement Period;

(g)Contingent Obligations of (A) the Borrower guaranteeing any obligations of any Restricted Subsidiary and (B) any Restricted Subsidiary guaranteeing any obligations of the Borrower or any other Restricted Subsidiary; provided that each such primary obligation is not otherwise prohibited under the terms of the Loan Documents; and provided, further, that any guaranty of obligations of any Non-Guarantor Subsidiary by a Loan Party is permitted by Section 7.6;

(h)Debt in an aggregate amount not to exceed the greater of $83,750,000 and 50% of Consolidated EBITDA for the most recently completed Measurement Period at any time outstanding, and any Permitted Refinancing thereof;

(i)endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(j)Debt comprised of indemnities given by the Borrower or any of its Restricted Subsidiaries, or guarantees or other similar undertakings by the Borrower or any of its Restricted Subsidiaries entered into in lieu thereof, in favor of the purchaser of property and assets of the Borrower and its Restricted Subsidiaries being sold, leased, transferred or otherwise disposed of in accordance with this Agreement and covering liabilities incurred by the Borrower or its applicable Restricted Subsidiary in respect of such property and assets prior to the date of consummation of the sale, lease, transfer or other disposition thereof, which indemnities, guarantees or undertakings are required under the terms of the documentation for such sale, lease, transfer or other disposition;

(k)Debt comprised of liabilities or other obligations assumed or retained by the Borrower or any of its Restricted Subsidiaries from Restricted Subsidiaries of the Borrower that are, or all or substantially all of the property and assets of which are, sold, leased, transferred or otherwise disposed of, or that are merged or consolidated pursuant to Section 7.4(d) or Section 7.5(c) or (f); provided that such liabilities or other obligations were not created or incurred in contemplation of the related sale, lease, transfer or other disposition, merger or consolidation;

(l)Debt of Non-Guarantor Subsidiaries (including Foreign Subsidiaries) in an aggregate amount not to exceed the greater of $58,600,000 and 35% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the most recently completed Measurement Period at any time outstanding;

(m)Permitted Incremental Equivalent Debt, and any Permitted Refinancing thereof;

(n)Debt under Cash Management Agreements and similar arrangements in each case in connection with cash management, financial services and deposit accounts in the ordinary course of business or Debt under notional pooling cash management arrangements or insurance premium financings in the ordinary course of business;

(o)Debt in connection with Permitted Receivables Financings;

(p)Debt of any Person that becomes a Restricted Subsidiary (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into the Borrower or one of its Restricted Subsidiaries) after the Closing Date as a result of an Investment pursuant to Section 7.6(e), (i), (k) or (o) or Section 7.4(c), and any Permitted Refinancing thereof, and Debt of any Person that is incurred or assumed by the Borrower or any of its Restricted Subsidiaries in connection with an acquisition by the Borrower or such Restricted Subsidiary or any other Investment pursuant to Section 7.6(e), (i), (k) or (o) or Section 7.4(c), and any Permitted Refinancing thereof; provided that after giving pro forma effect to such permitted acquisition or other similar Investment, the aggregate amount of Debt incurred pursuant to this clause (p) at any time outstanding does not exceed the greater of $83,750,000 and 50% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the most recently completed Measurement Period;

(q)Debt incurred in the ordinary course of business with respect to performance bonds, surety bonds, completion bonds, guaranty bonds, appeal bonds or customs bonds, letters of credit, and other obligations of a similar nature required in the ordinary course of business or in connection with the enforcement of rights or claims of the Borrower or any of its Restricted Subsidiaries or in connection with judgments that do not result in a Default or to secure obligations under workers’ compensation laws, unemployment insurance or similar social security legislation (other than in respect of employee benefit plans subject to ERISA), public, regulatory or statutory obligations or payment of customs duties in connection with the importation of goods;

(r)Permitted Other Debt and any Permitted Refinancing thereof;

(s)[reserved];

(t)Credit Agreement Refinancing Debt;

(u)Debt incurred by the Borrower or any of its Restricted Subsidiaries in connection with any Investment permitted by Section 7.6, constituting indemnification obligations or obligations in respect of purchase price (including earnouts and holdback amounts) or other similar adjustments;

(v)Debt incurred by a Restricted Company under letter of credit facilities in an aggregate amount not to exceed $5,000,000 at any time outstanding; and

(w)all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (v) above.

For purposes of determining compliance with this Section 7.2, (A) Debt need not be permitted solely by reference to one category of permitted Debt (or any portion thereof) described in Sections 7.2(a) through (w) but may be permitted in part under any relevant combination thereof (and subject to compliance, where relevant, with Section 7.1), and (B) in the event that an item of Debt (or any portion thereof) meets the criteria of one or more of the categories of permitted Debt (or any portion thereof) described in Sections 7.2(a) through (w), the Borrower from time to time may, in its sole discretion, classify, divide, reclassify or redivide such item of Debt (or any portion thereof) in any manner that complies with this Section 7.2 and will be entitled to only include the amount and type of such item of Debt (or any portion thereof) in one of the above clauses (or any portion thereof) and such item of Debt (or any portion thereof) shall be treated as having been incurred or existing pursuant only to such clause or clauses (or any portion thereof); provided that all Debt outstanding under this Agreement and the other Loan Documents shall at all times be deemed to have been incurred pursuant to clause (a) of this Section 7.2.

7.3Change in Nature of Business

.  Engage, or permit any of its Restricted Subsidiaries to engage, in any business other than the businesses engaged in by the Borrower and the Restricted Subsidiaries on the Closing Date and any businesses incidental, complementary, ancillary or related thereto or a reasonable extension thereof; provided that a Special Purpose Receivables Subsidiary may engage in any Permitted Receivables Financing.

7.4Mergers, etc

.  Merge into or consolidate with any Person or permit any Person to merge into it, or permit any of its Restricted Subsidiaries to do so, except that:

(a)any of the Restricted Subsidiaries may merge into or consolidate with the Borrower; provided that the Borrower is the surviving corporation;

(b)any Restricted Subsidiary may merge into or consolidate with any other Restricted Subsidiary; provided that, in the case of any such merger or consolidation involving a Wholly Owned Subsidiary, the Person formed by or surviving such merger or consolidation shall be a Wholly Owned Subsidiary; provided, further, that, in the case of any such merger or consolidation to which a Guarantor is a party, the Person formed by or surviving such merger or consolidation shall be a Guarantor;

(c)in connection with any purchase or other acquisition of Capital Stock of, or property and assets of, any Person permitted under Section 7.6(e), (i), (k) or (o), the Borrower may permit any other Person to merge into or consolidate with it (provided that the Borrower is the surviving entity), and any of the Restricted Subsidiaries of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that the Person with which such Restricted Subsidiary is merging or consolidating (i) shall be engaged in a business permitted by Section 7.3, (ii)  shall take all actions required under Section 6.12, (iii) shall be a Guarantor if the merging Restricted Subsidiary was a Guarantor prior to such transaction and (iv) shall be a Restricted Subsidiary (and, in the case of any such merger or consolidation involving a Wholly Owned Subsidiary, the Person formed by or surviving such merger or consolidation shall be a Wholly Owned Subsidiary; and

(d)in connection with any sale, transfer or other disposition of all or substantially all of the Capital Stock of, or the property and assets of, any Person permitted under Section 7.5(c), (f) or (j), any of the Restricted Subsidiaries of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it;

provided, however, that in each case immediately after giving effect thereto no event shall occur and be continuing that constitutes a Default.

7.5Sales, Etc., of Assets

.  Sell, lease, transfer or otherwise dispose of, or permit any of its Restricted Subsidiaries to sell (including sales and issuances of Capital Stock of any Restricted Subsidiary (other than sales and issuances that do not decrease the percentage ownership of the Borrower and its Restricted Subsidiaries in each class of Capital Stock of such Restricted Subsidiary)), lease, transfer or otherwise dispose of, any assets, or grant any option or other right to purchase, lease or otherwise acquire any assets, except (provided that the issuance and sale of stock by the Borrower shall not be subject to this Section 7.5):

(a)the Borrower and its Restricted Subsidiaries may sell or dispose of inventory or immaterial assets in the ordinary course of business;

(b)(A) the Borrower may sell, lease, transfer or otherwise dispose of any of its property or assets to any of the Restricted Subsidiaries, and (B) any of the Restricted Subsidiaries may sell, lease, transfer or otherwise dispose of any of its property or assets to the Borrower or any of the other Restricted Subsidiaries; provided that if the transferee in such transaction is a Foreign Subsidiary or any other Non-Guarantor Subsidiary, such transaction is permitted by Section 7.6;

(c)any Restricted Subsidiary that is no longer actively engaged in any business or activities and does not have property and assets with an aggregate book value in excess of $1,000,000 may be wound up, liquidated or dissolved so long as such winding up, liquidation or dissolution is determined in good faith by management of the Borrower to be in the best interests of the Borrower and its Restricted Subsidiaries;

(d)the Borrower and its Restricted Subsidiaries may dispose of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business consistent with past practice and not as part of any accounts receivables financing transaction

(e)the Borrower and its Restricted Subsidiaries may lease, sublease, license or sublicense Real Property or other assets to the extent required for their respective businesses and operations in the ordinary course so long as such lease, sublease, license or sublicense is not otherwise prohibited under the terms of the Loan Documents;

(f)the Borrower and its Restricted Subsidiaries may sell, lease, transfer or otherwise dispose of property and assets not otherwise permitted to be sold, leased, transferred or disposed of pursuant to this Section 7.5; provided that:

(A)the gross proceeds received from any such sale, lease, transfer or other disposition shall be at least equal to the fair market value of the property and assets so sold, leased, transferred or otherwise disposed of, determined at the time of such sale, lease, transfer or other disposition;

(B)with respect to any disposition under this Section 7.5(f) that exceeds $25,000,000 (in the good faith determination of the Borrower) at least 75% of the value of the aggregate consideration received from any such sale, lease, transfer or other disposition shall be in cash or Cash Equivalents; provided that (i) up to one-third of such 75% may consist of notes or other obligations received by the Borrower or such Restricted Subsidiary that are due and payable or otherwise converted by the Borrower or such Restricted Subsidiary into cash within 365 days of receipt, which cash (to the extent received) shall constitute Net Cash Proceeds attributable to the original transaction; (ii) any unsubordinated Debt of the Borrower or any of its Restricted Subsidiaries (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet) that is assumed by the transferee of any such assets shall constitute cash for purposes of this Section 7.5(f), so long as the Borrower and all of its Restricted Subsidiaries are fully and unconditionally released therefrom; and (iii) any Designated Non-Cash Consideration received by the Borrower or any of its Restricted Subsidiaries, having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (B) after the Closing Date not to exceed $100,000,000 at the time of receipt of such Designated Non-Cash Consideration shall be deemed to be cash for purposes of this Section 7.5(f) (it being understood that the fair market value of each item of Designated Non-Cash Consideration is measured at the time of receipt without giving effect to subsequent changes in value); provided that if such Designated Non-Cash Consideration is sold for, or otherwise converted into, cash, such cash shall constitute Net Cash Proceeds attributable to the original transaction;

(C)immediately before and immediately after giving pro forma effect to any such sale, lease, transfer or other disposition, no Event of Default shall have occurred and be continuing; and

(D)if and to the extent that the Net Cash Proceeds of any transaction effected pursuant to this Section 7.5(f) shall not have been reinvested (pursuant to a Reinvestment Notice), such Net Cash Proceeds shall be applied to prepay Loans to the extent required by, and in accordance with, Section 2.11;

(g)the Borrower and its Restricted Subsidiaries may exchange assets and properties with another Person or sell assets and properties and use the proceeds toward the purchase price of additional assets and properties; provided that:

(A)the assets or properties received by the Borrower or its Restricted Subsidiaries shall be used in a business permitted by Section 7.3 as conducted immediately prior to such transaction, or in an incidental or related business;

(B)the total consideration received by the Borrower or such Restricted Subsidiary for such assets or property shall have been determined by the Borrower or such Restricted Subsidiary to be not less than the fair market value of the assets or property exchanged; and

(C)immediately before and immediately after giving pro forma effect to any such exchange, no Default shall have occurred and be continuing;

(h)the Borrower and its Restricted Subsidiaries may enter into Sale and Leaseback Transactions with respect to any property; provided that the aggregate value of property sold or transferred under this clause (h) shall not exceed $100,000,000 from and after the Closing Date;

(i)the Borrower and its Restricted Subsidiaries may purchase, sell or otherwise transfer (including by capital contribution) Receivables Assets pursuant to Permitted Receivables Financings;

(j)the Borrower and its Restricted Subsidiaries may sell, lease, transfer or otherwise dispose of assets or property (i) in anticipation of any Investment pursuant to Sections 7.6(e), (f), (h), (i), (k), (m) or (n) (including as a result of discussion with antitrust regulators in connection with such Investment) or (ii) as reasonably expected to be required pursuant to any consent decree or similar order or agreement issued or entered into prior to the consummation of such Investment and in connection therewith by the Antitrust Division of the U.S. Department of Justice, the Bureau of Competition of the U.S. Federal Trade Commission or any similar state or foreign regulatory agency or body;

(k)within 545 days of the acquisition by the Borrower or any Restricted Subsidiary of any Real Property after the Closing Date, the Borrower or such Restricted Subsidiary may sell or otherwise transfer such Real Property in connection with a Sale and Leaseback Transaction so long as the Borrower shall be in compliance with Section 7.2 after giving effect to such Sale and Leaseback Transaction; provided that the Net Cash Proceeds (excluding, for the avoidance of doubt, any Net Cash Proceeds from a transaction permitted under Section 7.5(h)) are applied to the extent required by, and in accordance with, Section 2.11(b);

(l)the Borrower and its Restricted Subsidiaries may issue additional Capital Stock (i) to directors, management or employees and health care providers under contract with the Borrower or any of its Restricted Subsidiaries in an amount not in excess of $25,000,000 in the aggregate in any twelve month period (with any unused amounts in any such twelve month period being carried over to the immediately succeeding twelve month period), and (ii) in connection with option plans of Restricted Subsidiaries pursuant to which options are granted at a strike price of fair market value (as determined in good faith of the Borrower or the applicable Restricted Subsidiary) together with any subsequent exercise of such options;

(m)the Borrower and its Restricted Subsidiaries may enter into any transfer or disposition of property or assets constituting an Investment pursuant to Section 7.6 (other than Section 7.6(d));

(n)the Borrower and its Restricted Subsidiaries may trade, sell or dispose of Cash Equivalents;

(o)the Borrower and its Restricted Subsidiaries may transfer or dispose of Investments or issue Capital Stock to the extent required by, or made pursuant to, customary buy/sell arrangements between the parties to any joint venture or shareholders of any non-Wholly Owned Subsidiaries set forth in the shareholder agreements, joint venture agreements, organization documents or binding agreements relating to such joint venture or non-Wholly Owned Subsidiary;

(p)the Borrower and its Restricted Subsidiaries may transfer or dispose of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof;

(q)the unwinding of any Swap Contract pursuant to its terms;

(r)the Borrower and its Restricted Subsidiaries may surrender or waive contractual rights and leases and settle or waive contractual or litigation claims in the ordinary course of business;

(s)any sale of Capital Stock in, or Debt or other securities of, an Unrestricted Subsidiary (other than an Unrestricted Subsidiary if cash and/or Cash Equivalents make up substantially all of the assets thereof);

(t)the Borrower and its Restricted Subsidiaries may sell or transfer property to an Unrestricted Subsidiary; provided that such transaction is permitted under Section 7.6;

(u)any Disposition of the Sharecare Stock;

(v)to the extent constituting a Disposition, Restricted Payments not prohibited by Section 7.7;

(w)the Borrower and its Restricted Subsidiaries may sell, lease, transfer or otherwise dispose of any obsolete, damaged or worn out or surplus equipment or any other assets or property (including, for the avoidance of doubt, intellectual property) that is otherwise no longer useful in the conduct of their businesses;

(x)the Borrower and its Restricted Subsidiaries may sell, lease, transfer or otherwise dispose of (i) leasehold improvements to landlords pursuant to the terms of leases in respect of any leasehold property and (ii) Intellectual Property no longer used or useful in the business of the Borrower and its Subsidiaries; and

(y)the Borrower and its Restricted Subsidiaries may sell, lease, transfer or otherwise dispose of assets in connection with a Recovery Event; provided that the Net Cash Proceeds thereof shall be applied as required this Agreement.

7.6Investments

.  Make or hold, or permit any of its Restricted Subsidiaries to make or hold, any Investment in any Person, except:

(a)Investments by the Borrower and its Restricted Subsidiaries in Cash Equivalents;

(b)Investments existing on the Closing Date and described on Schedule 7.6 hereto;

(c)Investments in Swap Agreements permitted under Section 7.2(c);

(d)Investments in accounts receivable in the ordinary course of business or notes received in transactions permitted by Section 7.5;

(e)the purchase or other acquisition of (1) Capital Stock of any Person that, upon the consummation thereof, will be more than 50% owned by the Borrower or one or more of its Wholly Owned Subsidiaries (including as a result of a merger or consolidation) or (2) all or substantially all the property and assets of a Person or consisting of a line of business or business unit of a Person; provided that, with respect to each purchase or other acquisition made pursuant to this clause (e):

(A)the lines of business of the Person to be (or the property and assets of which are to be) so purchased or otherwise acquired shall be permitted by Section 7.3;

(B)immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default or Event of Default shall have occurred and be continuing;

(C)the aggregate amount of consideration paid or provided by the Borrower and its Restricted Subsidiaries after the Closing Date pursuant to this Section 7.6(e)(C) for the purchase or acquisition for Persons that will be Non-Guarantor Subsidiaries, when taken together with any Investments made in Non-Guarantor Subsidiaries pursuant to Section 7.6(h)(ii) and Section 7.6(n), shall not exceed the greater of (x) $55,300,000 and (y) 33% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the most recently completed Measurement Period; and

(D)Sections 6.12 and 6.13 are complied with promptly following such purchase or acquisition;

(f)Investments by the Borrower or any Restricted Subsidiary in 50% or less of the Capital Stock of another Person (the “Minority Investment”); provided that (i) the aggregate outstanding amount of Minority Investments made by the Borrower and its Restricted Subsidiaries shall not exceed the greater of $55,300,000 and 33% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the most recently completed Measurement Period at any one time outstanding, (ii) the Borrower or any Restricted Subsidiary shall control or act as the managing general partner of such Person if such Person is a partnership and if the Borrower or any Restricted Subsidiary is the largest holder of Capital Stock of such Person, and (iii) immediately before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;

(g)loans or advances to officers, directors, managers, partners and employees of the Borrower or its Restricted Subsidiaries (i) in connection with such Person’s payment for Capital Stock of the Borrower or representing payment of the exercise price of options to purchase Capital Stock of the Borrower, (ii) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, and (iii) for purposes not described in the foregoing clauses (i) and (ii), in an aggregate amount outstanding at the time made not to exceed $25,000,000;

(h)Investments by (i) any Restricted Subsidiary in the Borrower and (ii) the Borrower or any of its Restricted Subsidiaries in any Restricted Subsidiary; provided that no Investment in any Non-Guarantor Subsidiary shall be made unless the aggregate amount of Investments by the Borrower and its Restricted Subsidiaries in Non-Guarantor Subsidiaries after the Closing Date pursuant to this Section 7.6(h)(ii), when taken together with any Investments made in Non-Guarantor Subsidiaries pursuant to Section 7.6(e)(C) and Section 7.6(n), shall not exceed the greater of (x) $55,300,000 and (y) 33% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the most recently completed Measurement Period;

(i)the purchase or other acquisition of (1) Capital Stock of any Person that, upon the consummation thereof, will be more than 50% owned by the Borrower or one or more of its Wholly Owned Subsidiaries (including as a result of a merger or consolidation) or (2) all or substantially all the property and assets of a Person or consisting of a line of business or business unit of a Person, provided that such purchases and acquisitions are made on or prior to December 31, 2021 and all such purchases and acquisitions do not exceed $35,000,000 in the aggregate;

(j)Investments arising as a result of Permitted Receivables Financings;

(k)Investments by the Borrower or any of its Restricted Subsidiaries:

(i)  in an aggregate amount outstanding, when taken together with the aggregate amount of Restricted Payments pursuant to Section 7.7(d)(i) and payments, prepayments, redemptions or acquisitions of Debt pursuant to Section 7.9(a)(ii)(x), in each case, since the Closing Date, not to exceed the sum of (A) the greater of $55,300,000 and 33% of Consolidated EBITDA for the most recently completed Measurement Period plus (B) the aggregate net proceeds received by the Borrower from the Disposition of Sharecare Stock,

(ii)  in an aggregate amount not to exceed the Available Amount on the date of such Investment and

(iii)  if the Total Net Leverage Ratio for the most recent Measurement Period is less than or equal to 4.00:1.00 (as of the date of such Investment (or, with respect to Investments in existence on the Closing Date, as of the Closing Date)), both before and after giving effect to such transaction (including any use of cash with respect thereto) on a Pro Forma Basis), in an unlimited amount; provided that if the amount of all such Investments exceeds the limitations set forth in clauses (i) and (ii) of this Section 7.6(k) during any period for which the Total Net Leverage Ratio test in clause (iii) of this Section is met, such excess Investments shall not constitute a Default or Event of Default if such Total Net Leverage Ratio test is not met in any subsequent Measurement Period;

(l)guarantees of any operating lease (other than any Financing Lease Obligation) of any joint venture entered into in the ordinary course of business;

(m)Investments by the Borrower or any Restricted Subsidiary in Unrestricted Subsidiaries after the Closing Date in an aggregate amount for all such Investments (less an amount equal to the book value of all Unrestricted Subsidiaries that, after the Closing Date, are redesignated by the Borrower to be Restricted Subsidiaries, calculated as of the date of such redesignation) not to exceed for all Unrestricted Subsidiaries, at the time such Investment is made and after giving effect to such Investment, shall not exceed $75,000,000;

(n)Investments of the Borrower or any of its Restricted Subsidiaries in any Non-Guarantor Subsidiary that, when taken together with any Investments made in Non-Guarantor Subsidiaries pursuant to Section 7.6(e)(C) and Section 7.6(h)(ii), shall not exceed the greater of (x) $55,300,000 and (y) 33% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the most recently completed Measurement Period; and

(o)Investments by the Borrower or any of its Restricted Subsidiaries in an aggregate amount outstanding not to exceed the greater of (x) $55,300,000 and (y) 33% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the most recently completed Measurement Period.

For purposes of determining compliance with this Section 7.6, (A) an Investment (or any portion thereof) need not be permitted solely by reference to one category of permitted Investments described in Sections 7.6(a) through (o) but may be permitted in part under any relevant combination thereof, and (B) in the event that an Investment (or any portion thereof) meets the criteria of one or more of the categories of permitted Investments (or any portion thereof) described in Sections 7.6(a) through (o), the Borrower from time to time may, in its sole discretion, classify, divide, reclassify or redivide such Investment (or any portion thereof) in any manner that complies with this Section 7.6 at the time of classification, division, reclassification or redivision, as the case may be, and will be entitled to include only the amount and type of such Investment (or any portion thereof) in one or more (as relevant) of the above clauses (or any portion thereof) and such Investment (or any portion thereof) shall be treated as having been made or existing pursuant to only such clause or clauses (or any portion thereof); provided that all Investments described in Schedule 7.6 shall be deemed outstanding under Section 7.6(b).

7.7Restricted Payments

.  Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Capital Stock now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Capital Stock, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such, or permit any of its Restricted Subsidiaries to do any of the foregoing, or permit any of its Restricted Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Capital Stock of the Borrower (collectively, “Restricted Payments”), except that, so long as no Default or Event of Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a)the Borrower may (A) declare and pay dividends and distributions payable in its common Capital Stock, (B) except to the extent the Net Cash Proceeds thereof are required to be applied to the prepayment of the Loans pursuant to Section 2.11, purchase, redeem, retire, defease or otherwise acquire Capital Stock with the proceeds received contemporaneously from the issue of new Capital Stock with equal or inferior voting powers, designations, preferences and rights, and (C) repurchase its Capital Stock owned by directors, management, employees and consultants, and health care providers under contract with the Borrower or any of its Restricted Subsidiaries, in an amount not in excess of $15,000,000 in the aggregate in any Fiscal Year (with any unused amounts in any such Fiscal Year being carried over to the immediately succeeding Fiscal Year);

(b)any Restricted Subsidiaries of the Borrower that are Wholly Owned Subsidiaries may make Restricted Payments to the Borrower or to other Restricted Subsidiaries of the Borrower;

(c)any of the Restricted Subsidiaries of the Borrower that are not Wholly Owned Subsidiaries may make Restricted Payments so long as the Borrower and each of the Restricted Subsidiaries that own any of the Capital Stock thereof receive at least their respective proportionate shares of any such dividend or distribution (based upon their relative holdings of the Capital Stock thereof and taking into account the relative preferences, if any, of the various classes of the Capital Stock thereof);

(d)the Borrower may make Restricted Payments:

(i)

in an aggregate amount, when taken together with the aggregate amount of payments, prepayments, redemptions or acquisitions of Debt pursuant to Section 7.9(a)(ii)(x) and Investments pursuant to Section 7.6(k)(i), not to exceed the sum of (x) the greater of $55,300,000 and 33% of Consolidated EBITDA for the most recently completed Measurement Period and (y) the aggregate net proceeds received by the Borrower from the Disposition of Sharecare Stock,
(ii)	in an aggregate amount not to exceed the Available Amount on the date of each such purchase, redemption, acquisition, dividend and distribution and

(iii)in an unlimited amount, if the Total Net Leverage Ratio for the most recent Measurement Period is less than or equal to 3.50:1.00 (as of the date of such transaction, both before and after giving effect to such transaction (including any use of cash with respect thereto) on a Pro Forma Basis); provided that if the amount of all such payments exceeds the limitation set forth in clauses (i) and (ii) of this Section during any period for which the Total Net Leverage Ratio test in clause (iii) of this Section is met, such excess payments shall not constitute a Default or Event of Default if such Total Net Leverage Ratio test is not met in any subsequent Measurement Period;

(e)the Borrower may repurchase its common stock from its then existing shareholders in one or more transactions for an aggregate purchase price not to exceed $15,000,000 in the aggregate in any Fiscal year (with any unused amounts in any such Fiscal Year being carried over to the immediately succeeding Fiscal Year);

(f)the Borrower may undertake the purchase of Capital Stock deemed to occur due to “netting” upon an exercise of stock options, stock appreciation rights, restricted stock units, warrants or other convertible or exchangeable securities or, upon the vesting of any restricted Capital Stock, the redemption of a portion of such restricted Capital Stock to fund any applicable tax withholding obligations in respect of such vesting, and any related tax withholding payments on behalf of employees in connection with any exercise of stock options or other rights to purchase Capital Stock or the vesting of restricted Capital Stock; and

(g)the Borrower and its Restricted Subsidiaries may purchase or acquire Capital Stock to the extent required by, or made pursuant to, customary buy/sell arrangements between the parties to any joint venture or shareholders of any non-Wholly Owned Subsidiaries set forth in the shareholder agreements, joint venture agreements, organization documents or binding agreements relating to such joint venture or non-Wholly-Owned Subsidiary, and may otherwise purchase or acquire Capital Stock from parties to any joint venture or shareholders of any non-Wholly Owned Subsidiaries to the extent such purchase or acquisition is permitted by Section 7.6.

Notwithstanding anything herein to the contrary, the foregoing provisions of Section 7.7 will not prohibit the consummation of any irrevocable redemption, purchase, defeasance, distribution or other payment if at the date of such irrevocable notice or declaration, such payment would have complied with the provisions of this Agreement.

For purposes of determining compliance with this Section 7.7, (A) a Restricted Payment need (or any portion thereof) not be permitted solely by reference to one category of permitted Restricted Payments described in Sections 7.7(a) through (g) but may be permitted in part under any relevant combination thereof, and (B) in the event that an Restricted Payment (or any portion thereof) meets the criteria of one or more of the categories of permitted Restricted Payments (or any portion thereof) described in Sections 7.7(a) through (g), the Borrower may, in its sole discretion, classify or divide such Restricted Payment (or any portion thereof) in any manner that complies with this Section 7.7.

7.8Fiscal Year

.  Make or permit any Restricted Subsidiary (other than any Restricted Subsidiary acquired after the Closing Date, and in such case only to the extent necessary to conform to the Fiscal Year of the Borrower or a Restricted Subsidiary) to make any change in its Fiscal Year; provided that the Borrower may change a Fiscal Year-end to another date reasonably acceptable to the General Administrative Agent, in which case the Borrower and the General Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting, which adjustments shall become effective when the General Administrative Agent posts the amendment reflecting such changes to the Platform and the Required Lenders have not objected to such amendment within seven (7) Business Days.

7.9Prepayments of Other Debt; Modifications of Constitutive Documents and Other Documents, etc

.  Directly or indirectly:

(a)make (or give any notice in respect thereof) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any change of control, sale of all or substantially all assets or similar event of, any Debt that is secured on second priority (or other junior priority) basis (including any Permitted Second Priority Refinancing Debt or any Permitted Incremental Equivalent Debt or Permitted Other Debt that is secured on second priority (or other junior priority) basis), any unsecured Debt or any subordinated Debt (collectively, “Junior Financing”); except for:

(i)  any Permitted Refinancing of any Junior Financing and

(ii)  so long as no Default or Event of Default is continuing or will be continuing after such transaction, the voluntary or optional payment or prepayment or redemption or acquisition for value of Junior Financing:

(x)  in an aggregate amount for this clause (ii)(x), when taken together with the aggregate amount of Investments pursuant to Section 7.6(k)(i) and Restricted Payments pursuant to Section 7.7(d)(i), not to exceed the sum of (A) the greater of $55,300,000 and 33% of Consolidated EBITDA for the most recently completed Measurement Period and (B) the aggregate net proceeds received by the Borrower from the Disposition of Sharecare Stock,

(y)  in an aggregate amount not to exceed the Available Amount on the date of such payment, prepayment, redemption or acquisition of Debt, and

(z)  in an unlimited amount if the Total Net Leverage Ratio for the most recent Measurement Period is less than or equal to 3.50:1.00 (as of the date of such transaction, both before and after giving effect to such transaction (including any use of cash with respect thereto) on a Pro Forma Basis); provided that if the amount of all such payments exceeds the limitation set forth in clauses (ii)(x) and (y) of this Section 7.7(a) during any period during which the Total Net Leverage Ratio test in clause (ii)(z) of this Section is met, such excess cash payments shall not constitute a Default or Event of Default if such Total Net Leverage Ratio test is not met in any subsequent Measurement Period;

(b)amend or modify, or permit the amendment or modification of, any provision of any Junior Financing or any Permitted Receivables Documents in any manner that is adverse in any material respect to the interests of the Lenders; or

(c)terminate, amend, modify or change any of its Constitutive Documents (including by the filing or modification of any certificate of designation) or any agreement to which it is a party with respect to its Capital Stock (including any stockholders’ agreement), or enter into any new agreement with respect to its Capital Stock, other than any such amendments, modifications or changes or such new agreements that are not adverse in any material respect to the interests of the Lenders or are pursuant to Requirements of Law; provided that, for the avoidance of doubt, the Loan Parties may issue Capital Stock, so long as such issuance is not prohibited by this Agreement, and may amend their Constitutive Documents to authorize any Capital Stock.

7.10Negative Pledge

.  Enter into or suffer to exist, or permit any Loan Party to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets, whether now owned or hereafter acquired, to secure any Secured Obligations except (i) those in favor of the

Secured Parties, (ii) those that exist on the Closing Date, (iii) in connection with (A) any Debt permitted by Section 7.2(e) solely to the extent that the agreement or instrument governing such Debt prohibits a Lien on the property acquired with the proceeds of such Debt, or (B) any Attributable Indebtedness permitted by Section 7.2(f) solely to the extent that the instrument or agreement evidencing same prohibits a Lien on the property subject thereto, or (C) any Debt of any Restricted Subsidiary outstanding on the date such Restricted Subsidiary becomes a Restricted Subsidiary (so long as such agreement was not entered into solely in contemplation of such Restricted Subsidiary becoming a Restricted Subsidiary), or (D) any Debt permitted by Section 7.2(l) solely to the extent that the agreement or instrument governing such Debt prohibits a Lien on the property of the relevant borrowing entity, or (E) Permitted Incremental Equivalent Debt or Permitted Other Debt, or (F) any Debt permitted by Sections 7.2(o) – (q), or (G) any Debt of a Restricted Subsidiary that is not a Loan Party that is permitted by Section 7.2, or (H) any Cash Management Agreement or similar agreement permitted by Section 7.2(n) solely to the extent such Debt prohibits a Lien on the property subject thereto, (iv) customary restrictions in leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (v) customary provisions restricting assignment or transfer of any agreement entered into in the ordinary course of business, (vi) restrictions set forth in any agreement relating to any Liens permitted under Section 7.1 that limit the right of the Borrower or any Restricted Subsidiary to encumber the assets subject thereto, (vii) customary restrictions that arise in connection with any Disposition permitted by Section 7.5 solely with respect to the assets subject to such Disposition, (viii) pursuant to any Requirements of Law, (ix) in connection with and pursuant to any extension, renewal or Permitted Refinancing, replacements of restrictions that are not more restrictive than those being replaced and do not apply to any other Person or assets than those that would have been covered by the restrictions in the Debt so refinanced; (x) those imposed by any instrument or agreement governing Debt entered into on or after the Closing Date and permitted under Section 7.2  that are, taken as a whole, in the good faith judgment of the Borrower, no more restrictive with respect to the Borrower or any Restricted Subsidiary than customary market terms for Debt of such type (and, in any event, are no more restrictive than the restrictions contained in this Agreement, taken as a whole), so long as the Borrower shall have determined in good faith that such restrictions will not affect the Loan Parties’ ability to satisfy their obligations under the Loan Documents; (xi) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.6 and applicable solely to such joint venture entered into in the ordinary course of business and (xii) encumbrances or restrictions on a Captive Insurance Subsidiary.

7.11Payment Restrictions Affecting Restricted Subsidiaries

.  Directly or indirectly, enter into or suffer to exist, or permit any of its Restricted Subsidiaries to enter into or suffer to exist, any agreement or arrangement limiting the ability of any of its Restricted Subsidiaries to declare or pay dividends or make other distributions in respect of its Capital Stock or repay or prepay any Debt owed to, make loans or advances to, or otherwise transfer assets to or invest in, the Borrower or any Restricted Subsidiary (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (i) the Loan Documents; (ii) those that exist on the Closing Date, (iii) any agreement in effect at the time such Restricted Subsidiary becomes a Restricted Subsidiary, so long as such agreement was not entered into solely in contemplation of such Person becoming a Restricted Subsidiary; (iv) restrictions contained in any instrument or agreement evidencing Debt incurred pursuant to Section 7.2(e), or (f); provided that such restrictions relate only to the transfer of the property financed with such Debt; (v) in connection with and pursuant to any extension, renewal or Permitted Refinancing, replacements of restrictions that are not more restrictive than those being replaced and do not apply to any other Person or assets than those that would have been covered by the restrictions in the Debt so refinanced; (vi) restrictions contained in any Permitted Receivables Document with respect to any Special Purpose Receivables Subsidiary; (vii) solely with respect to Restricted Subsidiaries that are not Guarantors restrictions under the Constitutive Documents governing such Subsidiary:  (A) with respect to existing Restricted Subsidiaries, those existing on the Closing Date; and (B) with respect to Restricted Subsidiaries created or acquired after the  Closing Date, those:  (1)  prohibiting such Restricted Subsidiary from guaranteeing Debt of the Borrower or another Restricted Subsidiary; (2)  restricting dividend payments and other distributions solely to permit pro rata dividends and other distributions in respect of any Capital Stock of such Restricted Subsidiary; (3) limiting transactions with the Borrower or another Restricted Subsidiary to those with terms that are fair and reasonable to such Restricted Subsidiary and no less favorable to such Restricted Subsidiary than could have been obtained in an arm’s length transaction with an unrelated third party; and (4) limiting such Restricted Subsidiary’s ability to transfer assets or incur Debt without the consent of the holders of the Capital Stock of such Restricted Subsidiary; provided that all restrictions permitted by this clause (vii) shall no longer be permitted in the event any such Restricted Subsidiary becomes a Guarantor; (viii) restrictions contained in Debt incurred pursuant to Section 7.2(l) with respect to the borrowers thereunder; (ix) encumbrances or restrictions (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract entered into in the ordinary course of business, or the assignment or transfer of any lease, license or contract entered into in the ordinary course of business, (B) arising by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Borrower or any Restricted Subsidiary, (C) imposed by any instrument or agreement governing Debt entered into on or after the Closing Date and permitted under Section 7.2(h), (m), (p), (r), (t) or (v) that are, taken as a whole, in the good faith judgment of the Borrower, no more restrictive with respect to the Borrower or any Restricted Subsidiary than customary market terms for Debt of such type (and, in any event, are no more restrictive than the restrictions contained in this Agreement, taken as a whole), so long as the Borrower shall have determined in good faith that such restrictions will not affect its obligation or ability to make any payments required hereunder and (D) pursuant to any Requirement of Law, (x) encumbrances or restrictions that are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.6 and applicable solely to such joint venture entered into in the ordinary course of business, (xi) encumbrances or restrictions that are contained in any employment, compensation or separation agreement or arrangement entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business and (xii) any encumbrances or restrictions on a Captive Insurance Subsidiary.

7.12Limitations on Dispositions and other Transfers of Material Assets

.

(a)in the case of a Loan Party, Dispose (including pursuant to an Investment) of any Material Asset that is owned by a Loan Party to any Subsidiary that is not a Loan Party; or

(b)in the case of the Borrower and its Restricted Subsidiaries, Dispose (including pursuant to an Investment) of any Material Asset that is owned by the Borrower or any Restricted Subsidiary to any Unrestricted Subsidiary.

7.13[Reserved]

.

7.14Anti-Terrorism Law; Anti-Money Laundering

.

(a)Directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Sanctioned Person, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to any Requirement of Law relating to terrorism, corruption, bribery or money laundering (“Anti-Terrorism Laws”), or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Loan Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Loan Parties’ compliance with this Section 7.14).

(b)Cause or permit any of the funds of such Loan Party that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of any Requirement of Law.

(c)Use any part of the proceeds of the Loans or Letters of Credit, directly or indirectly, (i) for the purpose of financing any activities or business of or with any Person or in any country or territory that at such time is the subject of any Sanctions, (ii) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Law or (iii) in any manner that would result in the violation of any Sanctions Laws applicable to any party hereto.

7.15Embargoed Person

.  Knowingly cause or permit (a) any of the funds or properties of the Loan Parties that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any Person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed

Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC or on any other similar list maintained by OFAC pursuant to any authorizing statute including the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any executive order or Requirement of Law promulgated thereunder, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by a Requirement of Law, or the Loans made by the Lenders would be in violation of a Requirement of Law, or (2) the executive order, any related enabling legislation or any other similar executive orders, (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Loan Parties, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by a Requirement of Law or the Loans are in violation of a Requirement of Law or (c) all or any part of the proceeds of the Loans to fund or finance any business activities or transactions of any Embargoed Person.

7.16Financial Covenant

. If on the last day of any Measurement Period (commencing with the Measurement Period ending September 30, 2021), there are outstanding Revolving Loans and Letters of Credit (excluding (a) undrawn Letters of Credit in an aggregate face amount up to $10,000,000 (with only such Letter of Credit amounts in excess of $10,000,000 being considered outstanding for purposes of this Section 7.16) and (b) Letters of Credit (whether drawn or undrawn) to the extent reimbursed, cash collateralized at 103% of the face amount thereof or backstopped on terms reasonably acceptable to the applicable Issuing Lender) in an aggregate principal amount exceeding 35% of the aggregate principal amount of all Revolving Commitments under all outstanding Revolving Facilities, the Borrower shall not permit the First Lien Net Leverage Ratio as of the last day of such Measurement Period to be greater than 3.50 to 1.00 (such compliance to be determined for each Measurement Period on the basis of the financial information delivered to the Administrative Agent pursuant to Section 6.1(b) and Section 6.1(c) for such Measurement Period) (the “Financial Covenant”).

The provisions of this Section 7.16 are for the benefit of the Revolving Lenders only, and the Majority Facility Lenders with respect to the Revolving Facility (voting as a single Class) may amend, waive or otherwise modify this Section 7.16 or the defined terms used in this Section 7.16 (solely in respect of the use of such defined terms in this Section 7.16) or waive any Default or Event of Default resulting from a breach of this Section 7.16 without the consent of any Lenders other than the Majority Facility Lenders with respect to the Revolving Facility.

SECTION 8

EVENTS OF DEFAULT

8.1Events of Default

.  If any of the following events (“Events of Default”) shall occur on or after the Closing Date:

(a)the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (a) of this Section) payable under this Agreement when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c)any representation or warranty made or deemed made by or on behalf of any Restricted Company in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 6.1(a), 6.6 (with respect to the Borrower’s existence), 6.11 or 6.16 or in Section 7; provided that the failure to observe or perform the Financial Covenant shall not in and of itself constitute an Event of Default with respect to any Term Loan Facility unless the Majority Facility Lenders with respect to the Revolving Facility have accelerated any Revolving Loans then outstanding as a result of such breach and such declaration has not been rescinded on or before the date on which the Term Lenders declare an Event of Default in connection therewith;

(e)any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (a), (b) or (d) of this Section), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f)any Restricted Company shall (i) default in making any payment of any Debt (including any Contingent Obligation, but excluding the Loans) beyond the period of grace, if any, provided in the instrument or agreement under which such Debt was created; or (ii) default in the observance or performance of any other agreement or condition relating to any Debt or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Debt (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Debt to become due prior to its stated maturity; provided that a default, event or condition described in clause (i) or (ii) of this paragraph (f) shall not at any time constitute an Event of Default (a) unless, at such time, one or more defaults, events or conditions of the type described in clauses (i) and (ii) of this paragraph (f) shall have occurred and be continuing with respect to Debt the outstanding principal amount of which exceeds in the aggregate $30,000,000, or (b) if (i) such breach or default relates to any secured Debt that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Debt, if such sale or transfer is permitted hereunder and under the documents providing for such Debt, (ii) such breach or default relates to any Debt that is convertible into Capital Stock and converts to Capital Stock in accordance with its terms and such conversion is not prohibited hereunder or (iii) such breach or default is (I) remedied by the applicable Restricted Company or (II) waived (including in the form of amendment) by the required holders of such Debt, in either case, prior to the acceleration of Loans pursuant to this Section 8; provided, further, that any breach of the Financial Covenant giving rise to an event described in clause (f)(ii) above shall not, by itself, constitute an Event of Default under any Term Facility unless the Majority Facility Lenders with respect to the Revolving Facility have accelerated any Revolving Loans then outstanding as a result of such breach and such declaration has not been rescinded on or before the date on which the Term Lenders declare an Event of Default in connection therewith;

(g)(i) the Borrower or any direct or indirect Subsidiary that is not an Excluded Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding‑up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any direct or indirect Subsidiary that is not an Excluded Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any direct or indirect Subsidiary that is not an Excluded Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any direct or indirect Subsidiary that is not an Excluded Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any direct or indirect Subsidiary that is not an Excluded Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any direct or indirect Subsidiary that is not an Excluded Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;

(h)an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, have resulted or would reasonably be expected to result in liabilities of the Loan Parties that would be reasonably expected to have a Material Adverse Effect or in the imposition of a Lien or security interest on any assets of a Loan Party;

(i)(A) one or more final judgments or decrees shall be entered against any Restricted Company involving in the aggregate a liability against such Restricted Company, and not including any dollar amount of liability in such judgment or decree assessed against or attributable to a third-party (not paid or fully covered by insurance as to which the relevant insurance company does not dispute coverage) of $30,000,000 or more, and such judgments or decrees are not paid, discharged, vacated, stayed, bonded pending an appeal, or otherwise satisfied for a period of 60 consecutive days after payment is required to be made, or any action shall be legally taken by a judgment creditor (other than pursuant to a pre-negotiated settlement or payment arrangement) to attach or levy upon any assets of any Restricted Company to enforce any such judgment or (B) any Restricted Company shall enter into any settlement of a claim (including claims by Governmental Authorities for violations or alleged violations of Requirements of Law) and the unpaid amount of such settlements at any time, individually or in the aggregate, amount to $30,000,000 or more and any Restricted Company fails to make any payment required to be made in accordance with the terms of the settlements, or any action shall be legally taken by a creditor (other than pursuant to a pre-negotiated settlement or payment arrangement) to attach or levy upon any assets of any Restricted Company to enforce any such settlement;

(j)any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby (other than, in any case under this clause (j), as permitted pursuant to the terms hereof or thereof or solely as a result of acts by the Collateral Agent or omissions to take action by the Collateral Agent, in each case, that are within the sole control of the Collateral Agent (including as a result of the Collateral Agent’s failure to file a UCC continuation statement));

(k)other than as expressly permitted hereunder, the guarantee pursuant to Section 10 of any Guarantor shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert (other than pursuant to the terms hereof), except, in the case of any such cessation that is attributable to an event of a type contemplated by Section 8.1(g), this provision shall apply only to the Borrower or a Guarantor; or

(l)a Change of Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (g) of this Section), and at any time thereafter during the continuance of such event, the General Administrative Agent may with the consent of the Required Lenders, and at the request of the Required Lenders (or in the case of a termination of the Revolving Commitments pursuant to clause (i) below, the Majority Facility Lenders with respect to the Revolving Facility or, in the case of a failure to observe or perform the Financial Covenant, unless the Majority Facility Lenders with respect to the Revolving Facility have accelerated any Revolving Loans then outstanding as a result of such breach and such declaration has not been rescinded on or before the date on which the Term Lenders declare an Event of Default in connection therewith, the Majority Facility Lenders with respect to the Revolving Facility) shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in paragraph (g) of this Section, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

8.2Application of Proceeds

.  The proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies shall be applied, in full or in part, together with any other sums then held by the Collateral Agent pursuant to this Agreement, promptly by the Collateral Agent as follows:

(a)First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to the Administrative Agents, the Collateral Agent and their respective agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agents or the Collateral Agent in connection therewith and all amounts for which the Administrative Agents or the Collateral Agent is entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(b)Second, to the payment of all other reasonable costs and expenses of such sale, collection or other realization including compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(c)Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the indefeasible payment in full in cash, pro rata, of interest, premium and other amounts constituting Obligations (other than principal and Reimbursement Obligations), any fees, premiums and scheduled periodic payments due under Specified Swap Agreements constituting Secured Obligations and any interest accrued thereon (other than to the extent payable in clause Fourth) and any fees and interest due under any Secured Cash Management Agreements constituting Secured Obligations, in each case equally and ratably in accordance with the respective amounts thereof then due and owing;

(d)Fourth, to the indefeasible payment in full in cash, pro rata, of the principal amount of the Obligations (including Reimbursement Obligations) and any breakage, termination or other payments under Specified Swap Agreements constituting Secured Obligations and any interest accrued thereon and the principal amount owing under Secured Cash Management Agreements constituting Secured Obligations; and

(e)Fifth, the balance, if any, to the Person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (e) of this Section 8.2, the Loan Parties shall remain liable, jointly and severally, for any deficiency.

SECTION 9

THE AGENTS

9.1Appointment and Authority

.  Each of the Lenders and the Issuing Lenders hereby irrevocably appoints (x) Morgan Stanley Senior Funding, Inc. to act on its behalf as the General Administrative Agent, the Term Loan Facility Administrative Agent and the Collateral Agent hereunder and under the other Loan Documents and (y) Truist Bank to act on its behalf as the Revolving Facility Administrative Agent and authorizes such Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agents by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Section are solely for the benefit of the Administrative Agents, the Collateral Agent, the Lenders and the Issuing Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. The Lenders hereby authorize the Collateral Agent and the Administrative Agents to enter into any First Lien Intercreditor Agreement, any Junior Lien Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement and any such intercreditor agreement is binding upon the Lenders.  The General Administrative Agent may effect any amendment or supplement to any First Lien Intercreditor Agreement, any Junior Lien Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this

Agreement that is for the purpose of adding the holders of Permitted First Priority Refinancing Debt, Permitted Second Priority Refinancing Debt, Permitted Incremental Equivalent Debt or Permitted Other Debt permitted to be incurred under this Agreement, as expressly contemplated by the terms of such First Lien Intercreditor Agreement, such Junior Lien Intercreditor Agreement or such other intercreditor agreement or arrangement permitted under this Agreement, as applicable. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to any Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Requirement of Law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.2Rights as a Lender

.  Each Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Person serving as an Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

9.3Exculpatory Provisions

.  No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, no Agent:

(i)shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that such Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity.

No Agent shall be liable for any action taken or not taken by it (x) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.1 and 11.1) or (y) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  No Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent in writing by the Borrower, a Lender or an Issuing Lender.

No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the validity, perfection and priority of any Lien purported to be created by the Loan Documents or the value or sufficiency of the Collateral or (vi) the satisfaction of any condition set forth in Section 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.  No Administrative Agent shall be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders.  Without limiting the generality of the foregoing, no Administrative Agent shall (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (ii) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender.

9.4Reliance by Agent

.  Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, amendment, increase, reinstatement or renewal of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, the applicable Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Lender unless the applicable Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit.  Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.5Delegation of Duties

.  Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by such Agent.  Each Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Section shall apply to any such sub‑agent and to the Related Parties of each Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent. No Administrative Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the applicable Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub‑agents.

9.6Resignation of Agent

.

(a)Each Agent may at any time give notice of its resignation to the Lenders, the Issuing Lenders, the other Administrative Agents and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to) on behalf of the Lenders and the Issuing Lender, appoint a successor Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender or a Disqualified Lender.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)With effect from the Resignation Effective Date (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders or the Issuing Lenders under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed) and (2) for any indemnity payments owed to the retiring Agent, all payments, communications and determinations provided to be made by, to or through an Agent shall instead be made by or to each Lender and each Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above in this paragraph.  Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent (other than any rights to indemnity payments owed to the retiring Agent), and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan

Documents (if not already discharged therefrom as provided above in this paragraph).  The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 9 and Section 11.5 shall continue in effect for the benefit of such retiring Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

9.7Non-Reliance on Agent and Other Lenders

.  Each Lender and each Issuing Lender acknowledges that it has, independently and without reliance upon any Agent, any Issuing Lender or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon any Agent, any Issuing Lender or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Each Lender and each Issuing Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and certain other facilities set forth herein and (ii) it is engaged in making, acquiring or holding commercial loans, issuing or participating in letters of credit or providing other similar facilities in the ordinary course and is entering into this Agreement as a Lender or Issuing Lender for the purpose of making, acquiring or holding commercial loans, issuing or participating in letters of credit and providing other facilities set forth herein as may be applicable to such Lender or Issuing Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and each Issuing Lender agrees not to assert a claim in contravention of the foregoing. Each Lender and each Issuing Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire or hold commercial loans, issue or participate in letters of credit and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Lender, and either it, or the Person exercising discretion in making its decision to make, acquire or hold such commercial loans, issue or participate in letters of credit or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans, issue or participate in letters of credit or providing such other facilities.

9.8No Other Duties, etc

.  Anything herein to the contrary notwithstanding, none of the Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the General Administrative Agent, the Term Loan Facility Administrative Agent, the Revolving Facility Administrative Agent, the Collateral Agent, a Lender or an Issuing Lender hereunder.

9.9Withholding Tax

.  To the extent required by any applicable Requirement of Law, the applicable Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax.  If the Internal Revenue Service or any other Governmental Authority of the United States or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender shall, within 10 days after written demand therefor, indemnify and hold harmless the applicable Administrative Agent (to the extent that such Administrative Agent has not already been reimbursed by the Loan Parties pursuant to Section 2.19 and without limiting or expanding the obligation of the Loan Parties to do so) from and against all amounts paid, directly or indirectly, by such Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the applicable Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the applicable Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document or from any other sources against any amount due such Administrative Agent under this Section 9.9.  The agreements in this Section 9.9 shall survive the resignation or replacement of the applicable Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the payment of the Loans and all other amounts payable under any Loan Document.  For purposes of this Section 9.9, the term “Lender” shall include any Issuing Lender and any Swingline Lender.

9.10Agents May File Proofs of Claim

.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, each Administrative Agent (irrespective of whether the principal of any Loan or LC Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether such Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders and each Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lenders and each Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lenders and each Administrative Agent under Section 11.5) allowed in such judicial proceeding; and

(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Lender to make such payments to such Administrative Agent and, in the event that such Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lenders, to pay to such Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of such Administrative Agent and its agents and counsel, and any other amounts due such Administrative Agent under Section 11.5.

9.11Certain ERISA Matters.

(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agents and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)such other representation, warranty and covenant as may be agreed in writing between the applicable Administrative Agent, in its sole discretion, and such Lender.

(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agents and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that no Administrative Agent is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agents under this Agreement, any Loan Document or any documents related hereto or thereto).

9.12Erroneous Payment.

(a)If any Administrative Agent notifies a Lender, Issuing Lender or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Lender or Secured Party such Lender or Issuing Lender (any such Lender, Issuing Lender, Secured Party or other recipient, a “Payment Recipient”) that such Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from such Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of such Administrative Agent, and such Lender, Issuing Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to such Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to such Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by such Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the applicable Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)Without limiting immediately preceding clause (a), each Lender, Issuing Lender or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Lender or Secured Party such Lender or Issuing Lender, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from any Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by such Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by such Administrative Agent (or any of its Affiliates), or (z) that such Lender, Issuing Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i)(A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from such Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)such Lender, Issuing Lender or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify such Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying such Administrative Agent pursuant to this Section 9.12(b).

(c)Each Lender, Issuing Lender or Secured Party hereby authorizes each Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Lender or Secured Party under any Loan Document, or otherwise payable or distributable by any Administrative Agent to such Lender, Issuing Lender or Secured Party from any source, against any amount due to such Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d)In the event that an Erroneous Payment (or portion thereof) is not recovered by any Administrative Agent for any reason, after demand therefor by such Administrative Agent in accordance with immediately preceding clause (a), from any Lender or Issuing Lender that has received such Erroneous Payment (or portion thereof) (or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon such Administrative Agent’s notice to such Lender or Issuing Lender at any time, (i) such Lender or Issuing Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as such Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment  Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest, and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to electronic communications as to which the applicable Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender or Issuing Lender shall deliver any Notes evidencing such Loans to the Borrower or the applicable Administrative Agent, (ii) the applicable Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the applicable Administrative Agent as the assignee Lender shall become a Lender or Issuing Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning Issuing Lender shall cease to be a Lender or Issuing Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments, which shall survive as to such assigning Lender or assigning Issuing Lender and (iv) the applicable Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The applicable Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or Issuing Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the applicable Administrative Agent shall retain all other rights, remedies and claims against such Lender or Issuing Lender (or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or Issuing Lender and such Commitments shall remain available in accordance with the terms of this Agreement.  In addition, each party hereto agrees that, except to the extent that the applicable Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the applicable Administrative Agent may be equitably subrogated, the applicable Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, Issuing Lender or Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e)The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the applicable Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment.

(f)To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to  an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-

off or recoupment with respect to any demand, claim or counterclaim by any Administrative Agent for the return of any Erroneous Payment received, including waiver of any defense based on “discharge for value” or any similar doctrine.

(g)Each party’s obligations, agreements and waivers under this Section 9.12 shall survive the resignation or replacement of an Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

SECTION 10

GUARANTEE

10.1The Guarantee

.  The Guarantors hereby jointly and severally guarantee, as a primary obligor and not as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) on the Loans made by the Lenders to, and the Notes held by each Lender of, Borrower, and all other Secured Obligations from time to time owing to the Secured Parties, including by any Loan Party under or in respect of any Loan Document, Specified Swap Agreement or Secured Cash Management Agreement, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”; provided that Guaranteed Obligations shall exclude any Excluded Swap Obligations).  The Guarantors hereby jointly and severally agree that if Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

10.2Obligations Unconditional

.  The obligations of the Guarantors under Section 10.1 shall constitute a guaranty of payment and to the fullest extent permitted by applicable Requirements of Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (except for payment in full).  Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder, which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i)at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii)any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii)the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv)any Lien or security interest granted to, or in favor of, any Issuing Lender or any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected;

(v)the release of any other Guarantor pursuant to Section 10.9;

(vi)any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Loan Party; or

(vii)any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Loan Party.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.  The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee.  This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other Person at any time of any right or remedy against Borrower or against any other Person that may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto.  This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time since the Closing Date there may be no Guaranteed Obligations outstanding.

10.3Reinstatement

.  The obligations of the Guarantors under this Section 10 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

10.4Subrogation; Subordination

.  Each Guarantor hereby agrees that until the indefeasible payment and satisfaction in full in cash of all Guaranteed Obligations (other than contingent indemnification obligations for which no claim has been made) and the expiration and termination of the Commitments of the Lenders under this Agreement it shall not assert or exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 10.1, whether by subrogation or otherwise, against Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.  Any Debt of any Loan Party permitted pursuant to Section 7.2(d) shall be subordinated to such Loan Party’s Secured Obligations in the manner set forth in the Intercompany Note evidencing such Debt.

10.5Remedies

.  The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.1 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.1) for purposes of Section 10.1, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 10.1.

10.6Instrument for the Payment of Money

.  Each Guarantor hereby acknowledges that the guarantee in this Section 10 constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

10.7Continuing Guarantee

.  Subject to Section 11.14, the guarantee in this Section 10 is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

10.8General Limitation on Guaranteed Obligations

.  If in any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer law or regulation, or other law affecting the rights of creditors generally, the obligations of any Guarantor under Section 10.1 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 10.1, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors.

10.9Release of Guarantors

.  If, in compliance with the terms and provisions of the Loan Documents, (x) all of the Capital Stock of any Guarantor is sold or otherwise transferred (a “Transferred Guarantor”) to a Person or Persons, none of which is Borrower or a Restricted Subsidiary or (y) such Guarantor becomes an Excluded Subsidiary, then such Transferred Guarantor or Excluded Subsidiary shall, upon the consummation of such sale or transfer, or if the Transferred Guarantor would qualify as an Excluded Subsidiary upon the consummation of such sale or transfer, upon becoming an Excluded Subsidiary, as applicable, be released from its obligations under this Agreement (including under Section 11.5 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document and the pledge of such Capital Stock of such Transferred Guarantor to the Collateral Agent pursuant to the Security Agreement shall be released, and the Collateral Agent shall take such actions as are necessary to effect each such release in accordance with the relevant provisions of the Security Documents within no more than 30 days from notice to the Collateral Agent of such transfer.

10.10Keepwell

.  Each Loan Party that is a Qualified ECP Guarantor, at the time the guaranty or the grant of the security interest hereunder and under the other Loan Documents, in each case, by any Specified Loan Party, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under its guarantee and the other Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Section 10 voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 10.10 shall remain in full force and effect until the Guaranteed Obligations have been indefeasibly paid and performed in full. Each Qualified ECP Guarantor intends this Section 10.10 to constitute, and this Section 10.10 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

SECTION 11

MISCELLANEOUS

11.1Amendments and Waivers

.  Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.1.  The Required Lenders and each Loan Party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the General Administrative Agent or the Collateral Agent, as applicable, and each Loan Party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents or (b) waive, on such terms and conditions as the Required Lenders or the General Administrative Agent or the Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default and its consequences; provided, however, pursuant to Section 2.26, the Commitments and the Total Revolving Extensions of Credit of a Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder; provided, further, that no such waiver and no such amendment, supplement or modification shall (i) reduce or forgive the principal amount or extend the final scheduled date of maturity of any

Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest, premium or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment under the applicable Revolving Facility or increase the maximum duration of Interest Periods hereunder or alter the provisions of Section 8.2 (it being understood that if additional Classes of Term Loans or additional Loans under this Agreement consented to by the Required Lenders or additional Loans pursuant to Section 2.24 are made, such new Loans being included on a pro rata basis within Section 8.2 shall not be considered an alteration thereof), in each case without the written consent of each Lender directly affected thereby (but without requiring the consent of the Required Lenders); (ii) (A) modify Section 2.17 or 8.2 or any other provision hereof in a manner that would have the effect of altering the ratable reduction of Commitments or the pro rata sharing of payments otherwise required hereunder, (B) subordinate, or have the effect of subordinating, the Obligations hereunder to any other Debt or other obligation, or (C) subordinate, or have the effect of subordinating, the Liens securing the Obligations to Liens securing any other Debt or other obligation, in each case, without the prior written consent of each Lender directly affected thereby; (iii) reduce any percentage specified in the definition of “Required Lenders,” consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, or, except as provided in the Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their guarantee under Section 10, in each case without the written consent of all Lenders (it being understood that lenders added pursuant to Section 2.24 or lenders under additional Classes of Term Loans or additional Loans under this Agreement consented to by the Required Lenders being included in such definition shall not be deemed to require the written consent of all Lenders); (iv) amend, modify or waive any provision of Section 2.17 without the written consent of the Majority Facility Lenders in respect of each Facility adversely affected thereby; (v) reduce the percentage specified in the definition of “Majority Facility Lenders” with respect to any Facility without the written consent of all Lenders under such Facility; (vi) change the application of prepayments as among or between Facilities under Section 2.11(c) and (d) without the written consent of the Majority Facility Lenders of each Facility that is being allocated a lesser prepayment as a result thereof (it being understood that if additional Classes of Term Loans or additional Loans under this Agreement consented to by the Required Lenders or additional Loans are incurred pursuant to Section 2.24, such new Loans may be included on a pro rata basis in the various prepayments required pursuant to Section 2.11); (vii) expressly change or waive any condition precedent in Section 5.2 to any extension of credit under the Revolving Facility without the written consent of the Majority Facility Lenders with respect to the applicable Revolving Facility (but without requiring the consent of the Required Lenders); (viii) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent; (ix) amend, modify or waive any provision of Section 2.6 or 2.7 without the written consent of the Swingline Lender; (x) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lenders; (xi) amend, modify or waive the Financial Covenant or any defined term (or component defined term) used therein) (but only to the extent as used therein) (or any Default or Event of Default or exercise of remedies by the Majority Facility Lenders with respect to the Revolving Facility in respect or as a result thereof) without the written consent of the Majority Facility Lenders with respect to the Revolving Facility, or (xii) amend, modify or waive any provision of this Section 11.1 without the written consent of each Lender.   Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agents and all future holders of the Loans.  In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default, or impair any right consequent thereon.  Notwithstanding the foregoing, amendments to or waivers of any other terms or provisions relating solely to the Revolving Facility (including the waiver of conditions to borrowings, amendments and waivers related to pricing and other modifications affecting only the Revolving  Facility, but not increases in the amount of Revolving Commitments) will require only the written approval of the Majority Facility Lenders with respect to the Revolving Facility (or each Revolving Lender to the extent the applicable amendment, waiver or modification would otherwise require the consent of each Revolving Lender), the Revolving Facility Administrative Agent, the Swingline Lender (if applicable pursuant to clause (ix) of this paragraph), the Issuing Lenders (if applicable pursuant to clause (x) of this paragraph) and the Borrower.

Without the consent of any other Person, the applicable Loan Party or Parties and the General Administrative Agent or the Collateral Agent may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect, any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable Requirements of Law.

If, in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by this Section that requires the consent of all of the Lenders affected, the consent of more than 50% of the Lenders whose consent is required is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right to replace all, but not less than all, of such non-consenting Lenders (so long as all non-consenting Lenders are so replaced) with one or more Persons pursuant to Section 2.22 so long as at the time of such replacement each such new Lender consents to the proposed change, waiver, discharge or termination.

11.2Notices.

(a)Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)if to a Loan Party, to the Borrower at Tivity Health, Inc., 701 Cool Springs Boulevard, Franklin, TN 37067, Attention of Chief Financial Officer (Telecopy No. (629) 228-0005; Email: adam.holland@tivityhealth.com), with a copy to Tivity Health, Inc., 701 Cool Springs Boulevard, Franklin, TN 37067, Attention of Chief Legal Officer (Telecopy No. (629) 228-0013; Email: ray.bilbao@tivityhealth.com);

(ii)if to the Term Loan Facility Administrative Agent or the General Administrative Agent, Morgan Stanley Senior Funding, Inc., 1300 Thames Street, 4th Floor, Thames Street Wharf, Baltimore, MD  21231, Attention:  Collateral Agent (Email for Borrowers:  Agency.borrowers@morganstanley.com; Email for Lenders:  MSAGENCY@morganstanley.com; Email for data site postings:  Borrower.Documents@morganstanley.com; Group Hotline:  (917) 260-0588)

(iii)or the Collateral Agent, Morgan Stanley Senior Funding, Inc., 1300 Thames Street, 4th Floor, Thames Street Wharf, Baltimore, MD  21231, Attention:  Collateral Agent (Email:  DOCS4LOANS@morganstanley.com);

(iv)if to the Revolving Facility Administrative Agent or the Swingline Lender, Truist Bank, 3333 Peachtree Road NE, 7th Floor, Atlanta, Georgia 30326; Attention:  Tivity Health Account Manager (Facsimile:  (404) 926-5173), with a copy (which shall not constitute notice) to Truist Bank, Agency Services, 303 Peachtree Street, N.A. / 25th Floor, Atlanta, Georgia 30308, Attention:  Agency Services (Facsimile:  (404) 495-2170; Email: agency.services@truist.com); and

(v)if to any other Lender or Issuing Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(c)Electronic Communications.  Notices and other communications to the Lenders and the Issuing Lenders hereunder may (subject to Section 11.2(d)) be delivered or furnished by electronic communication

(including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any Issuing Lender pursuant to Section 2 if such Lender or such Issuing Lender, as applicable, has notified the applicable Administrative Agent that it is incapable of receiving notices under such Section by electronic communication.  Any Administrative Agent, the Collateral Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it (including as set forth in Section 11.2(d)); provided that approval of such procedures may be limited to particular notices or communications.

Unless an Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(d)Posting.  Each Loan Party hereby agrees that it will provide to the General Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agents pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Loan or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement or any borrowing or other extension of credit hereunder (all such non-excluded communications, collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the General Administrative Agent at borrower.documents@morganstanley.com or at such other e-mail address(es) provided to the Borrower from time to time or in such other form, including hard copy delivery thereof, as the General Administrative Agent shall require.  In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agents in the manner specified in this Agreement or any other Loan Document or in such other form, including hard copy delivery thereof, as the Administrative Agents shall require.  Nothing in this Section 11.2 shall prejudice the right of the Agents, any Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as any such Agent shall require.

To the extent consented to by any Administrative Agent in writing from time to time, such Administrative Agent agrees that receipt of the Communications by such Administrative Agent at its e-mail address(es) set forth above shall constitute effective delivery of the Communications to such Administrative Agent for purposes of the Loan Documents; provided that the Borrower shall also deliver to such Administrative Agent an executed original of each Compliance Certificate required to be delivered hereunder.

Each Loan Party further agrees that any Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”).  The Platform is provided “as is” and “as available.”  The Agents do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent in connection with the Communications or the Platform.  In no event shall any Administrative Agent or any of its Related Parties have any liability to the Loan Parties, any Lender or any other Person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or any Administrative Agent’s transmission of communications through the Internet, except to the extent the liability of such Person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Person’s gross negligence or willful misconduct.

11.3No Waiver; Cumulative Remedies

.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4Survival

.  All covenants, agreements, representations and warranties made by the Loan Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.18, 2.19, 2.20 and 11.5 and Section 9 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the resignation or replacement of the applicable Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

11.5Expenses; Limitation of Liability; Indemnity; Etc.

(a)Expenses.  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by each Agent and their respective Affiliates, including the reasonable fees, charges and disbursements of one primary outside counsel, one special counsel, if applicable, and one local counsel in each applicable jurisdiction, for such Agent, in connection with the syndication of the credit facilities provided for herein and the preparation and administration of this Agreement, the Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by any Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender, including the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for any Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided that, in the case of counsel, such fees, charges and disbursement shall be limited to the reasonable and documented out-of-pocket fees, charges and disbursements of one primary outside counsel, one special counsel, if applicable, and one local counsel in each applicable jurisdiction for any Administrative Agent and one outside counsel, one special counsel, if applicable, and one local counsel in each applicable jurisdiction for the Lenders taken as a group (unless there is an actual or perceived conflict of interest in which case each such other Lender may retain its own counsel); provided, further, that the Borrower shall not be obligated to pay legal fees and expenses incurred pursuant to clauses (i) and (ii) above in connection with the syndication of the credit facilities or the preparation of the Loan Documents prior to the initial Credit Extension.

(b)Limitation of Liability.  To the extent permitted by applicable law (i) the Borrower and any Loan Party shall not assert, and the Borrower and each Loan Party hereby waives, any claim against any Agent, any Issuing Lender and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet), and (i) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the

Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing in this Section 11.5(b) shall relieve the Borrower and each Loan Party of any obligation it may have to indemnify an Indemnitee, as provided in Section 11.5(c), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(c)Indemnity. The Borrower shall indemnify each Agent (or any sub-agent thereof), each Issuing Lender and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all Liabilities and related expenses, including the reasonable and documented out-of-pocket fees, charges and disbursements of counsel for any Indemnitee (limited to the reasonable and documented out-of-pocket fees, charges and disbursements of one primary outside counsel, one special counsel, if applicable, and one local counsel in each applicable jurisdiction for all Indemnitees taken as a group (unless there is an actual or perceived conflict of interest in which case each such other Indemnitee may retain its own counsel)), incurred by or asserted against any Indemnitee arising out of, in connection with or as a result of (i) the execution or delivery of this Agreement, any Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release or threatened Release of Hazardous Materials at, on, under or from any property owned or operated by any Restricted Company, any Environmental Liability related in any way to any Restricted Company, or (iv) any actual or prospective Proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, regardless of whether brought by a third party or by a Loan Party, its affiliates, equity holders, security holders or creditors and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Liabilities or related expenses (a) are determined by a court of competent jurisdiction by final and non-appealable judgment (i) to have arisen from the material breach by such Indemnitee or of any Affiliate of such Indemnitee of this Agreement or any other Loan Document or (ii) to have been incurred by reason of the gross negligence or willful misconduct of such Indemnitee or of any Affiliate of such Indemnitee or (b) resulted from any dispute solely among Indemnitees; provided further that, if any Indemnitee shall receive indemnification that is later disallowed by this proviso, it shall promptly repay to the Borrower any such funds.  This Section 11.5(c) shall not apply to Taxes, other than Taxes that represent liabilities, losses, damages, etc., resulting from a non-Tax claim.

(d)Lender Reimbursement.  Each Lender severally agrees to pay any amount required to be paid by the Borrower under paragraphs (a), (b) or (c) of this Section 11.5 to each Agent, each Issuing Lender and each Swingline Lender, and each Related Party of any of the foregoing Persons (each, an “Agent-Related Person”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentage in effect on the date on which such payment is sought under this Section (or, if such payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentage immediately prior to such date), and agrees to indemnify and hold each Agent-Related Person harmless from and against any and all Liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that the unreimbursed expense or Liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such; provided further that no Lender shall be liable for the payment of any portion of such Liabilities, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted primarily from such Agent-Related Party’s gross negligence or willful misconduct.  The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(e)No Indemnitee referred to in paragraph (c) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(f)All amounts due under this Section shall be payable promptly after written demand therefor (together with backup documentation supporting such reimbursement request).

11.6Successors and Assigns; Participations and Assignments.

(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of any Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Lender that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agents, the Issuing Lenders and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than the Borrower or any of its Affiliates or a natural person) (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)the Borrower; provided that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund or, if an Event of Default under Section 8.1(a), 8.1(b) or 8.1(g) has occurred and is continuing, any other Person (other than a Disqualified Lender); provided, further, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Applicable Facility Agent within five (5) Business Days after having received notice thereof;

(B)the Applicable Facility Agent; provided that (i) no consent of the Term Loan Facility Administrative Agent shall be required for an assignment of a Term Loan or a Term Loan Commitment to a Lender, an affiliate of a Lender or an Approved Fund and (ii) no consent of the Revolving Facility Administrative Agent shall be required for an assignment of a Revolving Loan or a Revolving Commitment to a Revolving Lender, an affiliate of a Revolving Lender or an Approved Fund of a Revolving Lender; and

(C)the Issuing Lenders and the Swingline Lender; provided that no consent of the Issuing Lenders or the Swingline Lender shall be required for an assignment of all or any portion of a Term Loan.

(ii)Assignments shall be subject to the following additional conditions:

(A)except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the applicable Administrative Agent) shall not be less than $5,000,000 (or, in the case of the Term Loan Facility, $1,000,000) unless each of the Borrower and the applicable Administrative Agent otherwise consents; provided that (1) no such consent of the Borrower shall be required if an Event of Default under Section 8.1(a), (b) or (g) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Facility;

(C)the parties to each assignment shall execute and deliver to the applicable Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (provided that the applicable Administrative Agent may waive such fee in its sole discretion);

(D)the Assignee, if it shall not be a Lender, shall deliver to the applicable Administrative Agent an Administrative Questionnaire; and

(E)the Assignee shall not be a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), a Defaulting Lender, the Borrower, any Subsidiary or any other Affiliate of the Borrower.

For the purposes of this Section 11.6, the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 11.5).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)Each Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and interest amounts) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agents, the Issuing Lenders and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Agents, the Borrower, and with respect to its own positions, any Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section 11.6, the applicable Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.7(b) or (c), 2.17(e), 3.4, 3.5 or 11.5, such Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)(i) Any Lender may, without the consent of the Borrower, the Administrative Agents, the Issuing Lenders or the Swingline Lender, sell participations to one or more banks or other entities (other than a Disqualified Lender) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agents, the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the second proviso to the third sentence of Section 11.1 and (2) directly affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19 and 2.20 (subject to the requirements and limitations of such Sections, including Section 2.19(e)), and shall be subject to Section 2.21, to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section (provided that any documentation required to be provided pursuant to Section 2.19(e) shall be provided solely to the participating Lender).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.7(b) as though it were a Lender; provided such Participant shall be subject to Section 11.7(a) as though it were a Lender.  Notwithstanding the foregoing, each Loan Party and the Lenders acknowledge and agree that the Administrative Agents shall not have any responsibility to determine the compliance of any Lender with the requirements of this Section 11.6(c) (it being understood that each Lender shall be responsible for ensuring its own compliance with the requirements of this Section).

(i)A Participant shall not be entitled to receive any greater payment under Section 2.18 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to a greater payment arises as a result of a Change in Law after the date the Participant acquired the participation.

(ii)Each Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a register on which it enters the names and addresses of each Participant and the principal amounts (and interest amounts) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive, and such Lender shall treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

(d)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or similar central banking authority, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e)[Reserved].

(f)The Borrower, at its sole expense and upon receipt of written notice from the relevant Lender, agrees to issue Note(s) to any Lender requiring Note(s) to facilitate transactions of the type described in this Section 11.6.

11.7Adjustments; Set-off.

(a)Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8.1(g), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender may have.

(c)Notwithstanding the provisions of this Agreement (including Section 11.7(b)), if at any time any Lender, any Issuing Lender or any of their respective Affiliates maintains one or more deposit accounts for the Borrower or any Guarantor into which Medicare or Medicaid receivables are deposited, such Lender or Issuing Lender or their applicable Affiliate hereby waives the right of setoff set forth herein as to such deposit accounts.

11.8Counterparts; Integration; Effectiveness

.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 5.1, this Agreement shall become effective when it shall have been executed by the Administrative Agents and when the Administrative Agents shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement. The words “delivery,” “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including Assignment and Assumptions, amendments or other modifications, Borrowing Requests, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the General Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.9Severability

.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.10WAIVER OF JURY TRIAL

.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR

RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.11GOVERNING LAW

.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF).

11.12Submission to Jurisdiction; Waivers

.  Each party hereby irrevocably and unconditionally:

(a)submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, New York County, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b)consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same and agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law;

(c)agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 11.2 or at such other address of which the General Administrative Agent shall have been notified pursuant thereto;

(d)agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

11.13Acknowledgments

.  Each of the Loan Parties hereby acknowledges that:

(a)it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)none of the Administrative Agents or the Collateral Agent nor any Lender has any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agents, the Collateral Agent and Lenders, on one hand, and the Loan Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Loan Parties and the Lenders.

11.14Releases of Guarantees and Liens.

(a)Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Collateral Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 11.1) to take any action requested by the Borrower having the effect of releasing any Collateral or any Guarantor (i) if such Person becomes an Excluded Subsidiary or ceases to be a Subsidiary as a result of a transaction or designation permitted hereunder or in accordance with Section 10.9; provided that, no such release shall occur if such Guarantor continues to be a guarantor in respect of any Permitted Incremental Equivalent Debt, Permitted Other Debt or any Credit Agreement Refinancing Debt, (ii) with (A) in connection with the sale of such Collateral, in each case, to a Person or Persons, none of which is the Borrower or a Guarantor, in compliance with the terms and provisions of the Loan Documents or (B) a transaction that has been consented to in accordance with Section 11.1 or (iii) under the circumstances described in paragraph (b) below.

(b)At such time as the Loans, the LC Disbursements and the Secured Obligations (other than obligations under or in respect of Specified Swap Agreements as to which arrangements satisfactory to the Specified Swap Provider have been made, Secured Obligations under Secured Cash Management Agreements as to which arrangements satisfactory to the applicable Cash Management Bank have been made and contingent indemnification obligations for which no claim has been made) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released automatically from the Liens created by the Security Documents, and the Loan Documents and all obligations (other than those expressly stated to survive such termination) of the Collateral Agent and each Loan Party under the Loan Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

(c)No Cash Management Bank or Specified Swap Provider in its respective capacity as such shall have any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under this Agreement.  By accepting the benefits of the Collateral, each Cash Management Bank and Specified Swap Provider agrees that the Administrative Agents and Collateral Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Specified Swap Agreements and Secured Cash Management Agreements, unless such Administrative Agent or Collateral Agent, as applicable, has received written notice of such Secured Obligations, together with such supporting documentation as such Administrative Agent or Collateral Agent, as applicable, may request from the applicable Cash Management Bank or Specified Swap Provider.

(d)By accepting the benefits of the Collateral, each Cash Management Bank and Specified Swap Provider (i) appoints the Collateral Agent as its agent under the applicable Loan Documents and (ii) agrees to be bound by the provisions of Sections 11.5, 11.11, 11.12 and 11.14 as if it were a Lender.

11.15Confidentiality

.  Each of the Administrative Agents, the Collateral Agent, the Issuing Lenders and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors who need to know such information in connection with the transactions contemplated hereby (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and provided that the Administrative Agents, the Collateral Agent, the Issuing Lenders and the Lenders shall be responsible for their and their Affiliates’ respective directors’, officers’, employees’ and agents’ compliance with this paragraph), (b) to the extent requested by any regulatory or self-regulatory authority having jurisdiction over such Person (in which case such Person agrees, except with respect to any audit or examination conducted by bank accountants or any Governmental Authority or regulatory or self-regulatory authority exercising examination or regulatory authority, to inform the Borrower promptly thereof prior to disclosure and use commercially reasonable efforts to ensure that any such Information so disclosed is afforded confidential treatment), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case such Person agrees, to the extent permitted by law, to inform the Borrower promptly thereof prior to disclosure and use commercially reasonable efforts to ensure that any such Information so disclosed is afforded confidential treatment), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section and obligating the recipient of any Information to keep such Information confidential, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any pledgee or prospective pledgee referred to in Section 11.6(d) or (iii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the written consent of the Borrower, (h) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or any Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to any Facility or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or any other confidentiality obligations owing to the Borrower or its affiliates that are known to the disclosing party or (y) becomes available to any Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender on a nonconfidential basis from a source other than the Borrower that is not, to such Person’s knowledge, subject to any contractual or fiduciary confidentiality obligations owing to the Borrower or its affiliates.  For the purposes of this Section, “Information” means all non-public information received from the Borrower relating to the Borrower or its business that is identified as confidential by the Borrower, other than any such information that is available to any Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender on a nonconfidential basis prior to disclosure by the Borrower from a source other than the Borrower that is not, to such Person’s knowledge, subject to any contractual or fiduciary confidentiality obligations owing to the Borrower or its affiliates.  In addition, each Agent and each Lender may disclose the existence of this Agreement and information about this Agreement, on an as-needed basis, to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement and the other Credit Documents.

11.16Headings

.  Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

11.17USA PATRIOT Act

.  Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

11.18Interest Rate Limitation

.  Notwithstanding anything herein to the contrary, if at any time the interest applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan or otherwise limited under applicable law (collectively, the “Charges”), shall exceed the maximum lawful amount (the “Maximum Amount”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Amount and in the event of any increase in the Maximum Amount, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall, to the extent lawful, be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall, to the extent lawful, be increased (but not above the Maximum Amount) until such cumulated amount shall have been received by such Lender.

11.19Third Party Beneficiary

.  None of the provisions contained in this Agreement are intended by the parties hereto, nor shall they be deemed, to confer any benefit on any Person not a party to this Agreement other than, to the extent provided herein, any Indemnitee or Secured Party.  The representations and warranties of the Loan Parties contained herein are provided for the benefit of each Administrative Agent, the Collateral Agent, each Issuing Lender and each of the Lenders and their respective successors and permitted assigns in accordance herewith, and are not being provided for the benefit of any other Person (which other Person shall include, for this purpose, without limitation, any shareholder of any Loan Party).

11.20Acknowledgment and Consent to Bail-In of Affected Financial Institutions

.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

11.21Acknowledgment Regarding Any Supported QFCs

.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York or of the United States or any other state of the United States):

(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support

(b)As used in this Section 11.21, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:  (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

11.22No Advisory or Fiduciary Responsibility

.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) no fiduciary, advisory or agency relationship between the Borrower and its Subsidiaries and any Agent, any Issuing Lender, any Swingline Lender or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether any Agent, any Issuing Lender, any Swingline Lender or any Lender has advised or is advising the Borrower or any Subsidiary on other matters, (ii) the arranging and other services regarding this Agreement provided by the Agents, the Issuing Lenders, the Swingline Lenders and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Agents, the Issuing Lenders, the Swingline Lenders and the Lenders, on the other hand, (iii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate and (iv) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b)(i) each Agent, Issuing Lender, Lender and Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person, (ii) none of the Agents, the Issuing Lenders, the Swingline Lenders or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents and (iii) the Agents, the Issuing Lenders, the Swingline Lenders and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Agents, the Issuing Lenders, the Swingline Lenders and the Lenders has any obligation to disclose any of such interests to the Borrower or its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against any of the Agents, the Issuing Lenders, the Swingline Lenders and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

TIVITY HEALTH, INC.

By:	/s/ Adam C. Holland
Name:	Adam C. Holland
Title:	Chief Financial Officer

TIVITY HEALTH SERVICES, LLC
TIVITY HEALTH SUPPORT, LLC

By:	/s/ Adam C. Holland
Name:	Adam C. Holland
Title:	President

WHOLEHEALTH NETWORKS, INC.

By:	/s/ James Brady
Name:	James Brady
Title:	President and Chief Executive Officer

TIVITY HEALTH ADMINISTRATIVE CENTER, L.P.

By:	Tivity Health Support, LLC, its sole general partner

By:	/s/ Adam C. Holland
Name:	Adam C. Holland
Title:	President

[Signature Page to Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC., as General Administrative Agent, Term Loan Facility Administrative Agent and Collateral Agent

By:	/s/ Vanessa Roberts
Name:	Vanessa Roberts
Title:	Managing Director

[Signature Page to Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC., as a Lender and as an Issuing Lender

By:	/s/ Vanessa Roberts
Name:	Vanessa Roberts
Title:	Managing Director

[Signature Page to Credit Agreement]

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Vanessa Roberts
Name:	Vanessa Roberts
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

TRUIST BANK., as Revolving Facility Administrative Agent and Swingline Lender

By:	/s/ James W. Ford
Name:	James W. Ford
Title:	Managing Director

[Signature Page to Credit Agreement]

TRUIST BANK., as a Lender and as an Issuing Lender

By:	/s/ James W. Ford
Name:	James W. Ford
Title:	Managing Director

[Signature Page to Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH., as a Lender and as an Issuing Lender

By:	/s/ William O’Daly
Name:	William O’Daly
Title:	Authorized Signatory

By:	/s/ D. Andrew Maletta
Name:	D. Andrew Maletta
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

FIFTH THIRD BANK, NATIONAL ASSOCIATION, as a Lender and as an Issuing Lender

By:	/s/ Nathaniel Evett
Name:	Nathaniel Evett
Title:	Director

[Signature Page to Credit Agreement]

CITIZENS BANK, N.A., as an Issuing Lender

By:	/s/ Jack J. Euston
Name:	Jack J. Euston
Title:	Vice President - Healthcare

[Signature Page to Credit Agreement]